EXHIBIT 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

THE MICHAEL BRENNA 2015 IRREVOCABLE TRUST DATED 08/17/15,

THE TRUST U/A THIRD (E) OF THE LEO. A. BRENNA REVOCABLE TRUST
DATED 02/07/2014 GST EXEMPT TRUST F/B/O MICHAEL BRENNA, AND

THE TRUST U/A THIRD (E) OF THE LEO. A. BRENNA REVOCABLE TRUST
DATED 02/07/2014 NON GST EXEMPT TRUST F/B/O MICHAEL BRENNA

as Stockholders,

BREN-TRONICS, INC.
as the Company,
ENERSYS ADVANCED SYSTEMS INC.,

as Buyer
and

BARBARA DWORKIN

as the Sellers’ Representative

dated as of

May 2, 2024

i

ii

Exhibits
Exhibit A    Reorganization
Exhibit B    Form of Escrow Agreement
Exhibit C    Form of Joinder Agreement
Exhibit D    Real Property PSA

iii

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 2, 2024, is entered into by and among the Michael Brenna 2015 Irrevocable Trust Dated 08/17/15, the Trust U/A Third (E) of the Leo. A. Brenna Revocable Trust Dated 02/07/2014 GST Exempt Trust F/B/O Michael Brenna, and the Trust U/A Third (E) of the Leo. A. Brenna Revocable Trust Dated 02/07/2014 Non GST Exempt Trust F/B/O Michael Brenna (each, a “Stockholder” and collectively, “Stockholders”, and together with Seller (as defined below) following Seller’s execution of a Joinder Agreement, the “Selling Parties”), Bren-Tronics, Inc., a New York corporation (including Merger Sub as its successor-in-interest in connection with the Reorganization, following Merger Sub’s execution of a Joinder Agreement, the “Company”) and Enersys Advanced Systems Inc., a Delaware corporation (“Buyer”), and Barbara Dworkin, as the representative of the Selling Parties (the “Sellers’ Representative”).
RECITALS
WHEREAS, (i) at all times from its formation until the commencement of the Reorganization (as defined below), (i) the Company was and is intended to be treated as an “S corporation” within the meaning of Section 1361(a) of the Code for U.S. federal Income Tax purposes and corresponding provisions of applicable state Income Tax Law (an “S Corporation”), and (ii) prior to the Reorganization, the Stockholders collectively own all of the issued and outstanding Equity Interests, consisting of shares of common stock, no par value (the “Shares”), of the Company;
WHEREAS, Stockholders and the Company will adopt and implement a Plan of Reorganization, pursuant to which Stockholders will consummate the reorganization steps set forth on Exhibit A (the “Reorganization”);
WHEREAS, as a result of the Reorganization, immediately prior to the Closing Date, a newly formed corporation (“Seller”) will own all of the issued and outstanding Equity Interests of Merger Sub, as the successor by merger of the Company (the “Units”, together with the Shares, the “Company Equity”);
WHEREAS, for U.S. federal and applicable state Income Tax purposes, (i) the F-Reorganization (as defined in Exhibit A) contemplated by the Reorganization is intended to qualify as a reorganization under the provisions of Section 368(a)(1)(F) of the Code, consistent with Revenue Ruling 2008-18, 2008-113 C.B. 674, and (ii) as a result thereof, Seller will be treated as the continuation of the Company and succeeding to the Company’s election pursuant to Section 1362 of the Code to be treated as an S Corporation;
WHEREAS, following consummation of the Reorganization, the Stockholders will cause Seller and Merger Sub to each execute a Joinder Agreement;
WHEREAS, the Company owns all of the outstanding Equity Interests of each of Bren-Tronics IC-Disc, Inc., a New York corporation (“IC DISC”), and Bren-Tronics International

Solutions SARL, a French limited company (“BT International”, together with IC DISC, collectively, the “Company Subsidiaries”, and each, a “Company Subsidiary”, and together with the Company (which, for the avoidance of doubt, shall include Bren-Tronics, Inc. (prior to the consummation of the Reorganization) and Merger Sub (following the consummation of the Reorganization)), the “Company Group”);
WHEREAS, pursuant to the IC-DISC Distribution (as defined in Exhibit A), prior to the Closing Date, the Company shall distribute all of the issued and outstanding Equity Interests of IC DISC to Seller;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and material inducement to Buyer’s execution and delivery of this Agreement, each of the Real Property Stockholders has executed and delivered to Buyer the Real Property PSA (as defined below);
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and material inducement to Buyer’s execution and delivery of this Agreement, each of the Key Employees (as defined below) have executed and delivered to Buyer a Transition Notice (as defined below) and a Termination and Release Letter (as defined below);
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and material inducement to Buyer’s execution and delivery of this Agreement, Sylvain Lhuissier has executed and delivered to Buyer the Lhuissier Employment Documents (as defined below);
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and material inducement to Buyer’s execution and delivery of this Agreement, the Key Executives (as defined below) and Henry Paczkowski have executed and delivered to Buyer a Separation Agreement or Transition Agreement (each as defined below), as applicable; and
WHEREAS, following the Reorganization, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Units, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
The following terms have the meanings specified or referred to in this Article I:
“Accounting Principles” means GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Interim Financial Statements.
“Accounts Receivable” has the meaning set forth in Section 4.07(a).
“Adjustment Escrow Account” means the sub-account designated by the Escrow Agent as the “Adjustment Escrow Sub-Account” into which the Adjustment Escrow Amount is deposited with the Escrow Agent and held by it, subject to disbursement as provided in this Agreement and in the Escrow Agreement.
“Adjustment Escrow Amount” means $3,000,000.
“Adjustment Deficit Amount” has the meaning set forth in Section 2.04(d)(ii).
“Adjustment Surplus Amount” has the meaning set forth in Section 2.04(d)(i).
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Affiliate Agreement” means any Contract between or among (a) any member of the Company Group, on the one hand, and (b) (i) any Stockholder or any of its respective Affiliates, or (ii) any Related Party, on the other hand.
“Agreement” has the meaning set forth in the Preamble.
“Allocation Schedule” has the meaning set forth in Section 6.15(j)(i).
“Alternative Transaction” has the meaning set forth in Section 6.20.
“Audited Financial Statements” has the meaning set forth in Section 4.06(a).
“Authorized Updates” means updates that result from ordinary course day-to-day operations of the Business between the date hereof and Closing subject, if required, to the consent of Buyer as contemplated herein (such updates to include, by way of example, changes in non-executive personal, changes in day-to-day open purchase orders); provided that the consent of Buyer shall be required in order for a new purchase order or master purchase agreement in excess of $1 million or provides for a delivery period of at least twelve (12) months to be an Authorized Update; provided further that if Enersys does not respond within five (5) Business Days of receiving a written request for consent from the Company such consent shall be deemed to have been given.

“Benefit Plan” has the meaning set forth in Section 4.20(a).

“BT International” has the meaning set forth in the Recitals.
“Business” means the business of the Company Group as conducted as of the Closing Date and during the twelve (12) month period immediately preceding the Closing Date.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York or Pennsylvania are authorized or required by Law to be closed for business.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Benefit Plans” has the meaning set forth in Section 6.04(b).
“Buyer Return” has the meaning set forth in Section 6.15(c)(ii)A.
“Calculation Time” has the meaning set forth in Section 2.05.
“Cash” means, as of any date and time, the cash and cash equivalents reflected as cash and cash equivalents on a balance sheet of the Company Group as of such date and time, excluding Trapped Cash of the Company Group and outstanding as of such date and time, determined in accordance with the Accounting Principles.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.
“Claim Notice” has the meaning set forth in Section 8.05(a).
“Closing” has the meaning set forth in Section 2.05.
“Closing Date” has the meaning set forth in Section 2.05.
“Closing Date Cash” has the meaning set forth in Section 2.04(b).
“Closing Date Debt” has the meaning set forth in Section 2.04(b).
“Closing Date Transaction Expenses” has the meaning set forth in Section 2.04(b).
“Closing Working Capital” means: (a) the Current Assets, less (b) the Current Liabilities, determined as of the Calculation Time, and as determined in accordance with Section 1.1(a) of the Disclosure Schedules. For illustrative purposes only, an example calculation of Closing Working Capital is set forth on Section 1.1(a) of the Disclosure Schedules.

“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble.

“Company Continuing Employee” has the meaning set forth in Section 6.04(a).
“Company Equity” has the meaning set forth in the Recitals.
“Company Group” has the meaning set forth in the Recitals.
“Company Group Employees” has the meaning set forth in Section 4.21(a).
“Company Licensed Software” has the meaning set forth in Section 4.15(m).
“Company Owned Data and Data Sets” has the meaning set forth in Section 4.15(g).
“Company Owned Software” has the meaning set forth in Section 4.15(m).
“Company Sensitive Information” has the meaning set forth in Section 4.15(e).
“Company Software” has the meaning set forth in Section 4.15(m).
“Company Subsidiaries” has the meaning set forth in the Recitals.
“Confidential Information” has the meaning set forth in Section 6.07(b).
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of October 12, 2023, between EnerSys and Bigelow LLC, as a representative of the Company.
“Contract” means any legally binding agreement, contract, lease (including all amendments, modifications, supplements, subleases (of any tier), guaranties, subordination and non-disturbance agreements (if applicable), estoppels and side letters thereto), license agreement, instrument, commitment or arrangement, whether written or oral.
“Copyleft Software” means any software code that is distributed under Open License Terms that: (a) require, as a condition of use, modification, and/or distribution, that other software code incorporated into, derived from or distributed with such software code also be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making modifications or derivative works, or (iii) redistributable at no charge; (b) impose or would impose any other material limitation, restriction, or condition on the right or ability of Buyer to use or modify the Company Group’s products or services or distribute the Company Group’s products or services under terms chosen by Buyer, or (c) otherwise impose or would impose any material obligations on redistribution of such Software; including but not limited to the family of GPL type licenses (e.g., GPL, LGPL, AGPL) the Mozilla Public License (MPL), the Common Development and Distribution License (CDDL), and the Server Side Public License (SSPL).
“CTB Election” has the meaning set forth on Exhibit A.
“Current Assets” means the current assets of the Company Group reflected in the line items included on Exhibit B and determined in accordance with the Accounting Principles;

provided that, notwithstanding anything to the contrary herein, Current Assets shall exclude all (a) Cash and (b) assets related to Taxes (including deferred Tax assets).
“Current Liabilities” means the current liabilities of the Company Group reflected in the line items included on Exhibit B and determined in accordance with the Accounting Principles; provided that, notwithstanding anything to the contrary herein, Current Liabilities shall exclude (a) Debt, (b) Transaction Expenses or (c) Liabilities related to Income Taxes (including deferred Tax Liabilities).
“Data Room” means the electronic documentation site established by Bigelow LLC on behalf of Stockholders in connection with the transactions contemplated hereby located at https://americas.datasite.com/platform/container/64c9231895e46040447f817d/documents/content/index
“Debt” means, with respect to any Person, as of any date and time up to and as of the Closing, without duplication, (a) all obligations (including redemption or prepayment premiums, early termination fees or penalties that are actually due and payable) arising under, any obligations consisting of all indebtedness for borrowed money, including such obligations evidenced by notes, bonds (including performance and surety bonds), mortgages, debentures or similar instruments or debt securities; (b) all lease obligations that are capitalized on the Financial Statements or which are required to be recorded as a finance or capital lease in accordance with GAAP, without giving effect to FASB ASC 842 regarding the right of use capital leases; (c) all liabilities created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (d) all obligations under letters of credit or lines of credit to the extent such letters of credit or lines of credit have been drawn; (e) any liabilities secured by any Encumbrance upon property or assets owned by such Person; (f) any liabilities in respect of underfunded or unfunded defined benefit pension plans, earned but unpaid bonuses, unpaid severance entitlements, retirement or welfare benefit plans, or similar obligations (and the employer portion of any employment, payroll, social security and similar Taxes payable with respect thereto); (g) all deferred payments and other obligations to secure all or part of the purchase price of property, securities, goods or services (including seller notes, earn-out payments, contingent bonuses or similar obligations); (h) any off balance sheet liabilities; (i) the net cost of unwinding or terminating any interest rate, currency or other hedging agreements; (j) all amounts due under any future derivative, swap, collar, put, call, forward purchase or sale transaction, fixed price Contract or other agreement that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in interest rates, currencies basis risk or the price of commodities; (k) all obligations of the Company in the nature of guarantees of the obligations described in the foregoing clauses of this definition of “Debt” (after taking into account the proviso hereto) of any Person other than the Company Group, regardless of whether by payment or performance, or whether such guaranties are in the form of letters of credit, deposits, bonds, insurance or other forms of security, indemnity, surety or guaranty; (l) all accrued and unpaid Income Taxes of each member of the Company Group for any Pre-Closing Period or portion of any Straddle Period ending on or before the Closing Date, in each case, calculated in accordance with the past practice of the Company (except to the extent required under applicable Law) and on the assumption that any Straddle Period ends on the Closing Date (determined in accordance with Section 6.15(b)), determined on a jurisdiction by jurisdiction basis (and which amount shall not be less than zero dollars ($0) for any jurisdiction) and by including in taxable income the aggregate amount of any adjustment pursuant to Section 481(a) of the Code (or any corresponding or similar provision of state, local or non-U.S. law) and the aggregate amount of any liability under Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. law), in each case whether payable currently or in installments; and (m) all liabilities for accrued but unpaid interest and unpaid prepayment penalties or premiums, expenses or other amounts that are payable in connection with retirement or prepayment in respect of any of the foregoing; provided, however, that Debt shall not include (i) Current Liabilities included in Closing Working Capital, and (ii) amounts that are included in the definition of Transaction Expenses.
“Deductible” has the meaning set forth in Section 8.04(a).
“Disclosure Schedules” means the Disclosure Schedules delivered by Selling Parties concurrently with the execution and delivery of this Agreement.
“Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).
“Dollars or $” means the lawful currency of the United States.
“Due Date” means the due date with respect to an applicable Tax Return (taking into account valid extensions).
“E.O. 11246” has the meaning set forth in Section 4.26(a).
“Employees” means those Persons employed by the Company immediately prior to the Closing.
“Encumbrance” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, title defect, community property interest, condition, equitable interest, option, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Enterprise Value” means $208,000,000.
“Environmental Claim” means any action, suit, claim, investigation or other Proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, use, storage, labeling, processing, Environmental Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with or liability arising under any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); (b) relating to nuisance of noise; or (c) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state, local or foreign analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with or any Liability arising under any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, grant, authorization, registration, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“Environmental Release” means any actual release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, sediments, land surface or subsurface strata or within any building, structure, facility or fixture).
“Equitable Exceptions” has the meaning set forth in Section 3.01.
“Equity Interests” means: (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, calls or other rights to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means any entity (whether or not incorporated) other than the members of the Company Group that is (or at any relevant time was) a member of a “controlled group of corporations” with, under common control with, or a member of an “affiliated service group” with, the Company Group under Section 414(b), (c), (m) or (o) of the Code.
“Escrow Agent” means U.S. Bank N.A.
“Escrow Agreement” means that certain escrow agreement by and among Sellers’ Representative, Buyer, and the Escrow Agent governing the administration of the Escrow Amount, in substantially the form attached hereto as Exhibit C.
“Escrow Amounts” means, collectively, (a) the Adjustment Escrow Amount, plus (b) the Indemnity Escrow Amount.
“Estimated Closing Date Cash” has the meaning set forth in Section 2.04(a).
“Estimated Closing Date Debt” has the meaning set forth in Section 2.04(a).
“Estimated Closing Statement” has the meaning set forth in Section 2.05.
“Estimated Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.04(a)(iv).
“Estimated Purchase Price” means (a) the Enterprise Value, plus (b) the Estimated Closing Date Cash, less (c) the Estimated Closing Date Debt, less (d) the Estimated Transaction Expenses, plus or less (as applicable) (e) the Estimated Net Working Capital Adjustment Amount.
“Excluded Liabilities” means any Losses arising out of, relating to, or in connection with (a) any and all Debt and Transaction Expenses, in each case, to the extent not actually paid at or prior to the Closing, and/or (b) the liabilities set forth on Section 1.1(b) of the Disclosure Schedules.
“Existing Employment Agreements” has the meaning set forth in Section 4.21(b).
“F-Reorganization” has the meaning set forth on Exhibit A.
“Final Closing Date Cash” means the Closing Date Cash, as finally agreed or determined in accordance with Section 2.04(c).
“Final Closing Date Debt” means the Closing Date Debt, as finally agreed or determined in accordance with Section 2.04(c).

“Final Closing Date Transaction Expenses” means the Transaction Expenses, as finally agreed or determined in accordance with Section 2.04(c).
“Final Closing Working Capital” means the Closing Working Capital as finally agreed or determined in accordance with Section 2.04(c).
“Final Purchase Price” has the meaning set forth in Section 2.02.
“Financial Statements” has the meaning set forth in Section 4.06(a).
“Fraud” means common law fraud under Delaware law based on an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty contained in this Agreement or in any other certificate delivered hereunder; provided that, at the time such representation was made, (a) such representation was inaccurate, (b) the Person making such representation had actual knowledge of the inaccuracy of such representation or warranty and (c) the other party(ies) hereto acted in reasonable reliance on such inaccurate representation and suffered Losses as a result of such inaccuracy.
“Fundamental Representations” means, collectively, the representations and warranties set forth in Section 3.01 (Authority of Selling Parties), Section 3.02 (Organization and Qualification of Selling Parties), Section 3.04 (Company Equity), Section 3.05 (Brokers), Section 3.07 (Beneficiaries of Stockholders), Section 4.01 (Authority), Section 4.02 (Organization and Qualification), Section 4.03 (Capitalization), Section 4.04 (Subsidiaries), Section 4.05(a) and (b) (No Conflicts; Consents), Section 4.11(a) (Title to Assets), Section 4.22 (Taxes), Section 4.23 (Brokers), and Section 4.24 (Certain Affiliate Relationships).
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Government Contract” has the meaning set forth in Section 4.26(a).
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court, administrative hearing body, commission, tribunal, or other similar dispute-resolving panel or body of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, decision, ruling, temporary restraining order, executive order, decree or award of, or settlement or agreement with, any Governmental Authority.

“Harmful Code” has the meaning set forth in Section 4.15(j).
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, a pollutant, a contaminant, or described using words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, radiologically-enhanced products, materials or wastes and per- or polyfluoroalkyl substances.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“IC DISC” has the meaning set forth in the Recitals.
“IC-DISC Distribution” has the meaning set forth on Exhibit A.
“Illegal Business Practice Laws” means, collectively, all anti-bribery, anti-corruption, anti-fraud and anti-money laundering Laws to which the Company Group and/or the Business is subject, including Chapter 11 of Title 18 of the United States Code, the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, all U.S. foreign Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and any other Laws, including those of any state, province or municipality, that prohibit (a) the corrupt payment, transfer, or offer, promise, or authorization of, or acquiescence in, directly or indirectly, the payment, transfer or provision, of anything of value (including gifts or entertainment) to, or for the benefit or at the behest of, any representative of a Governmental Authority or commercial entity or (b) any other payment or provision, or any improper offer, promise or authorization of, or acquiescence in, anything of value or any other payment in connection with any business activity of the Business, including any pay-for-play practices; in each case, whether to obtain or maintain any business opportunity or advantage, prevent or limit any business disadvantage or detriment or otherwise.
“Income Tax Return” means any Tax Return related to Income Taxes and Taxes in the nature of an income tax or franchise taxes in lieu of an income tax.
“Income Taxes” means all Taxes that are in whole or in part based upon, measured by, or calculated with respect to net income or profits (including any capital gains, franchise, or minimum Tax but not including any sales, use, real or personal property, transfer or similar Taxes).
“Indemnity Cap” has the meaning set forth in Section 8.04(a).

“Indemnity Escrow Account” means the sub-account designated by the Escrow Agent as the “Indemnity Escrow Sub-Account” into which the Indemnity Escrow Amount is deposited with the Escrow Agent and held by it, subject to disbursement as provided in this Agreement and in the Escrow Agreement.
“Indemnity Escrow Amount” means $5,520,000.
“Independent Accountant” means a mutually agreeable impartial nationally recognized firm of independent certified public accountants other than Company Group’s accountants or Buyer’s accountants, or Seller’s accountants.
“Indemnified Party” has the meaning set forth in Section 8.05(a).
“Indemnifying Party” has the meaning set forth in Section 8.05(a).
“Information Security Incidents” means any actual or suspected unauthorized access, use, disclosure, acquisition, or modification of Personal Information, IT Systems, or any other data security incident requiring notification to impacted Persons or regulators under applicable Privacy Laws.
“Insurance Policies” has the meaning set forth in Section 4.15(a).
“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks, service marks, trade dress, trade names, logos, corporate names (including “doing business as” or “d/b/a” registrations), and all other indicia or identifiers of source or origin (and all goodwill associated therewith and all registrations and applications therefor); (b) copyrights and works of authorship, whether or not copyrightable; (c) trade secrets, confidential information, know-how, and any other information that derives independent economic value (actual or potential) from not being generally known to and not being readily ascertainable by proper means by a person able to obtain economic value from its use or disclosure, including drawings, bills of material and other tangible or electronic materials embodying the foregoing and relating to products or services made or sold or otherwise distributed by the Company Group; (d) patents, patent applications, and inventions whether or not patentable, along with any improvements, ideas, data, concepts, formulas, techniques, methods, prototypes, protocols, processes associated with the foregoing (“Patents”); (e) domain names and social media account names or identifiers; (f) Software; (g) hardware, designs, components, sub-components, systems, enclosures, circuit boards, mask designs, and circuits; and (h) all other intellectual and related proprietary rights, whether protected, created, or arising by operation of law, in each case whether (i) granted under common law or by statute; (ii) registered or unregistered; (iii) published or unpublished; and (iv) including, without limitation, (A) all registrations, recordings, applications, rights to obtain renewals, derivations, continuations, reissues, extensions thereof; (B) all income, fees, royalties, damages, claims, payments and proceeds at any time due or payable or asserted under or with respect to any of the foregoing, and (C) all rights to sue for past, present or future misuses, misappropriations, or infringements thereof.
“Interim Balance Sheet” has the meaning set forth in Section 4.06(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 4.06(a).
“Interim Financial Statements” has the meaning set forth in Section 4.06(a).
“International Trade and Export Control and Sanctions Laws” means all federal, state, local and foreign laws, statutes, executive orders, proclamations, regulations, rules, directives, decrees, ordinances and similar provisions having the force or effect of law and all judicial and administrative orders, rulings, determinations and common law concerning the importation of merchandise, the export or re-export of products, services and technology, the terms and conduct of international transactions, making or receiving international payments, of any and all applicable jurisdictions, including the United States, France, the United Kingdom, the European Union and any jurisdiction in which any member of the Company Group is established or from which it imports, exports or reexports any items, or in which it provides services, including but not limited to the Tariff Act of 1930 as amended and other laws administered by the United States Customs Service, the Export Administration Act of 1979 as amended, the Export Control Reform Act of 2018, the Export Administration Regulations administered by the Bureau of Industry and Security of the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the Directorate of Defense Trade Controls of the U.S. State Department, all as amended from time to time, prohibitions or restrictions on the importation of merchandise made with the use of slave labor, the Foreign Corrupt Practices Act, the antiboycott regulations administered by the United States Department of Commerce, the antiboycott regulations administered by the United States Department of the Treasury, legislation and regulations of the United States and other countries implementing the North American Free Trade Agreement, and the authorization to hold an ownership interest in a business located in a country other than the United States, antidumping and countervailing duty laws and regulations, laws and regulations by other countries concerning the ability of U.S. Persons to own businesses and conduct business in those countries, restrictions by other countries on holding foreign currency and repatriating funds and other laws and regulations adopted by the governments or agencies of other countries relating to the same subject matter as the United States statutes and regulations described above.
“IP Inbound Licenses” has the meaning set forth in Section 4.15(d).
“IP Licenses” has the meaning set forth in Section 4.15(d).
“IP Outbound Licenses” has the meaning set forth in Section 4.15(d).
“IT Systems” means the information and communications technologies used by the Business, including hardware, Software and networks.
“Joinder Agreement” means that certain Joinder Agreement, substantially in the form attached hereto as Exhibit D.
“Key Employee” means each of Peter Burke, Doug Petito and Kyle Roelofs.

“Key Executives” means each of Sai Fung and Kathleen Menikos.
“Knowledge of Stockholders”, “Stockholders’ Knowledge” or “Knowledge” or any other similar knowledge qualification, means (i) with respect to the representations in Article III, the actual knowledge of Sellers’ Representative and (ii) with respect to the representations in Article IV, the actual knowledge of each of Peter Burke, Doug Petito, Kyle Roelofs, Sylvain Lhuissier, Sai Fung, Kathleen Menikos and Barbara Dworkin, and the knowledge such persons would have after reasonable due inquiry of their respective direct reports.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Leased Real Property” has the meaning set forth in Section 4.14(b).
“Leases” has the meaning set forth in Section 4.14(b).
“Lhuissier Employment Documents” means, collectively, (a) that certain Addendum No. 2 to the Employment Contract of July 1, 2012, by and between BT International and Sylvain Lhuissier, (b) that certain Severance Letter, by and between BT International and Sylvain Lhuissier, and (c) that certain Award and Equity Letter, by and between BT International and Sylvain Lhuissier.
“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, including any liability for Taxes.
“Licensed Intellectual Property” has the meaning set forth in Section 4.15(a).
“Lookback Date” means January 1, 2020.
“Losses” means all losses, Liabilities, Taxes, expenses of whatever kind (including reasonable attorneys’ fees and accounting fees and the cost of enforcing any right to indemnification hereunder), claims, suits, actions, judgments, damages, deficiencies, interest, awards, penalties, and fines.
“Material Adverse Effect” means any Occurrence that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition or assets of the Company Group, taken as a whole, or (b) the ability of Company Group or Selling Parties to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, Occurrence arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company Group operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, in any jurisdiction in which the Company Group operates or the global economy generally, including changes in interest or exchange rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vi) any natural or man-made disaster or acts of God; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company Group; (viii) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (ix) any failure by the Company Group to meet any internal or published projections, forecasts or revenue or earnings predictions; or (x) any epidemics, pandemics, disease outbreaks, or other public health emergencies; provided, that any Occurrence referred to in clauses (i) through (vii) above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that Occurrence has a materially disproportionate and materially adverse effect on the business, results of operations, financial condition or assets of the Company Group taken as a whole compared to other participants in the industries in which the Company Group conducts the Business.
“Material Contracts” has the meaning set forth in Section 4.10(a).
“Material Customers” has the meaning set forth in Section 4.25.
“Material Permits” has the meaning set forth in Section 4.18(b).
“Material Suppliers” has the meaning set forth in Section 4.25.
“Merger” has the meaning set forth on Exhibit A.
“Merger Sub” has the meaning set forth on Exhibit A.
“Multiemployer Plan” has the meaning set forth in Section 4.20(a).
“Net Working Capital Adjustment Amount” means either (1) an increase by the amount, if any, by which the Closing Working Capital is greater than $58,032,000, or (2) a decrease by the amount, if any, by which the Closing Working Capital is less than $52,032,000; provided, that, if the Closing Working Capital is within the Working Capital Collar, then the Net Working Capital Adjustment Amount for purposes of this Agreement shall be deemed to equal $0.
“Non-Income Taxes” means any Taxes that are not Income Taxes.
“Occurrences” means any individual or set of existences, events, developments, situations, occurrences, circumstances, facts or takings.

“Open License Terms” means terms in any license, distribution model or other agreement for software, libraries or other code (including middleware and firmware) (a “Work”) which require, as a condition of use, reproduction, modification, and/or distribution of the Work (or any portion thereof) or of any other software, libraries, or other code (or a portion of any of the foregoing) in each case that is incorporated into or includes, relies on, is linked to or with, is derived from in any manner (in whole or in part), or is distributed with a Work (collectively, “Related Software”), any of the following: (a) the making available of source code or any information regarding the Work or any Related Software; (b) the granting of permission for creating modifications to or derivative works of the Work or any Related Software; (c) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any Person under Intellectual Property rights (including patents) regarding the Work alone, any Related Software alone, or the Work or Related Software in combination with other hardware or software; (d) the imposition of any restrictions on future patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Intellectual Property rights through any means; (e) the obligation to include or otherwise communicate to other Persons any form of acknowledgement and/or copyright notice regarding the origin of the Work or Related Software; or (f) the obligation to include disclaimer language, including warranty disclaimers and disclaimers of consequential damages. By means of example only, Open License Terms includes any versions of the following agreements, licenses, or distribution models: (i) the GNU General Public License (GPL); (ii) Lesser/Library GPL (LGPL); (iii) the Common Development and Distribution License (CDDL); (iv) the Artistic License (including PERL); (v) the Netscape Public License; (vi) the Sun Community Source License (SCSL) or the Sun Industry Standards License (SISL); (vii) the Apache License; (viii) the Common Public License; (ix) the Affero GPL (AGPL); (x) the Berkley Software Distribution (BSD); (xi) the Mozilla Public License (MPL); or (xii) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the opensource.org website.
“Open Source Software” means any software, libraries, or other code that is licensed under, or is otherwise subject to, Open License Terms.
“Outside Date” has the meaning set forth in Section 9.01(b).
“Owned Intellectual Property” has the meaning set forth in Section 4.15(a).
“Owned Real Property” has the meaning set forth in Section 4.14(a).
“Owned Real Property Purchase Price” means the purchase price and any other amounts payable by the Buyer or its Affiliates with respect to the Owned Real Property as set forth in the Real Property PSA.
“Patents” has the meaning set forth in the definition of “Intellectual Property”.
“Payoff Letter” means the payoff letters from each of the holders of Closing Date Debt for borrowed monies to be paid at Closing, indicating in each such payoff letter that, upon payment of a specified amount, the amount of such Closing Date Debt owed or owing to such holder of Closing Date Debt shall be fully paid and discharged, with no further obligations or Liabilities of the Company Group in respect thereof, and that all Encumbrances in respect of such Closing Date Debt shall be released, or authorized for release with no further action required of the authorizing Person, upon payment of the amount set forth in such Payoff Letter.
“Payoff Letter Amount” means the amount required to be paid pursuant to the instructions contained in such Payoff Letter.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, waivers, certificates, orders, rights, or consents required to be obtained from Governmental Authorities.
“Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due and payable, or liens for Taxes being contested in good faith by appropriate procedures and for which appropriate reserves have been established in the books of the Company Group in accordance with GAAP, (b) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business for sums not yet due and payable, (c) easements, rights of way, zoning ordinances and other similar Encumbrances affecting Real Property, which do not, individually or in the aggregate, interfere with the present use, operation or occupancy of the Real Property, (d) liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material, and (e) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security which are not overdue or are being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established in the books of the Company Group in accordance with GAAP.
“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, Governmental Authority, or other entity.
“Personal Information” means all information or data, in any form or media that (a) identifies or can be used to identify an individual person (including any current, prospective, or former customer, end user or employee), (b) any definition for “personal information” or any similar term provided by applicable Privacy Law (e.g., “personal data,” “personally identifiable information” or “PII”), or (c) is otherwise governed, regulated or protected by one or more Privacy Laws.
“Post-Closing Statement” has the meaning set forth in Section 2.04(b).
“Pre-Closing Period” means any taxable period ending on or before the Closing Date.

“Pre-Closing Taxes” means, without duplication, (a) any and all Taxes of or imposed on any member of the Company Group for any and all Pre-Closing Periods, (b) any and all Taxes of or imposed on any member of the Company Group or for any and all portions of any Straddle Period ending on the Closing Date (determined in accordance with Section 6.15(b)), (c) any and all Taxes of an “affiliated group” (as defined in Section 1504 of the Code) (or affiliated, consolidated, unitary, combined or similar group under applicable Law) of which any member of the Company Group (or, in each case, any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or foreign Law), (d) any and all Taxes of or imposed on any member of the Company Group as a result of transferee, successor or similar liability (including bulk transfer or similar laws) or pursuant to any Law or otherwise, which Taxes relate to an event or transaction (including transactions contemplated by this Agreement) occurring on or before the Closing Date, (e) any and all Transfer Taxes that are the responsibility of Seller pursuant to Section 6.15(a), (f) any amounts required to be paid by any member of the Company Group pursuant to any Tax Sharing Agreement that any member of the Company Group was a party on or prior to the Closing Date, (g) any and all Taxes for any and all Pre-Closing Periods of or imposed on the Buyer or any of its Affiliates (including any member of the Company Group) as a result of an inclusion under Section 951(a) or Section 951A of the Code (or any similar provision of state or local Law) attributable to (i) “subpart F income,” within the meaning of Section 952 of the Code (or any similar provision of state or local Law) of any member of the Company Group received or accrued on or prior to the Closing Date, (ii) the holding of “United States property,” within the meaning of Section 956 of the Code (or any similar provision of state or local Law) by any member of the Company Group on or prior to the Closing Date, or (iii) “global intangible low-taxed income,” within the meaning of Section 951A of the Code (or any similar provision of state or local Law) received or accrued on or prior to the Closing Date that is attributable to any member of the Company Group, in each case, determined as if the taxable years of the Company or the Company Subsidiaries ended on the Closing Date (determined in accordance with Section 6.15(b)), and (h) Taxes of, or related to, any member of the Company Group resulting from an election pursuant to Section 965(h) of the Code (and applicable provisions of state and local Law) to pay the “net tax liability” (as defined under Section 965(h) of the Code) in installments; provided, however, that Pre-Closing Taxes shall not include any Taxes to the extent such Taxes are taken into account in the determination of Closing Date Debt, Current Liabilities taken into account in the determination of Closing Working Capital or Closing Date Transaction Expenses.
“Preferred Bidder Status” has the meaning set forth in Section 4.26(d).
“Privacy Laws” means any and all applicable Laws (including of any applicable foreign jurisdiction), implementing regulations, and industry requirements relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (i.e., technical, physical or administrative security requirements), disposal, destruction, disclosure or transfer (including cross-border) of any Personal Information or notifications required in connection therewith, including, but not limited to, the Federal Trade Commission Act, the Communications

Act, Health Insurance Portability and Accountability Act of 1996 (HIPAA), the Health Information Technology for Economic and Clinical Health Act, the Fair Credit Reporting Act, California Online Privacy Protection Act, California Consumer Privacy Act (CCPA), and EU General Data Protection Regulation (GDPR) and each applicable rule, code of conduct, or other requirement of self-regulatory bodies and applicable industry standards, including, to the extent applicable, the Payment Card Industry Data Security Standard.
“Privacy Requirements” means all applicable Privacy Laws and all of the Company Group’s policies and contractual obligations relating to the Processing, receipt, collection, compilation, use, storage, processing, sharing, security, disclosure or transfer of Personal Information.
“Privileged Communications” has the meaning set forth in Section 10.14(b).
“Proceeding” means any action, claim, complaint, petition, mediation, order, inquiry, request for information, suit, proceeding, arbitration or investigation, whether civil or criminal, before or by any court or other Governmental Authority, arbitrator or arbitration panel.
“Processing” means the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer of Personal Information.
“Products” has the meaning set forth in Section 4.13(a).
“Qualified Benefit Plan” has the meaning set forth in Section 4.20(b).
“R&W Policy” means the representation and warranty insurance policy obtained by Buyer or its Affiliates, at their sole cost and expense, in connection with the transactions contemplated by this Agreement.
“Real Property” means individually and collectively, the Owned Real Property and Leased Real Property
“Real Property PSA” means that certain Purchase and Sale Agreement by and among 10 Brayton Court LLC, 8 Brayton Court LLC and Buyer governing the purchase and sale of the Owned Real Property, attached hereto as Exhibit E.
“Real Property Stockholders” means each of 10 Brayton Court LLC, a New York limited liability company and 8 Brayton Court LLC, a New York limited liability company.
“Related Party” means any officer, director, employee, shareholder or Affiliate of the Company Group or any immediate family member of any Key Employee, Key Executive or Sylvain Lhussier.
“Related Software” has the meaning set forth in the definition of “Open License Terms”.

“Release Date” has the meaning set forth in Section 8.11.
“Releasees” has the meaning set forth in Section 6.19.
“Releasing Parties” has the meaning set forth in Section 6.19.
“Remediation Plan” has the meaning set forth in Section 6.17.

“Representative” means, with respect to any Person, any and all directors, officers and employees, consultants, financial advisors, counsel, accountants, general partners, members, stockholders, equityholders, managers, consultants and other agents of such Person.
“Resolution Period” has the meaning set forth in Section 2.04(c)(iii).
“Restricted Period” has the meaning set forth in Section 6.08(a).
“Review Period” has the meaning set forth in Section 2.04(c)(i).
“S Corporation” has the meaning set forth in the Recitals.
“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Bodies (including OFAC, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, His Majesty’s Treasury or any other relevant Governmental Authority.
“Sanctions Target” means any Person: (a) that is the subject or target of any Sanctions; (b) named in any Sanctions-related list maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury, including the OFAC list of “Specially Designated Nationals and Blocked Persons,” or any similar list maintained by the United Nations Security Council, the European Union, His Majesty’s Treasury or any other relevant Governmental Authority; (c) located, organized or resident in a country, territory or geographical region which is itself the subject or target of any territory-wide Sanctions (including the as at the date of this Agreement, Crimea, Donetsk, and Luhansk. Zaporizhzhia, and Kherson regions of Ukraine, Cuba, Iran, North Korea, Myanmar, Russia, Venezuela and Syria); or (d) owned or controlled by any such Person or Persons described in the foregoing clauses (a) through (c).
“Section 503” has the meaning set forth in Section 4.26(a).
“Seller” has the meaning set forth in the Recitals.
“Seller Group” has the meaning set forth in Section 10.14(a)(i).
“Seller Group Law Firm” has the meaning set forth in Section 10.14(a)(i).

“Sellers’ Representative” has the meaning set forth in the Recitals.
“Sellers’ Representative Reserve Amount” has the meaning set forth in Section 10.15(g).
“Selling Parties” has the meaning set forth in the Preamble.
“Selling Party Return” has the meaning set forth in Section 6.15(c)(i)A.
“Separation Agreements” means the Separation Agreements entered into by and between the Company and each of Henry Paczkowski and Sai Fung, which has been executed as of the date hereof and shall become effective immediately upon the Closing.
“Shares” has the meaning set forth in the Recitals.
“Software” means computer software, programs, data, and databases in any form, including internet web sites, and all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto.
“Standards Organizations” has the meaning set forth in Section 4.15(b).
“Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).
“Stockholders” has the meaning set forth in the Preamble.
“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any other Person of which fifty percent (50%) or more of the outstanding voting securities or ownership interests are owned or controlled (pursuant to the power to direct or cause the direction of the management and policies of a person through voting securities, Contract or otherwise), directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries.
“Tax Claim” has the meaning set forth in Section 6.15(d)(i).
“Tax Claim Notice” has the meaning set forth in Section 6.15(d)(i).
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract or arrangement, whether written or unwritten (including any such agreement, Contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document).

“Taxes” means, any and all (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any United States federal, state, local or foreign or other Governmental Authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, and any Liability under unclaimed property, escheat, or similar Laws), (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return, and (c) Liability in respect of any items described in clause (a) and/or (b) payable by reason of Contract (including any Tax Sharing Agreement), assumption, transferee, successor or similar Liability, bulk sales or similar Liability, operation of Law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)) or otherwise.
“Termination and Release Letters” means the Termination and Release Letters entered into by and between the Company and each Key Employee, which have been executed as of the date hereof and shall become effective immediately upon the Closing.
“Third Party Claim” has the meaning set forth in Section 8.06(a).
“Third Party Software Modules” has the meaning set forth in Section 4.15(m).
“Transaction Documents” means this Agreement and the documents, agreements, exhibits, schedules, statements, instruments and certificates being executed and delivered in connection with this Agreement, including the Escrow Agreement, the Transition Notices, the Termination and Release Letters, the Transition Agreement, the Separation Agreements, and the Real Property PSA.
“Transaction Expenses” means, to the extent not paid by the Company Group or Selling Parties prior to the Closing, the sum (without duplication) of: (a) the fees, costs, expenses, liabilities and obligations of Selling Parties as of any date and time for unpaid amounts (i) of Selling Parties or their respective Affiliates (including the Company Group) that are payable or reimbursable by or on behalf of Selling Parties or their respective Affiliates (including the Company Group) and were incurred at or prior to the Closing, whether or not billed or invoiced at or prior to the Closing, in connection with the consummation of the transactions contemplated hereby, including all fees (including brokerage fees, commissions, finders’ fees or financial advisory fees) and expenses of professionals or other service providers (including investment bankers, brokers, attorneys, accountants and other advisors) retained by or on behalf of Selling Parties or their respective Affiliates (including the Company Group), (ii) payable to current or former employees, directors, officers, and consultants of Selling Parties, the Company Group or any third party, payable (in whole or in part, whether by single-trigger, double-trigger or multiple-trigger conditions) upon or in connection with the consummation of the transactions contemplated by this Agreement pursuant to any discretionary, change-in-control, retention, transaction, incentive, stay, severance, equity or equity-based or similar bonuses or payments established by Selling Parties or the Company Group prior to the Closing (including, for the avoidance of doubt, any severance or bonus entitlements provided for in the Existing Employment Agreements) (and the employer portion of any employment, payroll, social security and similar Taxes payable with respect thereto) and (iii) of the “tail” insurance policies obtained pursuant to Section 6.06(b), and (b) fifty percent (50%) of all (i) fees and expenses of the Escrow Agent, and (ii) Transfer Taxes that are the responsibility of Seller pursuant to Section 6.15(a); provided, however, that “Transaction Expenses” shall exclude (A) costs and expenses contemplated to be paid by Buyer or its Affiliates pursuant to this Agreement, and (B) costs and expenses included in Closing Date Debt or Closing Working Capital.
“Transfer Taxes” has the meaning set forth in Section 6.15(a).
“Transition Agreement” means the Transition Agreement entered into by and between the Company and Kathleen Menikos, which has been executed as of the date hereof and shall become effective immediately upon the Closing.
“Transition Notices” means the Transition Notices entered into by and between the Company and each Key Employee, which have been executed as of the date hereof and shall become effective immediately upon, and subject to, the Closing.
“Trapped Cash” means cash or cash equivalents (a) of the Company Group which may not be freely useable or available because it is subject to restrictions or limitations on use under Contract or applicable Laws by the Company Group or in order to service Debt, (b) held by the Company Group where, following the Closing, the distribution or upstreaming of such cash would be subject to withholding Tax under applicable Law, to the extent of the maximum amount such withholding Tax, (c) in the form of deposits in transit, outstanding checks issued by the Company Group, bank overdrafts and wire transfers issued by the Company Group outstanding as of such date and time, or (d) that are insurance or other recovery proceeds in respect of any condemnation, casualty, loss or other material damage to any of the assets of the Company Group that has not as of Closing been fully remediated: provided, however, that none of the foregoing shall be treated as Trapped Cash hereunder to the extent that such amounts were treated as Debt or as a Current Liability in calculating Closing Working Capital.
“Treasury Regulations” means the Treasury regulations promulgated under the Code.
“Units” has the meaning set forth in the Recitals.
“VEVRAA” has the meaning set forth in Section 4.26(a).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
“Work” has the meaning set forth in the definition of “Open License Terms”.
“Working Capital Collar” means a range, the minimum amount of which is equal to $52,032,000 and the maximum amount of which is equal to $58,032,000.

ARTICLE II
PURCHASE AND SALE
Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Units for the consideration specified in Section 2.02.
Section 2.02 Purchase Price. The aggregate purchase price for the Units shall be an amount equal to the Estimated Purchase Price, as finally adjusted in accordance with the terms of this Agreement (the “Final Purchase Price”).
Section 2.03     Transactions to be Effected at the Closing.
(a)    At the Closing, Buyer shall pay or deliver or cause to be paid or delivered (as applicable):
(i)    to Seller, the Estimated Purchase Price, less the (1) the Owned Real Property Purchase Price, and (2) Escrow Amounts, in the amounts and pursuant to the instructions set forth in the Estimated Closing Statement, by wire transfer of immediately available funds to an account or accounts designated in writing by the Sellers’ Representative to Buyer no later than three (3) Business Days prior to the Closing Date;
(ii)    to the Escrow Agent, the Adjustment Escrow Amount, by wire transfer of immediately available funds in accordance with the terms of the Escrow Agreement;
(iii)     to the Escrow Agent, the Indemnity Escrow Amount, by wire transfer of immediately available funds in accordance with the terms of the Escrow Agreement;
(iv)     to the Persons entitled thereto, the Transaction Expenses in the amounts and pursuant to the instructions set forth in the Estimated Closing Statement, by wire transfer of immediately available funds to an account or accounts designated in writing by the Sellers’ Representative to Buyer no later than three (3) Business Days prior to the Closing Date; provided, however, that, any amounts treated as wages or compensation to a current or former employee of the Company Group shall be paid to the applicable member of the Company Group,(or to the applicable payroll provider of the Company Group), which shall pay the respective payee such amount, less applicable withholding Taxes, through the Company Group’s payroll system(s) or payroll provider(as applicable), and amounts paid as compensation to service providers who are not employees shall be treated as contributed to applicable members of the Company Group and immediately thereafter paid by the applicable member of Company Group to such service providers, in each case, for federal Income Tax purposes;
(v)    to the Persons specified in each Payoff Letter, the applicable Payoff Letter Amount pursuant to the wire instructions contained in such Payoff Letter, which shall be provided to Buyer at least three (3) Business Days prior to the Closing Date; and
(vi)    all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(b)    At the Closing, the Selling Parties shall deliver to Buyer:
(i)    membership interest certificates evidencing the Units, free and clear of all Encumbrances other than restrictions arising under applicable securities Laws, duly endorsed in blank or accompanied by unit powers or other instruments of transfer duly executed in blank, with all required transfer tax stamps affixed thereto; and
(ii)    all other agreements, documents, instruments or certificates required to be delivered by Selling Parties at or prior to the Closing pursuant to Section 7.02 of this Agreement.
Section 2.04 Purchase Price Adjustment.
(a)    Estimated Closing Statement. At least five (5) Business Days before the Closing, Sellers’ Representative shall prepare and deliver to Buyer a written statement (the “Estimated Closing Statement”) setting forth its good faith estimate (along with reasonably detailed calculations) of (x) the (i) Closing Date Cash as of the Calculation Time (such amount, the “Estimated Closing Date Cash”), (ii) Closing Date Debt as of immediately prior to Closing (such amount, the “Estimated Closing Date Debt”), (iii) Closing Date Transaction Expenses as of immediately prior to Closing (such amount, the “Estimated Transaction Expenses”), and (iv) the Closing Working Capital and the resulting Net Working Capital Adjustment Amount as of the Calculation Time (such amount, which may be positive or negative, the “Estimated Net Working Capital Adjustment Amount”), (y) based on such calculations, the Estimated Purchase Price, and (z) an estimated consolidated balance sheet of the Company Group as of the Closing Date

(without giving effect to the transactions contemplated herein); in the cases of subsections (x)-(z), prepared in accordance with the Accounting Principles. Sellers’ Representative shall consider in good faith any reasonable comments or objections of Buyer to any item or amount notified to it by Buyer in writing at least two (2) days prior to the Closing and if, prior to the Closing, Sellers’ Representative and Buyer agree to make any modification to the Estimated Closing Statement, then the Estimated Closing Statement as so modified shall be deemed to be the Estimated Closing Statement. Buyer shall be entitled to rely on the accuracy of the Estimated Closing Statement in all respects in making any payments pursuant to this Agreement, and all obligations to make such payments shall be deemed fulfilled to the extent such payments are made in accordance with this Agreement, and the Estimated Closing Statement. None of Buyer or any of its Affiliates (including, after the Closing, the Company) shall have any liability or obligation to any Person, including the Sellers’ Representative or Selling Parties, for any Losses arising from or relating to any errors, omissions or inaccuracies in the Estimated Closing Statement or the calculations therein.
(b)    Post-Closing Adjustment. Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative a written statement setting forth its good faith calculation (accompanied by reasonably detailed supporting documentation and prepared consistently with the Estimated Closing Statement) of: (x) (i) the amount of Cash as of the Calculation Time (including any Cash required to be maintained by the Company at Closing pursuant to Section 6.16, the “Closing Date Cash”), (ii) the aggregate amount of all Debt of the Company Group as of immediately prior to the Closing (the “Closing Date Debt”), (iii) the amount of Transaction Expenses as of immediately prior to the Closing (the “Closing Date Transaction Expenses”), and (iv) the Closing Working Capital and resulting Net Working Capital Adjustment Amount as of the Calculation Time and (y) based on such calculations, the Final Purchase Price (the “Post-Closing Statement”), prepared in accordance with the Accounting Principles. If Buyer fails to timely deliver the Post-Closing Statement to Sellers’ Representative, then, at the election of Sellers’ Representative, in Sellers’ Representative’s sole discretion, the amounts set forth in the Estimated Closing Statement will be deemed final, binding, conclusive and non-appealable.
(c)    Examination and Review.
(i)    Examination. After receipt of the Post-Closing Statement, Sellers’ Representative shall have forty-five (45) days (the “Review Period”) to review the Post-Closing Statement. During the Review Period, Sellers’ Representative and Seller’s accountants shall have reasonable access upon prior reasonable notice and during normal business hours to the books and records of the Company Group, the personnel of, and work papers prepared by, Buyer and/or Buyer’s accountants to the extent that they relate to the Post-Closing Statement and to such historical financial information (to the extent in Buyer’s possession) relating to calculations set forth in the Post-Closing Statement as any Selling Party may reasonably request for the purpose of reviewing the Post-Closing Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be at the Sellers’ Representative sole cost and expense and in a manner that does not materially interfere with the normal business operations of Buyer or the Company Group. In the event that Buyer does not respond to the inquiries or requests of Sellers’ Representative within five (5) Business Days following any such inquiry or request (or such shorter period as may remain in the Review Period), then the Review Period shall be extended by one (1) day for each additional day required for Buyer to respond to such inquiry or request.
(ii)    Objection. On or prior to the last day of the Review Period, Sellers’ Representative may object to the Post-Closing Statement by delivering to Buyer a written statement setting forth Sellers’ Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ Representative’s disagreement therewith (the “Statement of Objections”). If Sellers’ Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Post-Closing Statement shall be deemed to have been accepted by Sellers’ Representative. If Sellers’ Representative timely delivers the Statement of Objections, Buyer and Sellers’ Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Statement with such changes as may have been previously agreed in writing by Buyer and Sellers’ Representative, shall be final and binding. Sellers’ Representative shall be deemed to have agreed with all amounts and items contained or reflected in the Post-Closing Statement to the extent such amounts or items are not disputed in a Statement of Objections.
(iii)    Resolution of Disputes. If Sellers’ Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the Independent Accountant who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Statement. The parties shall not authorize the Independent Accountant to modify or amend any term or provision of this Agreement or modify items previously agreed between the parties. The Independent Accountant shall only decide the specific Disputed Amounts and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Post-Closing Statement and the Statement of Objections, respectively.
(iv)    Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be borne pro rata as between Seller, on the one hand, and Buyer, on the other hand, in proportion to the final allocation made by such Independent Accountant of the disputed items weighted in relation to the claims made by Seller and Buyer, such that the prevailing party pays the lesser proportion of such fees, costs and expenses.
(v)    Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Post-Closing Statement and shall be conclusive and binding upon the parties hereto absent Fraud or manifest error. The determination by the Independent Accountant will be (i) in writing, (ii) prepared in accordance with Accounting Principles and the terms of this Agreement, (iii) limited in scope to whether the Disputed Amounts were prepared in accordance with Accounting Principles and the related definitions and provisions in this Agreement, and/or contained mathematical or clerical errors, (iv) based solely on written materials presented by Buyer and Sellers’ Representative and not on the basis of an independent review or any ex parte communications, and (v) made without regard to materiality. The Independent Accountant may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party.
(d)    Payments. Within five (5) Business Days after the final determination of the Final Closing Date Cash, the Final Closing Date Debt, the Final Closing Date Transaction Expenses and the Final Closing Working Capital, and the resulting Final Purchase Price, the following payments shall be made, as applicable:
(i)    If the Final Purchase Price is greater than the Estimated Purchase Price calculated at the Closing (such excess, the “Adjustment Surplus Amount”), then:
A.    Buyer shall pay (or caused to be paid) the Adjustment Surplus Amount to Seller; and
B.    Buyer and Sellers’ Representative shall jointly instruct the Escrow Agent to release the Adjustment Escrow Amount, to Seller.
(ii)    If the Final Purchase Price is less than the Estimated Purchase Price calculated at Closing (such amount, expressed as a positive number, the “Adjustment Deficit Amount”), then Buyer and Sellers’ Representative shall execute and deliver a joint written instruction to the Escrow Agent within two (2) Business Days following the date on which the Final Purchase Price is finally determined pursuant to this Section 2.04 directing the Escrow Agent to release from the Adjustment Escrow Account and pay to Buyer an amount equal to such

Adjustment Deficit Amount, and in the event that such Adjustment Deficit Amount:
A.    is greater than the Adjustment Escrow Amount, then an amount equal to the remaining portion of such Adjustment Deficit Amount, (1) shall be satisfied first from the Sellers’ Representative Reserve Amount, as further described in Section 10.15(g), to Buyer, and (2) following such payment from the Sellers’ Representative Reserve Amount, Seller shall pay, or cause to be paid, to Buyer, within ten (10) Business Days by wire transfer of immediately available funds, an amount equal to such remaining portion of such Adjustment Deficit Amount to Buyer; or
B.    is less than the Adjustment Escrow Amount, then Buyer and Sellers’ Representative shall jointly instruct the Escrow Agent to release from the Adjustment Escrow Account any remaining amounts in the Adjustment Escrow Account (after payment of such Adjustment Deficit Amount from the Adjustment Escrow Account to Buyer), to Seller.
(e)    Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Final Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
Section 2.05     Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Units contemplated hereby shall take place at a closing (the “Closing”) no later than two Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Meister Seelig & Fein PLLC, 125 Park Avenue, 7th Floor, New York, New York 10017 or remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Seller, Sellers’ Representative and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). The Closing shall be effective as of 12:01am Eastern Standard Time on the Closing Date (the “Calculation Time”).
Section 2.06     Withholding. Buyer and each member of the Company Group (and each of their Affiliates, as applicable) shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement, such amounts as it is required to deduct and withhold under the Code and the Treasury Regulations or any other provision of applicable Tax Law. Buyer shall use commercially reasonable efforts to provide the Sellers’ Representative with notice prior to making any such deduction or withholding. To the extent that amounts are so withheld by Buyer or any member of the Company Group (or any of their respective Affiliates), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES

Except as set forth in the Disclosure Schedules (which shall be deemed part of the representations and warranties under this Article III), Selling Parties represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date (it being understood that the representations and warranties as to Seller shall be deemed effective upon Seller’s execution and delivery of a Joinder Agreement).

Section 3.01 Authority of Selling Parties. Each Selling Party has all necessary power and authority to enter into this Agreement and each Transaction Document to which it is a party, to carry out its, his or her obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by each Selling Party of this Agreement, the performance by each Selling Party of its, his or her obligations hereunder and the consummation by each Selling Party of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Selling Party. This Agreement has been duly executed and delivered by each Selling Party, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of each Selling Party, enforceable against such Selling Party in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and (b) by general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity) (collectively, the “Equitable Exceptions”).
Section 3.02 Organization and Qualification of Selling Parties. Each Selling Party is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Each Selling Party is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be adversely material to such Selling Party.
Section 3.03    No Conflicts; Consents. The execution, delivery and performance by each Selling Party of this Agreement and each Transaction Document, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the organizational trust documents of any Selling Party; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to such Selling Party; or (c) except as set forth in Section 3.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which such Selling Party is a party, other than required filings under the HSR Act. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Selling Party in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act.
Section 3.04 Company Equity. As of the date hereof, Stockholders are, collectively, the owner of one hundred percent (100%) of the Shares and own such Shares free and clear of all Encumbrances (other than restrictions on future transfers arising under the Securities Act and applicable state securities Laws). As of the Closing, Seller is to be the owner of one hundred percent (100%) of the Units and own such Units free and clear of all Encumbrances (other than restrictions on future transfers arising under the Securities Act and applicable state securities Laws). Other than this Agreement, there are no Contracts to which any Selling Party is a party or by which it is bound with respect to the voting, sale, transfer, or other disposition of the Company Equity. Immediately upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Units, free and clear of all Encumbrances.
Section 3.05    Brokers. Except for Bigelow LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Selling Parties.
Section 3.06     Legal Proceedings. There are no Proceedings pending or, to Stockholders’ knowledge, threatened against or by any Selling Party or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
Section 3.07    Beneficiaries of Stockholders. The beneficiaries of each of the Stockholders is as set forth in the organizational trust documents of each of the Stockholders. Stockholders have made available to Buyer a true and complete copy of each current organizational trust document of each Stockholder, as amended to date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY GROUP
Except as set forth in the Disclosure Schedules (which shall be deemed part of the representations and warranties under this Article IV), Selling Parties represent and warrant to Buyer that the statements contained in this Article IV are true and correct as of the date hereof and (subject to updates for Authorized Updates) as of the Closing Date. Notwithstanding anything to the Contrary, immediately upon the execution of the Joinder Agreement, all of the representations and warranties in this Article IV shall be with respect to the Company, including Merger Sub as the successor-in-interest to the Company in all respects, as if the original party thereto.

Section 4.01 Authority. The Company has all necessary power and authority to enter into this Agreement and each Transaction Document to which it is a party (other than the Transition Notices, Termination and Release Letters, the Lhuissier Employment Documents, the Separation Agreements, and the Transition Agreement), to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company any of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby and by the Transaction Documents described above have been duly authorized by all requisite action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.
Section 4.02 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of New York and each member of the Company Group and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Section 4.02 of the Disclosure Schedules sets forth each jurisdiction in which each member of the Company Group is qualified, licensed or registered to transact business as a foreign entity, and each member of the Company Group is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be adversely material to the Company Group. All corporate actions taken by the Company in connection with this Agreement will be duly authorized on or prior to the Closing.
Section 4.03 Capitalization.
(a)    The authorized capital stock of the Company consists of 1,000 shares of common stock, no par value, of which 10 shares are designated as Class A Voting Common Stock, no par value, and 990 shares are designated as Class B Non-Voting Common Stock, no par value, and all 1,000 shares of which are issued and outstanding and constitute the Shares. All of the Company Equity have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially, as of the date hereof, by Stockholders in the amounts set forth in Section 4.03 of the Disclosure Schedules, and as of the Closing, by Seller, free and clear of all Encumbrances (other than under applicable securities Laws).
(b)    Other than the Company Equity, there are no other Equity Interests of the Company issued or outstanding as of the date hereof. All of the Company Equity was issued in compliance with applicable Laws. The Company Equity was not issued in violation of any agreement, arrangement or commitment to which any Stockholder or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.
(c)    Other than in connection with the Reorganization, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Interests of any member of the Company Group or obligating any Selling Party or the Company to issue or sell any Equity Interests of any member of the Company Group. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Equity.
(d)    The register of the owners of Equity Interests and all transfer records related thereto, and all other records related to the current and prior owners of Equity Interests of the Company are complete and correct and have been maintained, in all material respects, with all applicable Laws.
Section 4.04     Subsidiaries.
(a)    Section 4.04 of the Disclosure Schedules sets forth a complete and accurate list of the name and jurisdiction of each Company Subsidiary and the number and type of the authorized, issued and outstanding equity interests of each Company Subsidiary and the current ownership thereof. Except as set forth in Section 4.04 of the Disclosure Schedules, all of the outstanding Equity Interests of each Company Subsidiary are directly owned of record by the Company, free and clear of any Encumbrances (other than applicable securities Laws). Other than the Company Subsidiaries, no member of the Company Group owns, or has any Equity Interests or any other interest in any other Person. The outstanding equity interests of each Company Subsidiary have been duly authorized, are validly issued, fully paid and non-assessable, were not issued in violation of any preemptive right, transfer restriction, right of first refusal, stock appreciation right, repurchase or redemption right or similar right.
(b)    There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity interests of any Subsidiary or obligating any Selling Party or the Company to issue or sell any shares of Equity Interests in any Company Subsidiary. No Company Subsidiary has outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Equity Interests in any Company Subsidiary.

Section 4.05    No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws (or equivalent governing document) of any member of the Company Group; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company Group; or (c) except as set forth in Section 4.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a material violation or breach of, constitute a default under, or result in the acceleration of, any Material Contract. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to each Selling Party or the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act and as set forth in Section 4.05 of the Disclosure Schedules.

Section 4.06    Financial Statements.

(a)    Section 4.06(a) of the Disclosure Schedules sets forth copies of (a) the Company Group’s audited consolidated financial statements consisting of the balance sheet of the Company Group as of December 31, in each of the years 2021 and 2022 and the related audited statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and (b) unaudited consolidated financial statements consisting of the balance sheet of the Company Group as of December 31, 2023 and February 29, 2024 and the related unaudited statements of income and retained earnings, stockholders’ equity and cash flow for the twelve (12) month period and two (2) month periods then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved and consistent with the books and records of the Company Group, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements fairly present in all material respects the financial condition of the Company Group as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The Financial Statements have been regularly kept and maintained in accordance with the Company Group’s normal and customary practices. The balance sheet of the Company Group as of December 31, 2023 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.
(b)    The Company Group maintains a system of internal accounting controls and procedures appropriate for its size and the industry in which it operates that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of their financial statements in accordance with GAAP. The Company Group has not identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company Group, (ii) any fraud, whether or not material, that involves the management of the Company Group or any personnel who have a role in the preparation of Financial Statements or the internal accounting controls utilized by the Company Group, or (iii) any claim or allegation regarding any of the foregoing.
(c)    Section 4.06(c) of the Disclosure Schedules contains a true, correct and complete list of all Debt of the Company Group.

Section 4.07    Accounts Receivable; Accounts Payable.

(a)    Section 4.07(a) of the Disclosure Schedules sets forth a complete and accurate list of all accounts receivable of the Company Group (“Accounts Receivable”) as of the Interim Balance Sheet Date, which list sets forth the aging of such Accounts Receivable. All Accounts Receivable and the accounts receivable that have arisen after the Interim Balance Sheet Date are (i) reflected on the books and records of the Company Group and represent valid obligations that arose from bona fide transactions entered into by the Company Group from products actually sold or services actually performed, as applicable, by the Company Group in the ordinary course of business and (ii) constitute only valid, undisputed claims of any member of the Company Group that as of the date of this Agreement are not subject to any valid claims of set-off, disputes or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. Since the Interim Balance Sheet Date, the Company Group has not recorded any reserves or allowances against Accounts Receivable.
(b)    No member of the Company Group is delinquent in its payment of any material amounts of accounts payable or accrued liability as of the date hereof, and no such accounts payable or accrued liabilities have been deferred (regardless of whether such member of the Company Group and such third party have agreed to such deferral).
Section 4.08    Undisclosed Liabilities. The Company Group has no Liabilities of any kind and there is no Occurrence that would reasonably be expected to result in any Liabilities except for (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date; (b) those which have been incurred in the ordinary course of business since the Interim Balance Sheet Date, (c) those arising under the terms of any contract, agreement or Permit binding upon the Company, excluding any liabilities arising from any breach or default under such contract, agreement or Permit, and (d) those set forth in Section 4.08 of the Disclosure Schedules.
Section 4.09 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by the Agreement, in connection with the Reorganization (including the transactions to be effected in connection therewith), or as set forth on Section 4.09 of the Disclosure Schedules, from the Interim Balance Sheet Date until the date of this Agreement, the Company Group has operated in the ordinary course of business in all material respects and there has not been, with respect to any member of the Company Group, any:

(a)    event, occurrence or development that has had a Material Adverse Effect;
(b)    amendment of the charter, by-laws or other organizational documents;
(c)    split, combination, recapitalization, reclassification, or like changes in capitalization;
(d)    issuance, sale, transfer, pledge, encumbrance, or other disposition of any of its Equity Interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Equity Interests;
(e)    purchase, redemption, or acquisition of its Equity Interests;
(f)    material change in any method of accounting or accounting practice of the Company Group, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;
(g)    (i) incurrence, assumption or guarantee of any Debt in an aggregate amount exceeding $100,000, except unsecured current obligations and liabilities incurred in the ordinary course of business, (ii) subjecting of any properties or assets to any Encumbrances (other than Permitted Encumbrances), or (iii) making of any loans or advances to any third party;
(h)    sale or other disposition of any of the assets shown or reflected on the Interim Balance Sheet, except in the ordinary course of business and except for any assets having an aggregate value of less than $100,000;
(i)    (i) grant or announcement of any new incentive awards, equity or equity-based compensation, bonus or similar compensation or any increase in the wages, salaries, compensation, bonuses, or incentives payable to any employee, officer or director of the Company Group or independent contractor providing similar services, (ii) establishment or increase or promise to increase any benefits under any Benefit Plan or any program, policy, or arrangement that would be a Benefit Plan if in effect as of the date hereof, (iii) adoption, amendment or termination of any employment agreement for an employee whose base salary or compensation is at least $100,000, (iv) implementation of any employee layoffs that could implicate the WARN Act, (v) hire or engagement of any individual on a full-time, part-time, consulting, independent contractor, or other basis, except for any employee with an annualized salary or equivalent compensation not in excess of $100,000, or (vi) grant any additional rights to severance, termination, change in control, retention or similar compensation or benefits or any director, officer, employee or independent contractor of the Company Group;
(j)    adoption, amendment or modification of any Benefit Plan or the administration thereof;

(k)    entrance into, adoption, amendment, or termination of any collective bargaining agreement, works council agreement, trade union agreement, employee representation agreement, or similar agreement or arrangement;
(l)    grant, increase in the rate or terms of, or acceleration of the timing or vesting of any compensation, fees, benefits, or other payments to any current or former employee, independent contractor, consultant or temporary employee;
(m)    entrance into, material amendment of or termination of any Material Contract or any Insurance Policy;
(n)    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or Equity Interests of, or by any other manner, any business or any Person or any division thereof;
(o)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(p)    waiver of any material claims or rights of material value or entrance into any compromise, settlement or release with respect to any Proceeding, other than any settlement or release involving less than $100,000 that contemplates only the payment of money (which payment shall be fully paid prior to the Closing Date) without admission of wrongdoing or misconduct, without ongoing limits on the ownership, conduct or operation of the Business and results in a full and absolute release of the claims giving rise to such Proceeding;
(q)    sale, transfer, assignment, lease, license, sublicense, abandonment, permission to lapse or expire (other than expiration of registered Intellectual Property in accordance with its maximum statutory term) or otherwise dispose of any Owned Intellectual Property;
(r)    permission of any Material Permit to lapse or expire; or
(s)    any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 4.10     Material Contracts.
(a)    Section 4.10(a) of the Disclosure Schedules sets forth, by applicable subsection, a correct and complete list of each of the following types of Contracts (and each amendment and modification thereto) of the Company Group as of the date of this Agreement (such Contracts, whether or not listed on Section 4.10(a) of the Disclosure

Schedules, together with all Leases listed in Section 4.14(a) of the Disclosure Schedules and all IP Licenses, collectively, the “Material Contracts”):
(i)    all Contracts pursuant to which the Company Group (A) made payments to any third party in the twelve (12) month period prior to the date hereof, in excess of $100,000; or (B) received payments from any third party in the twelve (12) month prior to the date hereof, in excess of $100,000;
(ii)    all Contracts involving the performance of services or delivery of goods or materials by or to the Company Group which are not terminable by the Company Group, without payment of penalty or premium on not more than thirty (30) days’ notice
(iii)    all Contracts that relate to the sale of any of the Company Group’s assets, other than in the ordinary course of business, for consideration in excess of $100,000;
(iv)    all Contracts that relate to the acquisition of any business or division thereof, Equity Interests, or material assets of any other Person or any real property (whether by merger, sale of Equity Interests, sale of assets or otherwise), in each case involving amounts in excess of $100,000;
(v)    any Contracts providing for the deferred payment of any purchase price, including any “earnout” or other contingent fee arrangement, that remains outstanding;
(vi)    (A) any indenture, mortgage, pledge, security agreement, note or other Contract evidencing Debt of the Company Group or otherwise placing an Encumbrance on any asset or property of the Company Group, (B) any guaranty or any other evidence of Liability for any Debt or obligation of any other Person, or (C) any letter of credit, bond or other indemnity (including letters of credit, bonds or other indemnities as to which any member of the Company Group is the beneficiary but excluding endorsements of instruments for collection in the ordinary course of the operation of such entity);
(vii)    all Contracts providing for the assignment or transfer of any ownership interest in any Intellectual Property to any member of the Company Group or to any other Person by any member of the Company Group;
(viii)    all Government Contracts;
(ix)    all Contracts with Material Customers;
(x)    all Contracts with Material Suppliers;

(xi)    (A) any Contracts with an individual service provider which requires the payment of more than $100,000 annually in compensation, (B) any Contracts with an individual service provider which is not terminable without liability for any penalty or payment, and (C) any Contracts with any officers, directors, employees or independent contractors which commits the Company Group to any severance, termination, change in control, or other benefits or compensation which become payable upon the consummation of the transaction contemplated hereby (whether directly or following the occurrence of a subsequent event);
(xii)    all partnership, joint venture, profit sharing, strategic alliance, tax sharing, or similar agreements or arrangements involving a share of profits, losses, costs or Liabilities between the Company Group, on the one hand, and a third party, on the other hand;
(xiii)    any Contracts that contain (A) a covenant by any member of the Company Group not to compete in any line of business or with any Person or to conduct business in any geographic location, (B) restrictions against soliciting or hiring any Person (other than non-solicitation covenants entered into in the ordinary course of business consistent with past practice and which are not material to the Company Group), or (C) “most favored nations” terms or establishes an exclusive sale or purchase obligation with respect to any product or geographic area;
(xiv) all outstanding powers-of-attorney granted by any member of the Company Group for any purpose whatsoever;
(xv)    each form of Contract used by the Company Group as a standard form in the ordinary course of business;
(xvi)     all Contracts related to capital projects and capital expenditures in excess of $100,000 individually or $200,000 in the aggregate;
(xvii)     all Contracts between or among the Company on the one hand and any Selling Party or any Affiliate of a Selling Party (other than the Company) on the other hand;
(xviii)    all collective bargaining agreements or agreements with any labor organization, union or association to which the Company is a party; and
(xix)    each other Contract to which the Company Group is a party or by which it or its assets are otherwise bound which is reasonably likely to involve the payment to or by the Company Group of more than $100,000 in the aggregate.

(b)    The Company has made available to Buyer true and complete copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder). Each of the Material Contracts are in full force and effect, represent the valid and binding obligations of the Company Group and, to the Knowledge of Stockholders, represent the valid and binding obligations of the other parties thereto in accordance with the terms thereof. No member of the Company Group is in breach of, or default under (or is alleged to be in breach or default under) any Material Contract, and to the Knowledge of Stockholders, no counterparty thereto is in breach of, or default under any Material Contract. No member of the Company Group has received any written claim or notice that any other party to a Material Contract intends to cancel, terminate, breach, attempt to adversely alter the terms, or accelerate the payments of any such Material Contract. No Occurrence has occurred or exists which, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any material benefit thereunder.

Section 4.11    Title to Assets; Personal Property.
(a)    Section 4.11(a) of the Disclosure Schedules sets forth a complete and correct list of (i) each vehicle, item of machinery or equipment, tool and other asset (other than real property) owned by the Company Group (A) with an individual book value in excess of $50,000 in respect of any item or (B) which is otherwise material to the operation of the Business, and, in each case, including the location thereof, and (ii) each vehicle, item of machinery, equipment, tools and other tangible asset (other than real property) leased to or by the Company Group under agreement providing for annualized payments of more than $50,000, together with the location of such asset.
(b)    The Company Group has good and valid title in or other valid right to use, all assets and properties that are reflected on Section 4.11(a) of the Disclosure Schedules, reflected in the Interim Balance Sheet, or acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date. All such tangible properties and assets constitute all the tangible property reasonably necessary to conduct the Business as currently conducted, and are in good condition and working order, reasonable wear and tear excepted. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances.
(c)    The furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property used by the Company Group are in good operating condition and repair, subject to ordinary wear and tear, and are adequate for the uses to which they are being utilized, and none of such furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except routine maintenance and repairs in the ordinary course of business that are not material in nature or cost.

Section 4.12     Inventory. All inventory of the Company Group (including all raw materials, works-in-process or finished goods related thereto) included as Current Asset in Closing Working Capital (a) consists of items of good, usable and merchantable quality and none of such inventory is damaged in any material respect or obsolete, and (b) the quantities of each item of such inventory are not excessive, but are reasonable in the present and immediately projected circumstances of the operation of the Business and are saleable in the ordinary course of business and in accordance with GAAP, subject to normal and customary allowances in the industry for damage and outdated items. All items included in the inventory of the Company Group are the property of the Company Group, free and clear of any Encumbrance other than Permitted Encumbrances, are not held by the Company Group on consignment from others and conform in all material respects to all standards applicable to such inventory for its use or sale imposed by Governmental Authorities. All such inventory not written off in the Interim Financial Statements has been valued in accordance with GAAP consistently applied, and with respect to inventory intended for sale, at prices at least equal to the value thereof on the books of the Company Group, subject to any reserve therefor set forth in the Interim Financial Statements. All such inventory, together with additional items of inventory arising since the Interim Balance Sheet Date, was acquired at a cost not exceeding market prices prevailing at the time of purchase and available to the Company Group in the ordinary course of business and has been maintained and replenished in accordance with the regular business practices of the Company Group. Since the Interim Balance Sheet Date, the inventory of the Company Group has been replenished in a normal and customary manner, consistent with past practice.
Section 4.13     Customer Warranties; Product Liability.
(a)    Each product manufactured, sold, leased, licensed, delivered or installed by the Company Group and all services performed by the Company Group for customers (collectively, the “Products”) is, and at all times since the Lookback Date has been (i) in material compliance with all applicable Laws including all trading and consumer regulations and standards in the country of sale, (ii) fit for the ordinary purposes for which it is intended to be used, (iii) in conformity with any and all Contracts, express and implied warranties, promises and affirmations of fact made by any member of the Company Group in all material respects.
(b)    No member of the Company Group has any material Liability (and, to Stockholders’ Knowledge, there is no fact, situation, circumstance, condition or other basis for any present or future Proceeding giving rise to any material Liability) for replacement or repair of any Products or other damages in connection with any Products, subject only to the reserve for product warranty claims set forth on the face of the Interim Balance Sheet, as adjusted for the passage of time in accordance with GAAP.

(c)    None of the Products sold by the Company Group since the Lookback Date has been the subject of any replacement, retrofit, modification or recall campaign by any member of the Company Group (voluntary or otherwise), and to Stockholders’ Knowledge, there is no reasonable basis for any replacement, retrofit, modification or recall campaign relating to such Product. There are not and there have not been any material disputes or controversies involving any customer, distributor, supplier or any other Person regarding the quality, merchantability or safety of or defect in, or involving a claim of breach of warranty which has not been fully resolved with respect to, or involving a claim for product liability damages directly or indirectly caused by, any Product purchased, manufactured or sold by the Company Group.

Section 4.14    Real Property.
(a)    Section 4.14(a) of the Disclosure Schedules sets forth a true and complete list of all real property owned by any Affiliate of any Stockholder and used in connection with the Business (collectively, the “Owned Real Property”). Each such Affiliate of any Stockholder has good, insurable and marketable fee simple title to the Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances. There are no outstanding options, repurchase rights or rights of first refusal to purchase or lease any Owned Real Property, or any portion thereof or interest therein to which any Selling Party, member of the Company Group, or any Affiliate of the foregoing is a party. There are no facts, circumstances, or conditions that are reasonably likely to result in any Encumbrances, except Permitted Encumbrances, against the Owned Real Property. Each Stockholder has made available to Buyer true and correct copies of all surveys, including ALTA surveys, boundary surveys, and as-build surveys, zoning reports, environmental reports, property inspection or engineering reports, and true and correct copies of all title commitments and title policies with respect to the Real Property that are in the possession or reasonable control of such relevant Affiliates of Stockholder prior to the date hereof. No Selling Party, no member of the Company Group, nor any Affiliate of the foregoing has leased (other than pursuant to the Leases (as hereinafter defined) or (other than pursuant to the Permitted Encumbrances) otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof.
(b)    Section 4.14(b) of the Disclosure Schedules list of all real property leased or subleased (of any tier) (collectively, the “Leased Real Property”) by Selling Parties or the Company Group or used in connection with the operation of the Business (the Contracts pursuant to which such Leased Real Property is leased being the “Leases” and each, a “Lease”), including a list of all Leases and the identification of the lessee and lessor thereunder. Selling Parties have made available to Buyer a true and complete copy of each Lease.
(c)    All Leases are in full force and effect and are valid and effective against the applicable member of the Company Group and the counterparties thereto, in accordance with their respective terms, and there is not under any of such Leases, any existing breach or default in any material respect by the Company Group or, to the Knowledge of Stockholders, the

counterparties thereto. The Company Group has not received any written notice or has any Knowledge of any actual or possible violation of the Leases. Such member of the Company Group has accepted possession of the Leased Real Property demised pursuant to each Lease and is in actual possession thereof and has not sublet, assigned, encumbered or hypothecated its leasehold interest. Except as set forth on Section 4.14(c) of the Disclosure Schedules, the applicable member of the Company Group has all right, title, and interest in all leasehold estates and other rights purported to be granted to it by each Lease, in each case free and clear of any Encumbrance other than Permitted Encumbrances. No Occurrence has occurred or exists which, with notice or lapse of time or both, would be reasonably expected to give rise to, serve as a basis for, or would constitute a breach or an event of default under any Lease or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any material benefit thereunder. The Company Group enjoys peaceful and undisturbed possession under such Leases. With respect to the Leases: (i) the Company Group has performed all material obligations required to be performed by the Company Group to date under such Lease and are not beyond all applicable notice and cure periods in breach or default thereunder; (ii) all rent, and additional rent including operating expenses and property Taxes are current; and (iii) all consents required from any Person for the entry into any Lease or prior transfer of any Lease have been obtained.
(d)    There are no eminent domain, condemnation or other similar proceedings pending or, to the Knowledge of Stockholders, threatened against any member of the Company Group or otherwise affecting any portion of Real Property, and the Company Group has not received any written notice of the same. The current use of the Real Property does not violate in any material respect any instrument of record or agreement affecting the Real Property, and there is no violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over the Real Property or the use or occupancy thereof, except for such violations as would not interfere with the continued use and operations of the Company Group as currently conducted of the property to which they relate or materially and adversely affect the value thereof for the current use by the Company Group.
(e)    The Real Property is in compliance with all applicable building, zoning, subdivision, health and safety and other land use and similar applicable Laws affecting the Real Property, and no member of the Company Group nor any Affiliate of any Selling Party has received any written notice of any violation or claimed violation by any of them of any such Laws with respect to the Real Property which have not been resolved. The current uses of and existing structures located on the Real Property are in compliance with applicable Law. The improvements, building systems, and all building components located on the Real Property are in good condition, structurally sound, free from material defects, and sufficient for the conduct of the Business, subject to normal wear and tear. All mechanical and other systems within the improvements on the Real Property are in good operating condition, subject to normal wear and tear, and not requiring material repair.

(f)    There are no proposed special assessments, or proposed material changes in property Tax or land use or other Laws affecting the Real Property.
(g)    There is no pending or threatened Proceeding that would interfere with the use, value, operations or quiet enjoyment of any of the Real Property by the Company Group prior to or after the Closing.
(h)    The Real Property is adequate to service the normal operations of the Company Group at each Real Property as conducted in the last twelve (12) months and, all Permits required in connection with the normal operation of the Real Property as operated in the last twelve (12) months have been obtained and are in full force and effect. All rent and additional rent, including operating expenses and property taxes due and payable under the Leases have been paid to date. The Real Property is adequately serviced by public or private telecommunications, water, sewer and electricity services. The Real Property is in good operating condition and repair, subject to ordinary wear and tear, and free from material defects.
(i)    No construction, alteration, or other improvement work with respect to the Real Property is currently ongoing.

Section 4.15    Intellectual Property; Data Privacy.
(a)    Section 4.15(a) of the Disclosure Schedules lists all registrations and applications for registration of Intellectual Property, all domain names, and all registered and material Intellectual Property owned or purported to be owned by the Company Group (the foregoing, together with all Intellectual Property owned or purported to be owned by the Company Group, the “Owned Intellectual Property”). All Owned Intellectual Property that is registered with a Governmental Authority is subsisting and is valid and enforceable. The respective member of the Company Group solely and exclusively owns all right, title and interest in and to its Owned Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances). The Company Group has the valid rights, pursuant to valid written agreements, to use all Intellectual Property licensed from third parties used in or necessary for the conduct of the operation of the Business in the manner conducted immediately prior to the Closing (the “Licensed Intellectual Property”). The Owned Intellectual Property and the Licensed Intellectual Property constitute all of the Intellectual Property used or practiced in, held for use or practice in or necessary for the operation of the Business in the manner conducted immediately prior to the Closing Date. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in: (i) the loss or impairment of the Company Group’s right to own or use any Intellectual Property, or (ii) the payment of any additional consideration for the Company Group’s right to own or use any Intellectual Property. All fees have been timely paid and all required communications and responses timely filed with regard to all Owned Intellectual Property subject to registration with a Governmental Authority or other registrar, and the Company Group and each of its Representatives has complied with the duty of candor and disclosure, and have not made any material misrepresentations in connection with the prosecution and maintenance of any Patents and Patent applications. No grants, funding, facilities, or personnel of any Governmental Authority or university, research institution or similar entity was used to develop or create (in whole or in part) any Owned Intellectual Property.
(b)    No Patent that is part of the Owned Intellectual Property has been the subject of or is now involved in any interference, reissue, reexamination, or inter partes proceeding or has been challenged in any way (other than normal course proceedings regarding the prosecution of patents); no Patent that is part of the Owned Intellectual Property is subject to any compulsory license, including as related to the products or services of the Business; and no Patent that is part of the Owned Intellectual Property (i) is subject to any obligation to be licensed to third parties as a result of any member of the Company Group’s or any Selling Party’s participation in or commitment to any standards-setting bodies, industry groups or other similar organizations (“Standards Organizations”) or (ii) has been identified by any Selling Party, any member of the Company Group, or any other Person, as essential to any Standards Organization or any standard promulgated by any Standards Organization. The Company Group is in possession of all necessary employment contracts, consultancy contracts, commissioning agreements, development agreements, assignments, lists of developers, prototype versions, development records and other documents necessary to establish ownership of the Owned Intellectual Property.
(c)    Except as set forth in Section 4.15(c) of the Disclosure Schedules: (i) neither the use nor practice of the Intellectual Property, nor the conduct of the Business as of the date hereof and as of the Closing Date, infringes, dilutes, misappropriates or otherwise violates, and has not infringed, diluted, misappropriated or otherwise violated the Intellectual Property of any Person; (ii) there is no, and there has been no Proceeding pending, threatened in writing or, otherwise threatened against the Company Group, in each case, alleging that any member of the Company Group infringed, diluted, misappropriated or otherwise violated the Intellectual Property of any other Person, and there are no facts or circumstances that would form the basis for any such claim or challenge; and (iii) there are no Proceedings pending or threatened by the Company Group, or by any Person on behalf of the Business, against any Person alleging infringement, misappropriation or other violation of any Owned Intellectual Property, and, no Person is, or has been, infringing, misappropriating, diluting or otherwise violating any Owned Intellectual Property, and no member of the Company Group has made any claim or allegations against any Person alleging the foregoing.

(d)    Section 4.15(d) of the Disclosure Schedules lists (i) each license, sublicense, consent to use agreement, settlement, coexistence agreement, covenant not to sue, waiver, release, or other express grants of right to use which the Company has granted to any third party with respect to any Owned Intellectual Property (“IP Outbound Licenses”); and (ii) each item of Intellectual Property that any third party owns and that the Company Group uses in connection with the Business pursuant to a license, sublicense, agreement or permission, in each case other than licenses of commercially available off-the-shelf software licensed pursuant to shrink-wrap or click-wrap licenses (“IP Inbound Licenses” and together with the IP Outbound Licenses, the “IP Licenses”). There are no third party consents or other permissions, with respect to any Owned Intellectual Property or IP Inbound Licenses, required for the completion of the transactions contemplated hereby. Neither the use, validity, enforceability nor scope of, nor any member of the Company Group’s title or other rights to, any Intellectual Property owned or purported to be owned by the Company Group is currently being, or has been, challenged in any Proceeding or threatened to be challenged in any Proceeding. The Company Group possesses all rights to all Intellectual Property related to the manufacture and sale of the products of the Company Group, and, except as set forth in Section 4.15(c) of the Disclosure Schedules, there are no restrictions on any member of the Company Group regarding the marketability or sale of any of its respective products. Neither the use, validity, enforceability nor scope of, nor the title or other rights to any Intellectual Property created by or for the Company Group as “works made for hire” or that was assigned to the Company Group, or that is or was assigned by any member of the Company Group to any of the Company Group’s customers, is the subject of any current or former dispute or Proceeding or is or was otherwise threatened to be challenged in any Proceeding.
(e)    The Company Group has (i) taken commercially reasonable measures, consistent with customary practices in the industry in which it operates, to protect the confidentiality of all of its trade secrets (including relating to Software source code) and all other confidential and proprietary information of the Business including the material trade secrets (including Software source code) and all other proprietary and confidential information of third parties (including Governmental Authorities) that has been provided to the Company (“Company Sensitive Information”) and (ii) executed either written confidentiality and invention assignment agreements or written agreements incorporating confidentiality and invention assignment agreements or provisions with all of its past and present employees, contractors, officers and consultants who have been employed or engaged to develop Intellectual Property for the Business and pursuant to which such employees, contractors and consultants have (A) acknowledged that all such Intellectual Property rights are “works made for hire” for the Company Group under applicable Law and assigned to the applicable member of the Company Group under a present and irrevocable assignment of all their rights in and to all Intellectual Property each individual had developed or created, or assisted in developing or creating, or develops or creates or assists in developing or creating, in the course of their engagement with such member of the Company Group and provided an exclusive, irrevocable, and perpetual license or covenant not to sue in relation to, or waiver of, all such Intellectual Property rights that are non-assignable under the Law, and (B) agreed to hold all trade secrets and all other confidential and proprietary information of the Company Group and of third parties that has been provided to the Company Group in confidence both during and after their employment or engagement. No manager, director, officer, employee, consultant, or other representative of any member of the Company Group owns or claims any rights in any Intellectual Property owned, purported to be owned, or used by the Company Group. Except as set forth on Section 4.15(e) of the Disclosure Schedules, (x) no Person has excluded any Intellectual Property from their respective confidentiality and invention assignment agreement, (y) no Person is in breach, in any material respect, of their respective confidentiality and invention assignment agreement, and (z) there has not been any disclosure of or access to any material trade secret or other confidential and proprietary information of the Company Group or of any third party that has been disclosed to the Company Group and with respect to which the Company Group is bound by obligations of confidentiality to any Person in a manner that has resulted or is reasonably likely to result in the loss of trade secret in and to such information or that did, will, or is expected to cause a Material Adverse Effect on any member of the Company Group or the Buyer.
(f)    The Company Group has not made any Company Sensitive Information, available to any Person except with proper authorization and pursuant to written confidentiality agreements or as required by the requirements of a Government Contract or applicable Law. All use, disclosure or appropriation of any trade secret or other confidential or proprietary information not owned by the Company Group that had been provided to any member of the Company Group has been used pursuant to the terms of a written agreement between a member of the Company Group and the owner of such trade secret or confidential or proprietary information, or is otherwise lawful. No member of the Company Group has received any notice from any Person that there has been an unauthorized use or disclosure of any Company Sensitive Information. No Person that has received any Company Sensitive Information from the Company has refused to provide to the Company, after the Company’s request therefore, a certificate of return or destruction of any documents or materials containing such Company Sensitive Information. There has not been any breach of confidentiality obligations with respect to, or unauthorized use or disclosure of, any Company Sensitive Information.
(g)    The Company Group has been and is in actual possession of or has sufficient control and rights over, and has complete, valid and enforceable rights to use without restriction, all data, data sets and databases used in, held for use in, or necessary for the conduct of the Company Group’s business (collectively, “Company Owned Data and Data Sets”). No item or portion of the Company Owned Data and Data Sets has been taken or scraped from the Internet or any other source without valid consent, authorization, or the valid and enforceable provision to the Company Group of sufficient rights.
(h)    The Company Group has at all times complied with all Privacy Requirements. The Company Group has in place publicly published privacy policies regarding the Processing of Personal Information in its possession, custody or control, or otherwise held or processed on its behalf. None of the Company Group’s privacy policies, notices or terms of use have contained any material omissions or misleading or deceptive information. The Company Group has not received any written notice (including written notice from third parties acting on its behalf) of any Proceeding alleging a violation of any Privacy Requirements, nor has any such claim been threatened. The Company Group has implemented commercially reasonable measures designed to protect and maintain the confidentiality of all Personal Information and all other Company Sensitive Information collected by or on behalf of the Company Group or otherwise provided to the Company Group in connection with the Business and to maintain the security of their data storage practices for Personal Information in accordance with Privacy Requirements and consistent with commercially reasonable industry standard practices for the types of data Processed by Company Group. The Company Group has been, and is, in compliance with all applicable Laws (including Privacy Laws) and contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information and, in each case consistent with commercially reasonable industry practices applicable to such types of data. The Company has not been notified of any complaint, Proceeding, investigation (formal or informal), by any private party, data protection authority, or any Governmental Authority, with respect to the collection, use, retention, disclosure, transfer, storage, security, disposal or other processing of Personal Information or any other claim related to data security or privacy or alleging a violation of any of its privacy policies, or any Privacy Law, nor has any such claim been threatened. The Company has taken commercially reasonable steps to ensure that all third party service providers, outsourcers, contractors, or other persons who process, store or otherwise handle Personal Information for or on behalf of the Company have agreed to comply with applicable Privacy Laws including providing any required notice and obtaining any consents required and have taken commercially reasonable steps to protect and secure Personal Information from loss, theft, misuse or unauthorized access, use, modification or disclosure. There has been no unauthorized access, use, or disclosure of Personal Information or other sensitive data in the possession or control of the Company or any of its providers or other contractors, or otherwise in connection with the Business.
(i)    The Company Group has taken commercially reasonable steps to ensure that all third party service providers, outsourcers, contractors, or other persons who Process, store or otherwise handle Personal Information for or on behalf of the Company Group have agreed to materially comply with applicable Privacy Requirements and taken reasonable steps to protect and secure Personal Information from loss, theft, misuse or unauthorized access, use, modification or disclosure. There have been no material Information Security Incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company Group or collected, used or processed on behalf of the Company Group, and no member of the Company Group has provided or been legally required to provide any notice to any Person in connection with a disclosure of Personal Information.
(j)    All of the IT Systems are owned by, or licensed, leased or supplied under a valid, enforceable and subsisting written contract to a member of the Company Group, and (i) include all hardware and software components and design features and protections that are required to carry on the Business as it was carried out in the twelve (12) months prior to the date hereof; (ii) are in good working condition, ordinary wear and tear excepted, to effectively perform all computing, information technology, and data processing operations necessary for the conduct of the Business; (iii) are free of any “back door” functionality, material viruses, defects, bugs, and errors or any “drop dead device,” “time bomb,” “Trojan horse” or “worm”, as such terms are commonly understood in the software industry (“Harmful Code”); (iv) have not suffered any malfunction, failure, security breach, continued substandard performance, denial-of-service attack, defect or any other impairment that has resulted or is reasonable likely to result in a material disruption or material damage to any member of the Company Group; and (iv) are in compliance with all applicable Laws. The Company Group’s rights with respect to the IT Systems will not be lost or rendered liable to termination by virtue of the performance of this Agreement. The Company Group has maintained commercially reasonable administrative, physical and technical safeguards consistent with normal industry practice that are designed to (A) protect the confidentiality, integrity and accessibility of IT Systems and information contained therein (including Intellectual Property, Personal Information and all other Company Sensitive Information, Company Owned Data and Data Sets, and other information subject to confidentiality obligations), and specifically, (B) prevent against loss and unauthorized access, use, modification, disclosure or other use of such information that would not, in each foregoing case, be consistent with Privacy Requirements applicable to the Company Group. The Company Group has been, and is, in material compliance with all Privacy Requirements. None of the data (including Company Sensitive Information and all other Company Owned Data and Data Sets) that the Company Group stores in its IT Systems or processes has been subject to any actual or suspected loss, corruption, theft, unauthorized access, malware intrusion, or other cybersecurity breach (including ransomware).
(k)    The Company Group with respect to the Business has maintained and implemented commercially reasonable or legally required plans, policies or procedures for privacy, physical and cyber security, business continuity and incident response, including reasonable administrative, technical and physical safeguards to protect the confidentiality and security of Company Sensitive Information in its possession, custody or control against unauthorized access, use, modification, disclosure or other misuse and to safeguard the IT Systems used by the Company Group against the risk of material business disruption. The Company Group acts in compliance with such plans, procedures or policies in all material respects. No unauthorized Person has breached or accessed the IT Systems without authorization. There has been no event or occurrence with respect to the IT System that has caused (i) a material failure, breakdown, disruption or interruption in or use of, the IT Systems or (ii) the corruption, theft or loss of any Company Sensitive Information or other data in the Company Owned Data and Data Sets stored by or for the Company Group.
(l)    The Company Group has maintained and continues to maintain a cyber insurance policy that is reasonably adequate and suitable for the nature of the Business. No claims have been made against such cyber insurance policy.
(m)    Section 4.15(m)(i) of the Disclosure Schedules sets forth a true, correct, and complete list of all Software that is owned or purported to be owned by any member of the Company Group (“Company Owned Software”), including for each item (A) a list of all Open Source Software modules embedded in or linked to (dynamically or statically) each such item of Company Owned Software along with identification of the relevant licenses (including version numbers) associated with each such item of Open Source Software, and (B) a list of all other third party Software modules embedded in or linked to such Company Owned Software (“Third Party Software Modules”) along with identification of the associated licenses or other agreements associated with each Third Party Software Module. No member of the Company Group has received any written or oral notice alleging a violation or breach of any such licenses. No Open Source Software or Third Party Software Module is embedded or linked to (dynamically or statically), included with, incorporated in, or otherwise used with any Company Owned Software, that is associated with a Copyleft Software license or other license that requires as a condition of use, modification, distribution of, or linking to, such Open Source Software or Third Party Software Module, that such Open Source Software, Third Party Software Module, or any other Software or other Intellectual Property rights relating to, derived from, combined with, distributed with, and/or linked to, such Open Source Software or such Third Party Software Module be: (a) disclosed or distributed in source code form; (b) licensed for the purpose of making derivative works; or (c) redistributable at no charge. Section 4.15(m)(ii) of the Disclosure Schedules sets forth a true, correct, and complete list of all Software owned by a third party (other than that which is listed in Section 4.15(m)(i)) of the Disclosure Schedules that is licensed, used, reproduced, modified, or distributed by the Company Group, including commercially available off-the-shelf Software used by the Company (collectively “Company Licensed Software”, and together with the Company Owned Software, the Open Source Software, and Third Party Software Modules, the “Company Software”). All Company Software is either owned by the Company Group or licensed to the Company Group under a valid and enforceable agreement. Neither the Company Group nor the other party to any agreement relating to the Company Licensed Software is in breach of such agreement or has expressed an intent to terminate such agreement. There is no Harmful Code in any Company Software. All payments due under any license agreements for Company Software are reflected in the financial statements disclosed to Buyer.
Section 4.16    Insurance. Section 4.16 of the Disclosure Schedules sets forth a list, as of the date hereof, of each policy maintained by the Company Group or with respect to which any member of the Company Group is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”). The Company Group has made available to Buyer true, correct and complete copies of all such Insurance Policies. Such Insurance Policies are in full force and effect on the date of this Agreement and shall remain in full force and effect as of immediately following the Closing. All premiums due on such Insurance Policies have been paid or have been fully accrued for on the Financial Statements. Such Insurance Policies (a) collectively have provided adequate insurance coverage for the assets and operations of the Company Group with a level of cover not less than the minimum amount required under its contracts with material customers; (b) collectively are sufficient for compliance with all requirements of Law and all Contracts to which the Company Group is a party or is otherwise bound; (c) are issued by an insurer that is well-established, financially sound and reputable; (d) are valid and in force; and (e) do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company Group. As of the date hereof, no member of the Company Group has received any written notice from any insurer under any such Insurance Policies with regard to cancellation, non-renewal or otherwise materially amending any such policy or denying coverage thereunder. There is no claim pending under any of such Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies. The Company Group has given notice to the applicable insurer of all material insured claims known to the Company Group and Selling Parties. There are no pending or threatened claims by the Company Group to which the insurers have denied coverage or otherwise reserved rights.
Section 4.17    Legal Proceedings; Governmental Orders.
(a)    Except as set forth in Section 4.17(a) of the Disclosure Schedules, there are no Proceedings pending or, to Stockholders’ Knowledge, threatened against or by the Company Group or affecting any of its properties or assets (or by or against any Selling Party or any Affiliate thereof and relating to the Company Group). Since the Lookback Date, no Occurrence has occurred that has given rise to or served as a basis for any such Proceeding.
(b)    Except as set forth in Section 4.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Business, Company Group, or any of its properties or assets.
Section 4.18     Compliance With Laws; Permits.

(a)    Except as set forth in Section 4.18(a) of the Disclosure Schedules, the Company Group is, and since the Lookback Date has been, in compliance in all material respects with all Laws applicable to it or its business, properties or assets.
Article IAll Permits required for the Company Group to conduct the Business have been obtained by it and are valid and in full force and effect. Section 4.18(b) of the Disclosure Schedules sets forth a correct and complete list of all Permits (including Environmental Permits) held by the Company Group in the conduct of the Business as required by applicable Law (the “Material Permits”). No member of the Company Group is, or has been since the Lookback Date, in default or violation of any Material Permit in any material respect. No Occurrence has occurred that, with or without notice or lapse of time or both, would constitute a default or violation, in any material respect, of any term, condition or provision of any Material Permit, or that would reasonably be expected to result in the revocation, suspension, modification or non-renewal of any Material Permit. No Proceeding is pending or, to Stockholders’ Knowledge, threatened to revoke, modify or terminate any Material Permit in any material respect, and no modification of any Material Permit is required for the continuation of the Business as currently conducted. The Company Group has taken all actions necessary for the timely renewal of each Material Permit.
Section 4.19    Environmental Matters.
(a)Except as set forth in Section 4.19(a) of the Disclosure Schedules, the Company Group is, and since the Lookback Date, has been, in material compliance with all Environmental Laws and has not, and Selling Parties and the Company Group have not, received from any Person any Environmental Notice or written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. No Environmental Claim is currently pending or, to the Stockholders’ Knowledge, threatened against the Company Group, and the Company Group is not subject to any material Governmental Order relating to or arising under any Environmental Law.
(b)The members of the Company Group have obtained and are in material compliance with all Environmental Permits (each of which is disclosed in Section 4.19(b) of the Disclosure Schedules) necessary for the current ownership, lease, operation or use of the Business.
(c)No real property currently operated or leased by the Company Group is listed on, or has been proposed for listing on, the National Priorities List (or Superfund Enterprise Management System or CERCLIS) under CERCLA, or any similar state list.
(d)Neither the Company Group nor any of their respective predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, or transported any Hazardous Materials in such manner as has given or would give rise to any Liabilities or investigative, corrective or remedial obligations, pursuant to CERCLA or any other Environmental Laws.
(e)Except as set forth on Section 4.19(e) of the Disclosure Schedules, there are no underground or above ground storage tanks storing Hazardous Materials at any of the Real Property.
(f)No member of the Company Group nor any of their predecessors has used in its operations, or incorporated in any product manufactured, sold or distributed by the Company Group or its predecessors (or any related packaging), any asbestos or asbestos containing materials, per- or polyfluoroalkyl substances, or 1-4, dioxane.
(g)The Company Group has not, either expressly or by operation of Law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person arising under or relating to Environmental Laws.
(h)There is, and has been no Environmental Release of Hazardous Materials in contravention of Environmental Laws with respect to or in connection with the past or present business or assets of the Company Group, or at, under, or from any Real Property currently (or, to Stockholders’ Knowledge, formerly) owned, operated or leased by the Company Group or any of their predecessors. No member of the Company Group nor any Selling Party has received any notice that any Real Property currently or formerly owned, operated or leased in connection with the past or present business of the Company Group (including soils, sediments, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or any Environmental Permit by, Selling Parties or the Company Group.
(i)Selling Parties have previously delivered to Buyer or made available to Buyer in the Data Room (i) complete and accurate copies of all Governmental Orders, environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the Business or assets of the Company Group or any of their predecessors, or any Real Property currently or formerly owned, operated or leased by the Company Group or any of their predecessors, and (ii) all material written communications between the Company Group and any Person arising under or relating to Environmental Laws or Hazardous Materials, in each case, which are in the possession or control of Stockholders or the Company Group.
Section 4.20     Employee Benefit Matters.
(a)Section 4.20(a) of the Disclosure Schedules contains a complete and accurate list of each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA), retirement, employment, consulting, collective bargaining, compensation, incentive or deferred compensation, relocation, bonus, stock purchase, stock option, profit sharing, profits interest, pension, restricted stock, stock appreciation right, phantom equity or other equity or equity-based arrangement, change in control, termination, severance, vacation, paid time off, welfare, cafeteria, insurance, flex spending, tuition, medical, health, disability, sick leave, dependent care assistance, health savings, health reimbursement, accident, death, expense reimbursement and fringe-benefit agreement, plan, policy, program, or other arrangement, whether or not subject to ERISA or reduced to writing, in effect and covering one or more Employees, former employees of the Company Group, current or former directors of the Company Group or the beneficiaries or dependents of any such Persons, and is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company Group, or under which the Company Group or any ERISA Affiliate has any present or future material liability (other than any “multiemployer plan” as defined in Section 3(37) of ERISA, a “Multiemployer Plan”) (as listed on Section 4.20(a) of the Disclosure Schedules, each, a “Benefit Plan”).
(b)With respect to each Benefit Plan, Stockholders have provided to Buyer or its representatives copies of, to the extent applicable, (i) documentation for such Benefit Plan, including all amendments thereto and all related trust documents (and descriptions of the material terms of any such plan that is not in writing) (ii) the most recent summary plan description required pursuant to Section 102 of ERISA, (iii) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service (and all schedules and financial statements attached thereto), (iv) the most recent determination or opinion letter issued by the Internal Revenue Service with respect to each Benefit Plan, if applicable; (v) all discrimination tests for each Benefit Plan for the three most recent plan years if applicable; (vi) all material written agreements and contracts relating to each Benefit Plan, including administrative service agreements and group insurance contracts, (vii) if applicable, any material communications relating to any amendments, terminations, decrease in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company Group or any ERISA Affiliate, and (viii) all material correspondence to or from any Governmental Authority relating to any Benefit Plan other than routine correspondence in the normal course of operations of such Benefit Plan.
(c)Each Benefit Plan and related trust complies with and has been established, maintained, operated and administered in all material respects accordance with its terms, as well as all applicable Laws (including ERISA and/or the Code and applicable local Laws). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal Income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Stockholders’ Knowledge, nothing has occurred that would reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service. Except as set forth in Section 4.20(c) of the Disclosure Schedules, all benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP. With respect to any Benefit Plan, to Stockholders’ Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Company Group to a Tax under Section 4971 of the Code or the assets of the Company Group to a lien under Section 430(k) of the Code.
(d)No Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a Multiemployer Plan. Except as would not have a Material Adverse Effect, no Selling Party nor the Company: (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; or (ii) has engaged in any transaction which would give rise to a liability of the Company Group or Buyer under Section 4069 or Section 4212(c) of ERISA. With respect to each Benefit Plan that is a “welfare plan” within the meaning of ERISA Section 3(1), the Company Group does not have any liability or obligation to provide medical or death benefits with respect to current or former employees of the Company Group beyond their termination of employment (other than coverage mandated by Law).
(e)Except as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).
(f)Except as set forth in Section 4.20(f) of the Disclosure Schedules: (i) there is no pending or, to Stockholders’ Knowledge, threatened Proceeding relating to a Benefit Plan any trustee or fiduciaries thereof or any of the assets of any trust of any Benefit Plan; and (ii) no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority. No lien has been imposed under the Code or ERISA with respect to any Benefit Plan. There has been no non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, or fiduciary breach with respect to any Benefit Plan for which the Company Group would be liable (either directly or through indemnification).
(g)Except as set forth in Section 4.20(g) of the Disclosure Schedules, or as would not have a Material Adverse Effect, no Benefit Plan exists that would, as a result of the consummation of the transactions contemplated by this Agreement (either alone or in connection with another event): (i) result in the payment to any Employee, director or consultant of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement. Neither the execution and delivery of this Agreement or the Transaction Documents, nor the performance of the transactions contemplated hereby or thereby, will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any material payment to, any officer, director or employee of the Company Group who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or benefit plan currently in effect as a result of the transaction contemplated by this Agreement that could be an “excess parachute payment” (as such term is defined under 280G(b)(1) of the Code); and (ii) no such person is entitled to receive any additional payment from the Company for the interest or additional Tax set forth under Section 409A(a)(1)(B) or in the event that the excise tax under 4999(a) of the Code is imposed on such person.
(h)(i) Each Benefit Plan which is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been established, operated and maintained in all respects in compliance with Section 409A of the Code; and (ii) no member of the Company Group has an obligation to indemnify, or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.
(i)To the extent applicable and required, all Benefit Plans have been fully funded, all social security, pension and similar contributions and payments required to be made by the applicable member of the Company Group with respect to any Benefit Plan have been fully paid.
Section 4.21     Employment Matters.
(a)Section 4.21(a) of the Disclosure Schedules sets forth, with respect to the Company Group, a complete list of the names of all Persons who are employees or that are otherwise engaged in the Business (collectively, the “Company Group Employees”) and independent contractors of the Company Group as of the date hereof, specifying: each such Person’s name, job title or function and job location, as well as a true, correct and complete listing of his or her current and prior calendar year salary or wage payable by the applicable member of the Company Group, the amount of all incentive compensation paid or payable to such Person for the current and prior calendar year, the amount of accrued but unused vacation time and/or paid time off, each as of the date hereof, whether such Person is on an employer-sponsored non-immigrant visa and if so, the type and expiration date, and each Person’s current status (as to leave or disability status and full time or part time, exempt or nonexempt and temporary or permanent status). Except as identified on Section 4.21(a) of the Disclosure Schedules, no member of the Company Group has not paid or promised to pay any bonuses, commissions or incentives to any Company Group Employee, including any officer, manager or director. Each Person who provides services to the Company is: (i) properly classified as an independent contractor or employee, (ii) properly classified as “exempt” or “non-exempt” from overtime requirements under all applicable Laws, if an employee, (iii) properly classified with respect to employment status for all purposes, including social security contributions and Tax purposes and (iv) if required to have a work permit or other permission under applicable immigration Laws in the relevant jurisdiction in which they are providing services, has a current work permit or other permission and all necessary permission to remain in the relevant jurisdiction and none of such permits or permissions will be affected as a result of the matters contemplated herein. To Stockholders’ Knowledge, no officer or Company Group Employee at the level of manager or higher, and no independent contractor or leased employee whose departure would materially disrupt the operations of the Business has disclosed any plans to terminate his or her employment or relationship with the Company Group.
(b)Section 4.21(b) of the Disclosure Schedules sets forth a true and complete list as of the date hereof of each separate written employment, consulting, severance, retention, indemnification, termination or change-of-control Contract between the Company Group and any individual employee, officer, director, or other Representative of the Company Group (collectively, the “Existing Employment Agreements”).
(c)The Company Group has paid or made provisions for payment of all salaries, wages, social security contributions, accrued overtime, vacation and/or holiday pay, which are payable by the applicable member of the Company Group to its Company Group Employees and leased employees, accrued through the Closing Date and to Stockholders’ Knowledge, neither the Company Group nor the Business is engaged in any unfair labor practices. The Company Group further has paid or made provisions for payment of all compensation and fees, which are payable by the applicable member of the Company Group, to all its independent contractors and consultants, accrued through the Closing Date.
(d)The Company Group (i) is not delinquent in any payments to, or on behalf of, any current or former independent contractors or employees for any services or amounts required to be reimbursed or otherwise paid as of the Closing Date, and (ii) is not a joint employer, single employer or co-employer with or an alter ego of any other Person as defined herein.
(e)The Company Group has withheld and reported all amounts required by Law to be withheld and reported with respect to wages, salaries and other payments to current and former employees and independent contractors of the Company Group. The Company Group has no liability or obligation for any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

(f)(i) No member of the Company Group is a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees, (ii) no union, labor organization, or group of employees of the Company has made a pending demand for recognition, and there are no representation Proceeding or petitions seeking a representation Proceeding presently pending or, to the Knowledge of Stockholders, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal and (iii) since the Lookback Date, there has not been, or to Stockholders’ Knowledge has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company Group. To Stockholders’ Knowledge, no petition has been filed nor has any proceeding been instituted by any Company Group Employee or group of Company Group Employees with the National Labor Relations Board or similar Governmental Authority seeking recognition of a collective bargaining agreement. To Stockholders’ Knowledge, there are no Persons attempting to represent or organize or purporting to represent for bargaining purposes any of the Company Group Employees.
(g)Each of the members of the Company Group is in compliance with all applicable Laws pertaining to employment and employment practices, including provisions thereof relating to wages, hours, equal opportunity, discrimination, harassment, collective bargaining, immigration, verification of work authorization, and the payment of social security and other Taxes, to the extent they relate to Company Group Employees. Except as would not have a Material Adverse Effect, there are no actions, suits, claims, investigations or other legal Proceedings against the Company Group pending, or to Stockholders’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitral tribunal in connection with the employment or termination of employment of any current or former employee of the Company Group, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws. The Company Group has not received written notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment Law to conduct an investigation with respect to or relating to employees' compliance with or an alleged violation or breach of any Company Group policy or practice, or any policy or practice of the Business, or Law applicable thereto and, to Stockholders’ Knowledge, no such investigation is in progress.
(h)The execution and delivery of this Agreement and the performance of this Agreement do not require the Company Group to seek or obtain any consent, engage in consultation with, or issue any notice to or make any filing with (as applicable) any unions, labor organizations, or groups of employees of the Company Group, or any Governmental Authority, with respect to any employee of the Company Group.
(i)There has been no “mass layoff” or “plant closings” (each as defined under the WARN Act), relocations, layoffs, furloughs, or other employment losses that triggered or could trigger notice or otherwise implicate the WARN Act, and no such events are currently planned, anticipated or announced.
(j)The Company has made available to Buyer the U.S. Citizenship and Immigration Services Form I-9 (Employment Eligibility Verification) and all other records, documents, or other papers that are required to be retained with Form I-9 by the Company Group, including E-Verify reports, that it has in its records for each Company Group Employee located in the United States.
(k)Each employee of the Company Group is legally authorized to work in the jurisdiction in which they are employed. The Company Group has not, since the Lookback Date, received any correspondence from any Governmental Authority questioning the validity of the social security number or work authorization of any employee of the Company Group.
(l)The Company Group has taken reasonable efforts to promptly, thoroughly and impartially investigate all sexual harassment, or other discrimination or retaliation policy violation allegations of which Stockholders have Knowledge. With respect to each such allegation, the Company Group has taken prompt, lawful action that is reasonably calculated to comply with applicable Laws. The Company Group does not reasonably expect any liabilities or obligations with respect to any such allegations.
Section 4.22    Taxes.
(a)Except as set forth in Section 4.22(a) of the Disclosure Schedules:
(i)Each member of the Company Group has timely filed (taking into account any valid extensions) all Tax Returns required to be filed by it. All such Tax Returns are true, complete and correct in all material respects. Each member of the Company Group has fully and timely paid all Taxes required to be paid by it (whether or not shown on any Tax Returns), other than Taxes which individually or in the aggregate are not reasonably expected to be material. No member of the Company Group is currently the beneficiary of any extension of time within which to file any Tax Return. Each member of the Company Group has withheld, collected and paid over to the appropriate Governmental Authorities all Taxes required by Law to be withheld or collected from amounts paid or owing to any employee, equityholders, creditor, holder of securities or other third party, and has complied with all information reporting (including Internal Revenue Service Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto. Each member of the Company Group has properly classified its independent contractors for Tax purposes.

(ii)Since the Interim Balance Sheet Date, no member of the Company Group has incurred any Liability for Taxes other than in the ordinary course of business, made or rescinded any Tax election, (other than in connection with the Reorganization), changed any annual accounting period, adopted or changed any method of accounting or policy or reversed any accruals (except as required by a change in Law), filed any amended Tax Returns, entered into any Tax Sharing Agreement, signed or entered into any closing agreement or settlement agreement, settled or compromised any claim or assessment of Tax Liability, surrendered any right to claim a refund, offset or other reduction in Liability, consented to any extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to Taxes.
(iii)No member of the Company Group is, and no member of the Company Group has been, a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any affiliated, consolidated, unitary, combined or similar group defined under a similar provision of state, local, or foreign Law) filing a consolidated or similar Income Tax Return, nor does any member of the Company Group have any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 or any analogous or similar provision of Law, by Contract, as a transferee or successor, or otherwise.
(iv)No member of the Company Group has been subject to any audit by any Governmental Authority for Taxes, there is no dispute or claim concerning any Tax Liability of any member of the Company Group threatened, claimed or raised by any Governmental Authority, in each case, for which written notice has been received.
(v)No member of the Company Group is a party to or bound by any Tax Sharing Agreement with any Person, and no member of the Company Group has any current contractual Liability or obligation to indemnify any other Person with respect to Taxes pursuant to any such Tax Sharing Agreement or otherwise.
(vi)There are no material Liabilities or claims against any member of the Company Group pursuant to unclaimed property, escheat, or similar Laws.
(vii)Each member of the Company Group has properly (i) collected and remitted sales, use, valued added, goods and services, and similar Taxes with respect to sales or leases made or services provided to its customers and (ii) for all sales, leases or provision of services that are exempt from sales, use, valued added, goods and services, and similar Taxes and that were made without charging or remitting sales, use, valued added, goods and services, or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale, lease or provision of services as exempt.

(viii)No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company Group does not file Tax Returns that any member of the Company Group is or may be subject to taxation by such jurisdiction. No member of the Company Group has engaged in a trade or business in any country other than the country in which it was established or has (or has ever had) a permanent establishment in any country other than the country in which it is formed and organized.
(ix)No member of the Company Group has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or agreement is still in effect.
(x)There are no Encumbrances for Taxes (other than those Encumbrances set forth in clause (b) of the definition of Permitted Encumbrances) upon any of the assets of the Company Group.
(xi)No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (C) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Law); (D) installment sale made prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; or (F) method of accounting that defers the recognition of income to any period ending after the Closing Date.
(xii)No member of the Company Group is or has ever been a party to any (A) “listed transaction”, as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Treasury Regulations, (B) “transaction of interest”, as defined in Section 1.6011-4(b)(6) of the Treasury Regulations, (C) transaction that is “substantially similar” (within the meaning of Section 1.6011-4(c)(4) of the Treasury Regulations) to a “listed transaction” or “transaction of interest”, or (D) other transaction that required or will require the filing of an Internal Revenue Service Form 8886.
(xiii)No member of the Company Group has or has ever had a taxable presence in any jurisdiction other than jurisdictions for which Tax Returns have been duly filed and Taxes have been duly and timely paid.
(xiv)No member of the Company Group is a party to any joint venture, partnership, other arrangement or Contract which may reasonably be expected to be treated as a partnership for U.S. federal Income Tax purposes.

(xv)There are no closing agreements, ruling requests, subpoenas or requests for information or similar arrangements with any Governmental Authority with respect to the determination of the Tax Liability of any member of the Company Group that would have continuing effect on periods (or portions thereof) ending after the Closing Date.
(xvi)No power of attorney has been given by or is binding upon any member of the Company Group with respect to Taxes or Tax Returns for any period for which the statute of limitations (including any waivers or extensions thereof) has not yet expired.
(xvii)No member of the Company Group has deferred any obligation to pay Taxes pursuant to Section 2302 of the CARES Act or any other similar Law, executive order or Presidential Memorandum (including the Presidential Memorandum described in IRS Notice 2020-65) enacted in connection with COVID-19.
(xviii)No member of the Company Group has any material Liability under Section 482 of the Code (or similar provisions of state, local or foreign Law). Each member of the Company Group has maintained, in all material respects, adequate documentation and records (as required by Section 482 of the Code and Treasury Regulations promulgated thereunder or under any similar provision of state, local or foreign Tax Law) to avoid the transfer pricing penalties imposed by Sections 6662(e) and (h) of the Code and Treasury Regulations promulgated thereunder (or under any similar provision of state, local or foreign Law).
(xix)No member of the Company Group has ever claimed an employee retention credit from any Governmental Authority.
(xx)From January 1, 1989 through the date of the commencement of the Reorganization, the Company has had in effect at all times a valid election under Section 1362(a) of the Code (and applicable provisions of state and local Law) to be treated as an S Corporation within the meaning of Section 1361 of the Code (and applicable provisions of state and local Law), and each such election under Section 1362(a) of the Code (and applicable provisions of state and local Law) will be in effect on the Closing Date (and the Company is, and will be through and including the Closing Date, an S Corporation within the meaning of Section 1361 of the Code (and applicable provisions of state and local Law)). Seller is, and at all times since its formation has been, properly treated as an S Corporation. At all times from the effective date of the F-Reorganization through the effective date of the CTB Election (as defined in Exhibit A), the Company will be properly treated as a valid “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code (and applicable provisions of state and local Tax Law) of Seller. At all times from the effective date of the CTB Election through the Closing Date, the Company will be treated as an entity disregarded as separate from its owner for U.S. federal (and applicable state and local) Income Tax purposes.
(xxi)The Company has no liability under Section 1375 of the Code (or corresponding provisions of state or local Law).
(xxii)Each Stockholder is a “permitted shareholder” under Section 1361(c)(2)(A)(i) of the Code.
(xxiii)No member of the Company Group has, in the past 5 years (a) acquired assets from another corporation in a transaction in which the transferee’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (b) acquired the stock of any corporation that is a qualified subchapter S subsidiary (within the meaning of Section 1361(b)(3)(B) of the Code).
(xxiv)Other than with respect to Merger Sub as set forth on Exhibit A, no Company Subsidiary has made an election pursuant to Treasury Regulation Section 301.7701-3, and each Company Subsidiary is properly treated as an association taxable as a corporation, in each case, for U.S. federal and applicable state and local Income Tax purposes.
Section 4.23    Brokers. Except for Bigelow LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Selling Parties or the Company Group.
Section 4.24    Certain Affiliate Relationships. Except as set forth in Section 4.24 of the Disclosure Schedules and other than related to employment matters (including without limitation compensation and benefit arrangements), (a) there are no Affiliate Agreements in place, and (b) none of Selling Parties, their respective Affiliates, or the Company Group’s directors, officers, employees, and shareholders own any material asset, tangible or intangible, that is used in the Business as currently conducted (other than by way of Stockholders’ (or, as applicable, Seller’s) Equity Interests in the Company).
Section 4.25    Customers and Suppliers. Section 4.25(a) of the Disclosure Schedules lists the ten (10) largest customers (the “Material Customers”) and suppliers (the “Material Suppliers”) of the Company Group (based on dollar amounts of goods and services purchased or sold by the Company Group) for each of the two (2) most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer. Since the Interim Balance Sheet Date, (x) no Material Supplier or

its Subsidiaries has terminated or materially decreased the rate of, supplying materials, products or services to the Company Group from that which has been supplied since January 1, 2023, or provided written notice to the Company Group of its intention to do so, and (y) no Material Customer has terminated or materially decreased the rate of, buying materials, products or services from the Company Group from that which has been purchased since January 1, 2023, or provided written notice to the Company Group of its intention to do so. No condition or Occurrence exists that would reasonably be expected to adversely affect in any material respect the relationship of the Company Group with any Material Customer or Material Supplier.
Section 4.26    Government Contracts.
(a)Since the Lookback Date, with respect to each Contract with any Governmental Authority (each, a “Government Contract”), (i) each member of the Company Group is and has been in compliance with the applicable requirements of Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans' Readjustment Assistance Act of 1974 (“VEVRAA”) and implementing regulations; (ii) each member of the Company Group maintains and complies with applicable requirements related to affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA and all implementing regulations; (iii)each member of the Company Group is not, and has not been, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related to compliance with E.O. 11246, Section 503 or VEVRAA, except for audits in the ordinary course of business; (iv) no member of the Company Group has been debarred, suspended or otherwise made ineligible from doing business with the United States government. Each member of the Company Group has complied with applicable mandatory E-Verify obligations.
(b)Since the Lookback Date, all written representations and certifications made by the Company Group with respect to any Government Contract or bid for a Government Contract were current and accurate and complete in all material respects as of their effective date and the Company Group has complied with any affirmative requirement to update; no member of the Company Group has conducted or initiated any internal investigation that has discovered evidence of material wrongdoing by such Persons or has resulted in or would otherwise require a voluntary or mandatory disclosure to any Governmental Authority or otherwise made a voluntary or mandatory disclosure to any Governmental Authority, other prime contractor or higher-tier subcontractor with respect to any alleged or possible irregularity, misstatement or omission arising under or relating to a Government Contract or bid for a Government Contract; no member of the Company Group has received written or, to Stockholders’ Knowledge, oral notice of any materially adverse investigation finding by any Governmental Authority relating to any Government Contract or bid for a Government Contract; all costs, fees, profit and other charges and expenses of any nature that have been charged, and all sums invoiced, under Government Contracts prior to Closing were properly chargeable or invoiced to such Government Contract and were charged or invoiced in amounts consistent with the requirements of such Government Contract and applicable Law.

(c)There are no outstanding material claims by or against any member of the Company Group, on the one hand, and a Governmental Authority, prime contractor, subcontractor or vendor, on the other hand, arising under any Government Contract or bid for a Government Contract. No termination for convenience or termination for default been threatened in writing with respect to any Government Contract or bid for a Government Contract, which termination, notice or decision would reasonably be expected, individually or in the aggregate, to be material to the Business.
(d)Except as set forth on Section 4.26(d) of the Disclosure Schedules, no member of the Company Group has (i) entered into, been awarded, nor is there any active bid for a Government Contract for, any active Government Contract with any Governmental Authority that was awarded to such party pursuant to a procurement that was restricted to bidders qualified as a “small business,” “small disadvantaged business,” or otherwise possessing protégé status, woman-owned small business, or other preferential status or a “minority set aside” or other “set aside” status, or (ii) represented, in connection with any active Government Contract or active bid for a Government Contract, that it qualifies as a small business, small disadvantaged business, veteran-owned small business, service-disabled veteran-owned small business, woman-owned small business, woman-owned business, minority-owned business, mentor, protégé, or for any other preferential status (collectively, “Preferred Bidder Status”). No member of the Company Group has received any notification that any Governmental Authority, prime contractor, or higher-tier subcontractor will terminate, materially decrease the rate of purchasing under, or decline to exercise options under any active Government Contract, as the result of any loss of Preferred Bidder Status.
Section 4.27    Bank Accounts; Powers of Attorney. Section 4.27 of the Disclosure Schedules sets forth a true, correct and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions in which the Company Group has depository bank accounts, safe deposit boxes or trusts, the account numbers of such accounts and the names of persons authorized to draw thereon or otherwise have access thereto. No Person holds a general or special power of attorney to act on behalf of the Company Group.
Section 4.28    Illegal Business Practices.
(a)No member of the Company Group, nor to the Knowledge of Stockholders any of their respective current and former Representatives (when acting in such capacity or otherwise on behalf of the Company Group), has, directly or indirectly (i) violated Illegal Business Practice Laws, (ii) created or caused the creation of any false or inaccurate books and records of the Company Group or (iii) established or maintained any unlawful fund of corporate monies or other properties. None of the current, nor to the Knowledge of Stockholders former, Representatives of the Company Group: (i) is using or has used, any Company Group funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity or for reimbursement, in whole or in part, of any such expenditure; (ii) is using or has used, any Company Group funds for any direct or indirect unlawful payments to any person, including any foreign or domestic government officials or employees; (iii) is violating or has violated, any provision of the Foreign Corrupt Practices Act of 1977, U.K Bribery Act of 2010, or any Illegal Business Practice Law; (iv) is maintaining or has established or maintained, any unlawful or unrecorded fund of Business monies or other properties; (v) has made, at any time since their respective dates of formation, any false or fictitious entries on the books and records of the Company Group; (vi) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or otherwise engaged in any pay-for-play practices, using any funds or otherwise on behalf of the Company Group; or (vii) has, directly or indirectly, provided or paid any material favor or gift that is not deductible for federal income tax purposes using Business funds or otherwise on behalf of the Company Group.
(b)The operations of the Company Group have been conducted at all times in compliance with the requirements of Illegal Business Practice Laws and no Proceeding by or before any Governmental Authority involving the Company Group with respect to Illegal Business Practice Laws is pending, or, to the Knowledge of Stockholders, threatened. No member of the Company Group has (i) received any written notice, request, allegation or citation from any source, alleging actual or potential violation of any Illegal Business Practice Laws or (ii) made a voluntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any Illegal Business Practice Laws. The Company Group (i) has instituted policies and procedures reasonably designed to ensure compliance with the Illegal Business Practice Laws, (ii) has maintained and maintains such policies and procedures in force and (iii) has complied with such policies and procedures including the proper maintenance of books and records.
(c)The Company Group (i) does not have any pending voluntary self-disclosures with respect to applicable International Trade and Export Control and Sanctions Laws, orders or regulations of any and all applicable jurisdictions, including the United States and any jurisdiction in which the Company Group is established or from which it exports or reexports any items or in which it provides services; and (ii) has not received written notice from any Governmental Authority that any member of the Company Group is under criminal or civil investigation concerning any of the International Trade and Export Control and Sanctions Laws. For the duration of the past five (5) years, the Company has complied with the International Trade and Export Control and Sanctions Laws.
(d)The Company Group has not received any written notice from any Governmental Authority of non-compliance with any of the International Trade and Export Control and Sanctions Laws which would subject any member of the Company Group to civil or criminal fines, penalties or other corrective or punitive measures.
Section 4.29    International Trade Law and Export Controls and Sanctions Laws.

(a)No member of the Company Group is a Sanctions Target.
(b)For the duration of the past five (5) years, the Company Group has complied with International Trade and Export Control and Sanctions Laws as applicable.
(c)The Company Group (i) does not have any pending voluntary self-disclosures with respect to applicable International Trade and Export Controls and Sanctions Laws, orders or regulations of any and all applicable jurisdictions, including the United States and any jurisdiction in which the Company Group is established or from which it exports or reexports any items or in which it provides services.
(d)The Company Group has not received (i) any written notice of any Proceeding against it from any Governmental Authority of non-compliance with any of the International Trade and Export Control and Sanctions Laws at any time during the past five (5) years which would subject any member of the Company Group to civil or criminal fines, penalties or other corrective or punitive measures, or (ii) written notice from any Governmental Authority that any member of the Company Group is under criminal or civil investigation or subject to civile or criminal penalties or other measures concerning any of the International Trade and Export Controls and Sanctions Laws.
Section 4.30    Solvency. No insolvency proceeding of any character, including, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Company Group or any of its assets or properties is pending or, to the Knowledge of Stockholders, threatened. The Company Group has not taken any action in contemplation of or preparation for the institution of any such insolvency proceedings. No obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company Group, Selling Parties, or any of their respective Affiliates.

Section 4.31    No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), none of Selling Parties, the Company Group or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Selling Parties or the Company Group, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives (including the Confidential Information Memorandum prepared by Bigelow LLC dated October 2023 and any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company Group, or any representation or warranty arising from statute or otherwise in law.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Selling Parties that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing Date.
Section 5.01    Organization and Authority of Buyer. Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Selling Parties, as applicable) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.
Section 5.02    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, other than required filings under the HSR Act; except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.
Section 5.03    Investment Purpose. Buyer is acquiring the Units solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Units are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Units for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
Section 5.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.
Section 5.05    Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Estimated Purchase Price and consummate the transactions contemplated by this Agreement.
Section 5.06    Legal Proceedings. There are no Proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
Section 5.07    Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company Group, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Selling Parties and the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Selling Parties set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Selling Parties, the Company Group or any other Person has made any representation or warranty as to Selling Parties, the Company Group or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules). In connection with the investigation of the Company, the Buyer, its Affiliates and Representatives have received (directly or indirectly) from Selling Parties and the Company Group certain projections, estimates and other forecasts and certain business plan information (collectively, the “Company Projections”). The Buyer hereby expressly acknowledges (i) that Selling Parties are not making and have not made, and the Buyer has not relied upon, any representation or warranty with respect to the Company Projections, including the reasonableness of any underlying assumptions, (ii) that the Buyer is making its own evaluation of the adequacy and accuracy of all Company Projections (including the reasonableness of the disclosed assumptions underlying such Company Projections), and (iii) the Buyer shall not have any claim against Selling Parties with respect to such Company Projections.

ARTICLE VI
COVENANTS
Section 6.01    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer, Selling Parties shall, and shall cause the Company to: (a) conduct the business of the Company Group in the ordinary course of business; and (b) maintain and preserve intact the current organization and business of the Company Group and to preserve the rights, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having business relationships with the Company Group. From the date hereof until the Closing Date, except in connection with Authorized Updates or otherwise as consented to in writing by Buyer, Selling Parties shall not cause or permit the Company Group to take any action that would cause any of the changes, events or conditions described in Section 4.09 to occur.
Section 6.02    Access to Information. From the date hereof until the Closing, Selling Parties and Sellers’ Representative shall, and shall cause the Company Group to: (a) afford Buyer and its Representatives who have a reasonable purpose to know such information reasonable access to and the right to inspect all of the (i) personnel, assets, and books and records of the Company Group, and (ii) Real Property, subject to the terms of any applicable Leases, properties, assets, premises, books and records, Contracts, agreements and other documents and data related to the Company Group; (b) furnish Buyer and its Representatives who have a reasonable purpose to know such information with such financial, operating and other data and information related to the Company Group as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Selling Parties and the Company Group to cooperate with Buyer in its investigation of the Company Group; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance request to the Sellers’ Representative, under the supervision of the Company Group’s personnel and in such a manner as not to interfere with the normal operations of the Company Group. All requests by Buyer for access pursuant to this Section 6.02 shall be submitted or directed exclusively to the Sellers’ Representative or such other individuals as the Sellers’ Representative may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither Selling Parties nor the Company shall be required to disclose any information to Buyer if such disclosure would, in the Sellers’ Representative’s sole discretion: (w) cause significant competitive harm to Selling Parties, the Company Group and their respective businesses if the transactions contemplated by this Agreement are not consummated; (x) jeopardize any attorney-client or other privilege; or (y) contravene any applicable Law applicable to the Company Group; or(z) reveal bids received from third parties in connection with transactions similar to those contemplated by this Agreement and any information and analysis (including financial analysis) relating to such bids. Prior to the Closing, without the prior written consent of the Sellers’ Representative, which consent may not be unreasonably withheld, conditioned or delayed, Buyer shall not contact any employees of, suppliers to, or customers of, the Company Group and Buyer shall have no right to perform invasive or subsurface investigations of the Real Property. Buyer shall, and shall cause its

Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.02.

Section 6.03    R&W Policy.
(a)Buyer, at its sole expense, will obtain a customary waiver of subrogation against the Company, Selling Parties and their respective Affiliates in connection with the R&W Policy, except with respect to claims for Fraud, and shall not terminate or amend such waiver of subrogation after the Closing in a manner adverse to the Company, Selling Parties and their respective Affiliates.
(b)The Company Group and Selling Parties shall cooperate with Buyer in connection with the arrangement of the R&W Policy. No later than five (5) Business Days following the Closing, Sellers’ Representative shall deliver, or cause to be delivered, to Buyer three (3) digital USB copies of all contents of the Data Room (or such other electronic method as agreed by Buyer and Seller), which shall include, for the avoidance of doubt, all contents that were located in, or uploaded to, the Data Room at any time prior to the Closing.
Section 6.04    Employees; Benefit Plans.
(a)During the period commencing at the Closing and ending on the date which is (i) twelve (12) months from the Closing with respect to substantial decreases in base salary and hourly wages and (ii) until December 31, 2024 with respect to all other benefits (in each case, or if earlier, the date of the employee’s termination of employment with the Company), Buyer shall and shall cause the Company Group to provide each Employee who remains employed immediately after the Closing (“Company Continuing Employee”) with: (i) base salary or hourly wages which are substantially similar to the base salary or hourly wages provided by the Company Group immediately prior to the Closing and (ii) retirement and welfare benefits that are substantially similar, in the aggregate, to those provided by the Company Group immediately prior to the Closing.

(b)With respect to any employee benefit plan maintained by Buyer or its subsidiaries (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Closing, Buyer shall use commercially reasonable efforts, or shall cause the Company Group to, to the extent practicable, recognize all service of the Company Continuing Employees with the Company Group as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.

(c)With respect to each Benefit Plan which provides for incentive compensation payments, bonus arrangements, severance policies, or any other discretionary payments in which any Company Continuing Employees in the United States currently participate or have historically participated prior to the Closing, the Company Group and the Selling Parties shall take all actions necessary to terminate such plans and cause any payments to which the Company Continuing Employees are eligible to receive and have subsequently earned (pursuant to the terms of such Benefit Plan) to be paid on or prior to the Closing Date.
(d)This Section 6.04 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.04, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.04. The employees of the Company Group are not intended to be and shall not be construed as beneficiaries hereof. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or require Buyer or any of its Affiliates to cause the Company Continuing Employees to be covered under or eligible to participate in any benefit plan of Buyer or any of its Affiliates. Nothing in this Section 6.04, whether express or implied, shall diminish Buyer’s or its Affiliates’ (including, after the Closing, the Company Group) right to amend and/or terminate any benefit at any time or from time to time.
(e)The parties hereto acknowledge and agree that (i) the terms set forth in this Section 6.04 shall not create any right in any Employee or any other Person to any continued employment with the Company Group, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever, (ii) except as provided otherwise in any agreement entered into by the Company at the direction of the Buyer in connection with the transactions contemplated by this Agreement, the employment of each employee of the Company Group will be “at will” employment, and (iii) except as otherwise set forth in any agreement (other than this Agreement) with any employee of the Company Group or applicable Law, nothing herein shall preclude Buyer or the Company Group from terminating the employment of any employee at any time on or after the Closing.
Section 6.05    Plant Closings and Mass Layoffs. Buyer shall not, and shall cause the Company Group not to, take any action during the twelve (12) month period following the Closing that could result in WARN Act liability to Selling Parties.
Section 6.06    Director and Officer Indemnification and Insurance.
(a)Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company Group now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company Group, as provided in the certificate of incorporation or by-laws of the applicable member of the Company Group, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.
(b)Prior to the Closing Date, Selling Parties shall cause the Company Group to purchase, at its own cost and expense, as of the Closing Date “tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Company Group, to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors, managers or officers of Selling Parties or the Company Group on or prior to the Closing Date.
(c)The obligations of Buyer, Selling Parties, and the Company Group under this Section 6.06 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 6.06 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 6.06 applies shall be third-party beneficiaries of this Section 6.06, each of whom may enforce the provisions of this Section 6.06).
Section 6.07    Confidentiality.
(a)Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. The terms of the Confidentiality Agreement shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.
(b)Effective upon the Closing, each Selling Party shall, and shall cause its respective Affiliates and each of their respective Representatives to, treat and hold as confidential, and shall not use or disclose (i) any documents and information concerning Buyer, or any of its Affiliates, furnished to it by Buyer or its Representatives in connection with this Agreement or the transactions contemplated hereby, and (ii) any information regarding the Company Group, including trade secrets, know-how, confidential and proprietary information, (such information in clause (ii), the “Confidential Information”). In the event that such Selling Party, its respective Affiliates, or their respective Representatives are requested or required (by oral question or request for information or documents in any Proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, such

Selling Party shall, and shall cause its Affiliates, and their respective Representatives to, promptly notify Buyer of the request or requirement so that Buyer may seek, at its sole cost and expense, an appropriate protective order or waive compliance with the provisions of this Section 6.07(b). If, in the absence of a protective order or the receipt of a waiver hereunder, each Selling Party, its respective Affiliates, or their respective Representatives are, on the advice of counsel, legally required to disclose any such information, such Selling Party, its Affiliates, or their respective Representatives may disclose such information to the requesting authority; provided, however, that such Selling Party shall, and shall cause its Affiliates, and their respective Representatives use commercially reasonable efforts to assist Buyer in obtaining, at the reasonable request of Buyer and at Buyer’s sole cost, an order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as Buyer shall designate in good faith.
Section 6.08    Non-Competition; Non-Solicitation.
(a)For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), each Selling Party shall not, and shall not cause any of its Affiliates, to, directly or indirectly, (i) engage in or assist others in engaging in the Business anywhere in the world; or (ii) have an interest in any Person that engages directly or indirectly in the Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant;. Notwithstanding the foregoing, each Selling Party may own, directly or indirectly, solely as a passive investment, securities of any Person traded on any national securities exchange if such Selling Party is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person.
(b)During the Restricted Period, each Selling Party shall not, and shall not cause any of its Affiliates to, directly or indirectly, hire or solicit any employee, independent contractor, or consultant of the Company Group or induce any such Person to leave such capacity or hire any such Person who has left such capacity.
(c)During the Restricted Period, each Selling Party shall not, and shall not cause any of its Affiliates to, directly or indirectly, (i) solicit, entice, divert, or take away, or attempt to solicit, entice, divert or take away, any current or known potential clients, customers, vendors, suppliers or any other Person who has established or is seeking to establish a business relationship with the Company Group for purposes of diverting their business or services from the Company Group, or (ii) take any action that is designed or intended to discourage any existing or known potential suppliers, vendors, customers, employees or contractors of the Company Group from maintaining the same business relationship with the Company Group after the Closing Date as it maintained with the Company Group prior to the Closing Date.

(d)During the Restricted Period, the parties shall each refrain from, and shall cause their respective Affiliates to refrain from, in any manner, directly or indirectly, all conduct, oral or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of the other parties hereto, or any of their respective Affiliates.
(e)Each Selling Party acknowledges that a breach of this Section 6.08 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach by such Selling Party of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). In the event of a violation or breach by such Selling Party, or any Affiliate of such Selling Party, of any agreement set forth in this Section 6.08, the term of the Restricted Period shall be extended by a period equal to the duration of such violation or breach.
(f)Each Selling Party hereby acknowledges that the geographic boundaries, scope of prohibited activities and the duration of the provisions of this Section 6.08 are reasonable and are no broader than are necessary to protect the legitimate business interests of Buyer, including the ability of Buyer to realize the benefit of its bargain under this Agreement and to enjoy the goodwill of the Company Group and the Business, and that such restrictions constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.08 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.08 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction. In the event of a violation or breach by such Selling Party or any of its Affiliates, of any agreement set forth in this Section 6.08, the term of the Restricted Period shall be extended by a period equal to the duration of such violation or breach.
Section 6.09    Governmental Approvals; Other Third Party Consents .
(a)Each party hereto shall, as promptly as practicable, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. Each party hereto agrees to make an appropriate filing pursuant to (x) the HSR Act and (y) articles L. 151-3 1 et seq. and articles R. 153-1 et seq. of the French Monetary and Financial Code (Code monétaire et financier) with respect to the transactions contemplated by this Agreement within ten (10) Business Days after the date hereof and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act or articles L. 151-3 1 et seq. and articles R. 153-1 et seq. of the French Monetary and Financial Code (Code monétaire et financier), as applicable.
(b)All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Selling Parties or the Company Group with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, arguments and proposals. Each party hereto agrees not to participate in any substantive meeting, discussion, or appearance, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated hereby unless it consults with the other party(ies) in advance, and, to the extent not prohibited by such Governmental Authority, gives notice to the other party with respect to any such meeting, discussion, or appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(c)The parties to this Agreement shall, and shall cause their respective Affiliates and their respective Representatives to, upon request by the other party, provide each other’s outside counsel with copies of all substantive correspondence or communications between them or any of their respective Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party may, as it deems advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.09(c) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the written consent of the party providing such materials, which consent shall not be unreasonably conditioned or delayed. Subject to applicable Law, the parties shall reasonably consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement by or on behalf of any party.
(d)Nothing in this Section 6.09 or otherwise in this Agreement, shall require Buyer (i) to take any action that would prohibit or limit in any respect, or place any conditions on, the ownership or operation by Buyer or its Affiliates of the Company Group, the ownership or operation by Buyer, its Affiliates or the Company Group of any portion of their respective businesses or assets, or compel Buyer, its Affiliates or the Company Group to dispose of, divest, hold separate or license any portion of their respective businesses, assets or intellectual property rights, respectively, in each case as a result of the transactions contemplated by this Agreement, or (ii) to respond to a “second request” for additional information or documentary material pursuant to the HSR Act or to engage in any litigation with respect to the filings contemplated by this Section 6.09.
(e)Selling Parties shall obtain, and Buyer shall reasonably cooperate with the Company Group, to give all notices prior to Closing to, and obtain all consents from, all third parties that are described in Section 7.02(g) of the Disclosure Schedules; provided, however, that Selling Parties shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.
Section 6.10    Books and Records.
(a)In order to facilitate the resolution of any claims made against or incurred by Selling Parties prior to the Closing, or for any other reasonable purpose, for a period of six (6) years after the Closing, Buyer shall:
(i)retain the books and records (including personnel files) of the Company Group relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company Group and applicable Law and binding contractual requirements; and
(ii)upon reasonable notice, afford the Representatives of Selling Parties reasonable access (including the right to make, at Selling Parties’ expense, photocopies), during normal business hours, to such books and records.
(b)Neither Buyer nor Selling Parties shall be obligated to provide the other party with access to any (i) books or records (including personnel files) pursuant to this Section 6.10 where such access would violate any Law, or (ii) information the disclosure of which would jeopardize an applicable privilege (including attorney-client privilege).

Section 6.11    Efforts to Close. From the date hereof until the earlier of the Closing and the termination of this Agreement, (a) each of the parties shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby, and (b) each party shall, on or prior to the Closing Date, use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby; provided, that, the foregoing shall in no event be interpreted to require any party to waive any conditions precedent to the consummation of the transactions contemplated hereby.
Section 6.12    Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement; provided, however, that nothing herein will prohibit Buyer from (a) issuing or causing publication of any such press release or public announcement to the extent that such disclosure is required by applicable Law or stock exchange requirements, or (b) disclosing any information that is reasonably required to be disclosed in confidence to Buyer’s and its Affiliates’, respective directors, officers, employees, professional advisers, current or potential lenders, financing sources, shareholders, investors or potential investors, and other Representatives who have a reasonable purpose to need to know such information; provided, further, that Buyer shall be responsible for any breach of confidentiality by any such Persons.
Section 6.13    Maintenance of Real Property. Stockholders will cause their Affiliates (including, but not limited to the Company Group) to maintain the Real Property, including all of the improvements in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing improvements, or erect new improvements on the Real Property or any portion thereof, without the prior written consent of Buyer.
Section 6.14    Leases. Stockholders will not cause or permit any Lease to be amended, modified, extended, renewed or terminated, nor shall the Company enter into any new lease, sublease, license or other agreement for the use or occupancy of any Real Property requiring rental without the prior written consent of Buyer.
Section 6.15    Tax Matters.
(a)Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (excluding any real property transfer Tax and any other similar Tax, which shall be treated in accordance with the terms set forth in the Real

Property PSA) (collectively, “Transfer Taxes”) shall be borne and paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller when due. The parties hereto shall reasonably cooperate, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Selling Parties shall cooperate with respect thereto as necessary).

(b)Computation of Tax Liabilities. Whenever it is necessary to determine the Liability for Taxes of any member of the Company Group for any Straddle Period:
(i)with respect to Taxes imposed on a periodic basis without regard to income, receipts, sales, purchases or wages (such as real property Taxes or other ad valorem Taxes), the determination of the Taxes for the portion of the Straddle Period ending on and including and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by allocating to the periods before and after the Closing Date pro rata, based on the number of days of the Straddle Period in the period before and ending on the Closing Date, on the one hand, and the number of days in the Straddle Period in the period after the Closing Date, on the other hand;
(ii)with respect to Taxes resulting from items included in the income of any member of the Company Group under Section 951(a) of the Code or Section 951A of the Code, the determination of Taxes for the portion of the Straddle Period ending on and including the Closing Date shall be calculated as though the taxable year of the applicable “controlled foreign corporation” (within the meaning of Section 957 of the Code) giving rise to such inclusion of income ended on the Closing Date; and
(iii)with respect to Taxes of the Company Group not described in Section 6.15(b)(i) (such as (A) Taxes based on the income or receipts, (B) Taxes imposed in connection with any sale or other transfer or assignment of property (including all sales and use Taxes), other than Transfer Taxes described in Section 6.15(d) and (C) withholding and employment Taxes), the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by assuming that the Straddle Period consisted of two (2) taxable periods, one (1) which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Company Group were closed at the close of the Closing Date.
(c)Tax Returns.

(i)Selling Party Returns.
A.Following the Closing, the Sellers’ Representative, at its expense, shall prepare, or cause to be prepared, all Tax Returns of the Company Group for any Pre-Closing Period that relate to Income Taxes that are required to be filed after the Closing Date, including IRS Form 1120S (each such Tax Return, a “Selling Party Return”). All Selling Party Returns shall be prepared in accordance with applicable Law and in a manner consistent with the prior practice of the Company Group, unless otherwise required by applicable Law.
B.At least thirty (30) days prior to the Due Date of any Selling Party Return (including any extensions), Sellers’ Representative shall submit such Selling Party Return to Buyer for Buyer’s review. If Buyer disputes any item on such Selling Party Return, it shall notify the Sellers’ Representative (by written notice within fifteen (15) days of receipt of such Selling Party Return) of such disputed item (or items), the basis for its objection and the proposed revisions, and any dispute shall be resolved pursuant to the provisions of Section 6.15(c)(iii) below. If Buyer does not object by written notice within such period, such Selling Party Return shall be deemed to be accepted and agreed upon, and final and conclusive, for purposes of this Section 6.15(c)(ii)B and the Sellers’ Representative shall remit to Buyer no later than three (3) Business Days prior to the applicable Due Date of such Selling Party Return the amount of such Pre-Closing Taxes, if any, relating to such Selling Party Return.
(ii)Buyer Returns.
A.Buyer, at its expense, shall prepare, or cause to be prepared, any Tax Return of any member of the Company Group relating to a Pre-Closing Period not described in Section 6.15(c)(i) and any Tax Return of any member of the Company Group relating to a Straddle Period, in each case, that is required to be filed by, or with respect to, the Company Group after the Closing Date (each such Tax Return, a “Buyer Return”). All Buyer Returns shall be prepared in accordance with applicable Law and in a manner consistent with the past practice of the Company Group, unless otherwise required by applicable Law.
B.To the extent Seller is responsible for any Pre-Closing Taxes relating to a Buyer Return, Buyer shall submit a draft of each such Buyer Return to the Sellers’ Representative (together with the amount of Pre-Closing Taxes relating to such Buyer Return that are required to be paid by Seller) for review and comment at least thirty (30) days before the Due Date for such Buyer Return (or, for a Buyer Return for Non-Income Taxes, as promptly as practicable prior to the Due Date for such Buyer Return). Within fifteen (15) days following the Sellers’ Representative receipt of such draft Buyer Return (or, for a Buyer Return for Non-Income Taxes, within three (3) Business Days following the Sellers’ Representative’s receipt of such draft Buyer Return), the Sellers’ Representative shall notify Buyer in writing of any dispute with respect to the manner in which such Buyer Return is prepared and/or the amount of Pre-Closing Taxes relating to such Buyer Return, the basis for their objection, and any proposed revisions, and any dispute will be resolved (and such Tax Returns filed) pursuant to Section 6.15(c)(iii). If the Sellers’ Representative does not object by written notice within such period, the amount of Taxes shown to be due and payable on such Buyer Return (and the calculation of the amount of Pre-Closing Taxes required to be paid by Seller) shall be deemed to be accepted and agreed upon, and final and conclusive, for purposes of this Section 6.15(c)(ii) and the Sellers’ Representative shall remit to Buyer no later than three (3) Business Days prior to the applicable Due Date of such Buyer Return the amount of such Pre-Closing Taxes relating to such Buyer Return.
(iii)Disputes Relating to Tax Returns. With respect to any Selling Party Return or Buyer Return, Buyer and the Sellers’ Representative shall act in good faith to resolve any dispute prior to the Due Date of any such Selling Party Return or Buyer Return (as applicable), and if the parties agree on any such Tax Return, then (x) the Sellers’ Representative shall remit to Buyer as promptly as practicable and prior to the Due Date of any such Tax Return all Pre-Closing Taxes relating to such Tax Return, and (y) the parties shall file or cause to be filed the applicable Tax Return in such agreed-upon manner. If Buyer and the Sellers’ Representative cannot resolve any disputed item with respect to any such Selling Party Return or Buyer Return (as applicable) within a period of ten (10) days following the receipt of a written notice of such disputed item(s) (or, for a Tax Return for Non-Income Taxes, as promptly as practicable) pursuant to Section 6.15(c)(i) or Section 6.15(c)(ii), as the case may be, the item in question shall be submitted to the Independent Accountant and resolved by the Independent Accountant as promptly as practicable, whose determination shall be (i) based on “more likely than not” (or higher, as the case may be) level of comfort, and (ii) final and conclusive for purposes of this Section 6.15(c)(iii). The fees and expenses of the Independent Accountant shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by the Sellers’ Representative. Notwithstanding anything to the contrary in this Agreement, in the event that the parties or, in the case of a dispute, the Independent Accountant, have not resolved a dispute by an applicable Due Date, the parties shall file or cause to be filed, the applicable Tax Return in such manner as Buyer reasonably determines under applicable Law, and the parties shall amend such Tax Returns to the extent necessary to conform to the parties’ final agreement or the Independent Accountant’s final determination, as the case may be.
(d)Tax Claims.
(i)Buyer shall deliver a written notice to the Sellers’ Representative promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court Proceeding with respect to Tax Returns or Taxes of the Company Group for which Seller may reasonably be expected to be liable or related to a Pre-Closing Period (each, a “Tax Claim”, and such notice, a “Tax Claim Notice”); provided, however, that the failure or delay to so notify the Sellers’ Representative shall not relieve Seller of any obligation or Liability that Seller may have to Buyer, except to the extent that Seller demonstrates that Seller is materially and adversely prejudiced thereby.
(ii)Except as otherwise set forth in this Agreement, with respect to Tax Claim for Taxes of the Company Group solely for a Pre-Closing Period, the Sellers’ Representative may elect to assume and control the defense of such Tax Claim by written notice to Buyer within thirty (30) days after delivery by Buyer to the Sellers’ Representative of the Tax Claim Notice; provided, however, that the Sellers’ Representative, prior to assuming control of such defense, shall acknowledge in writing that Selling Parties would have an indemnity obligation hereunder with respect to Losses resulting from such Tax Claim and agree in writing to be fully and unconditionally responsible for all Losses relating to such Tax Claim; provided, further, that the Sellers’ Representative shall not be entitled to control (or to retain control of) the defense of such Tax Claim if (w) such Tax Claim has resulted or would reasonably be expected to result in Losses for which Selling Parties would not be responsible pursuant to this Agreement, (x) Buyer reasonably determines that the resolution of such Tax Claim is reasonably expected to have the effect of materially increasing the Tax Liability of Buyer or any of its Affiliates (including the Company Group) for any period (or portion of any period) beginning after the Closing Date, (y) Buyer or any insurer under the R&W Policy is required to assume such defense pursuant to the terms thereof, or (z) the Sellers’ Representative’s assumption of the defense could cause Buyer to lose coverage under the R&W Policy. If the Sellers’ Representative properly elects to assume and control the defense of such Tax Claim pursuant to this

Section 6.15(d)(ii), the Sellers’ Representative (A) shall bear its own costs and expenses, and (B) shall be entitled to engage its own counsel; provided, however, that the Sellers’ Representative shall not settle or compromise (or take other actions described herein with respect to) any Tax Claim without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed). If the Sellers’ Representative properly elects to assume and control the defense of any such Tax Claim pursuant to this Section 6.15(d)(ii), the Sellers’ Representative shall (x) keep Buyer reasonably informed of all material developments and events relating to such Tax Claim (including promptly forwarding copies to Buyer of any related correspondence, and shall provide Buyer with an opportunity to review and comment on any material correspondence before the Sellers’ Representative send such correspondence to any Governmental Authority), (y) consult with Buyer in connection with the defense or prosecution of any such Tax Claim and (z) provide such cooperation and information as Buyer shall reasonably request, and Buyer shall have the right to participate in (but not control) the defense of such Tax Claim (including participating in any discussions with the applicable Governmental Authorities regarding such Tax Claim).
(iii)Notwithstanding anything to the contrary set forth in this Agreement, in connection with any Tax Claim that (A) is not solely for a Pre-Closing Period, (B) is related to a Straddle Period, (C) the Sellers’ Representative does not timely and properly elect to control (or cannot elect to control or loses its right to control) pursuant to Section 6.15(d)(ii), or (D) the Sellers’ Representative fails to diligently defend, such Tax Claim shall be controlled by Buyer. The Sellers’ Representative agrees to cooperate with Buyer in pursuing any Tax Claim described in this Section 6.15(d)(iii) and, at its own cost and expense, the Sellers’ Representative shall have the right to participate in (but not control) the defense of such Tax Claim (including participating in any discussions with the applicable Governmental Authority regarding such Tax Claims). In connection with any Tax Claim that is described in this Section 6.15(d)(iii) and controlled by Buyer, Buyer shall (A) keep the Sellers’ Representative informed of all material developments and events relating to such Tax Claim (including promptly forwarding copies to the Sellers’ Representative of any related correspondence and shall provide the Sellers’ Representative with an opportunity to review and comment on any material correspondence before Buyer sends such correspondence to any Governmental Authority), (B) consult with the Sellers’ Representative in connection with the defense or prosecution of any such Tax Claim and (C) provide such cooperation and information as the Sellers’ Representative shall reasonably request, and, at its own costs and expenses, the Sellers’ Representative shall have the right to participate in (but not control) the defense of such Tax Claim (including participating in any discussions with the applicable Governmental Authority regarding such Tax Claims). Buyer shall not settle any

Tax Claim described in this Section 6.15(d)(iii) without the prior written consent of the Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed).
(iv)Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Proceedings shall be governed exclusively by this Section 6.15(d).
(e)Amended Returns and Retroactive Elections. Except as otherwise contemplated by this Agreement or as required under applicable Law, without the consent of the Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall not cause or permit the Company Group to (i) amend any Tax Returns filed with respect to or including a Pre-Closing Period that were filed by Selling Parties, (ii) with respect to any bonuses payable to employees of the Company resulting from the consummation of the transactions contemplated by this Agreement, take any position in any Tax Return or in any correspondence with a taxing authority that is inconsistent with the treatment of such bonuses in any Tax Return filed by a Selling Party, in each case, as finally determined pursuant to the provisions of Section 6.15(c), or (iii) make any material Tax election outside the ordinary course of business that has retroactive effect to any Pre-Closing Period.

(f)Refunds. Buyer shall promptly pay (or cause to be paid to) the Sellers’ Representative (for the benefit of the Selling Parties) (i) any refund (or credit in lieu thereof to the extent such credit actually reduces Taxes for a Tax period that begins after the Closing Date) of Taxes paid by any member of the Company Group for any Pre-Closing Period actually received by any member of the Company Group (or Buyer, as the case may be), and (ii) the portion of any refund (or credit in lieu thereof to the extent such credit actually reduces Taxes for a Tax period that begins after the Closing Date) of Taxes paid by any of any member of the Company Group for any Straddle Period (such portion to be allocated consistent with the principles set forth in Section 6.15(b) hereof) actually received by any member of the Company Group (or Buyer, as the case may be), in each case, net of any Tax Liabilities or increase in Tax Liabilities imposed on Buyer, or any member of the Company Group (or any of their respective Affiliates) resulting from such refund or credit in lieu thereof; provided, however, that none of the Sellers’ Representative or Selling Parties shall be entitled to any such refund or credit in lieu thereof to the extent (x) resulting from a carryback of a Tax attribute from any period ending after the Closing Date, (y) required to be paid over by any member of the Company Group (or any Affiliate thereof) to any Person under a provision of a contract to which such Person was a party prior to the Closing, or (z) resulting from the payment of Taxes by Buyer or any of its Affiliates (including the Company Group) made after the Closing Date to the extent Buyer was not previously indemnified or otherwise reimbursed for such Taxes. Buyer shall pay (or cause to be paid) the amounts described in the first sentence of this Section 6.15(f) within 30 days after the actual receipt of the Tax refund giving rise to Buyer’s obligation to make payment hereunder with respect thereto (or, in the case of a credit in lieu of a refund, the Due Date for the filing of a Tax Return that reflects the actual reduction in such resulting from such credit in lieu). In the event that any refund that is paid over by Buyer pursuant to this Section 6.15(f) is subsequently disallowed or required to be returned to the applicable Governmental Authority, the Sellers’ Representative shall promptly repay the amount of such refund, together with any interest, penalties or other additional amounts imposed by such Governmental Authority, to Buyer. Notwithstanding anything to the contrary in this Section 6.15(f), no amount described in the first sentence of this Section 6.15(f) shall be payable to the Sellers’ Representative to the extent the payment or receipt of such refund or credit in lieu thereof could reasonably be expected to have the effect of increasing any present or future Tax Liability of, or decreasing any present or future Tax benefit for, any of the Company Group, Buyer or any of Buyer’s Affiliates for any taxable period ending after the Closing Date.
(g)Cooperation on Tax Matters. Subject to the other provisions of this Section 6.15, Buyer, the Company Group, the Sellers’ Representative and Selling Parties shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company Group, Selling Parties, and Buyer agree (i) to retain all books and records with respect to Tax matters pertinent to the Company Group relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or Selling Parties, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer, the Company and Selling Parties, as the case may be, shall allow the other party to take possession of such books and records. Notwithstanding anything to the contrary herein, each of the Selling Parties and the Sellers' Representative shall reasonably cooperate with Buyer (and Buyer’s Affiliates, including the Company Group) in connection with receipt of confirmation from the IRS acceptable to Buyer (as determined by Buyer in its sole discretion) that the Company has retained the IRS “employer identification number” that was initially assigned to Bren-Tronics, Inc., a New York corporation.
(h)Conduct of Business with Respect to Taxes. During the period from the date hereof through the Closing Date:
(i)without the written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, no member of the Company

Group shall make, revoke or amend any Tax election; change any annual accounting period; adopt or change any method of accounting or reverse of any accruals (except as required by a change in Law); file any amended Tax Returns; sign or enter into any closing agreement or settlement agreement with respect to any, or compromise any, claim or assessment of Tax liability; surrender any right to claim a refund, offset or other reduction in liability; consent to any extension or waiver of the limitations period applicable to any claim or assessment, in each case, with respect to Taxes; or act or omit to act where such action or omission to act could reasonably be expected to have the effect of increasing any future Tax liability or decreasing any future Tax benefit for the Company Group, Buyer or its Affiliates; and
(ii)each member of the Company Group shall: (A) timely file all Tax Returns required to be filed by it (subject to extensions) and all such Tax Returns shall be prepared in a manner consistent with past practice, (B) timely pay all Taxes due and payable; and (C) promptly notify Buyer of any income, franchise or similar (or other material) Tax Claim, investigation or audit pending against or with respect to any member of the Company Group in respect of any Tax matters (or any significant developments with respect to ongoing Tax matters), including material Tax Liabilities and material Tax refund claims.
(i)Tax Treatment.
(i)For U.S. federal (and applicable state and local) Income Tax purposes, the parties intend that: (A) the Merger will be treated as a “reorganization” within the meaning of section 368(a)(1)(F) of the Code as a merge change in domicile and Merger Sub will be treated as the continuation of the Company and succeeding to the Company’s election pursuant to Section 1362 of the Code to be treated as an S Corporation, (B) the F-Reorganization will be treated as a “reorganization” within the meaning of section 368(a)(1)(F) of the Code consistent with Revenue Ruling 2008-18, 2008-113 C.B. 674, Seller will be treated as the continuation of the Merger Sub and succeeding to the its election pursuant to Section 1362 of the Code to be treated as an S Corporation, and Merger Sub will be treated as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code of Seller, (C) each of the CTB Election and the IC-DISC Distribution will be treated as a non-event, and (D) the purchase and sale of the Units by Seller to Buyer will be treated as a sale by Seller of the assets of the Company to Buyer in exchange for the Final Purchase Price plus any liabilities deemed assumed and any other amounts treated as consideration for U.S. federal Income Tax purposes.
(ii)Each of the parties shall (and shall cause its Affiliates to), unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code), prepare and file all Tax Returns in a manner consistent with

Section 6.15(i)(i) and take no position in any Tax Return, audit, proceeding or otherwise relating to Taxes that is inconsistent with Section 6.15(i)(i). In the event that any Governmental Authority disputes the Tax treatment set forth in Section 6.15(i)(i) the party receiving notice of such dispute shall promptly notify and consult with the other party concerning the resolution of such dispute.
(j)Purchase Price Allocation.
(i)Not later than sixty (60) days after the final resolution of the Final Purchase Price pursuant to Section 2.04, the Buyer shall prepare and deliver to Seller a schedule allocating the sum of the Final Purchase Price (as determined pursuant to Section 2.04), and other relevant items treated as purchase price for applicable Income Tax purposes, among the assets of the Company in a manner consistent with the allocation set forth on Section 6.15(j)(i) of the Disclosure Schedules, which, for the avoidance of doubt, shall be determined for U.S. federal Income Tax purposes in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provisions of state, local, or non-U.S. Law, as appropriate) (the “Allocation Schedule”). If Seller does not object to the Allocation Schedule within fifteen (15) days of receipt thereof, such Allocation Schedule shall be deemed final and binding for all purposes of this Agreement. If Seller objects to the Allocation Schedule, it shall notify the Buyer in writing of such disputed item (or items), its basis for objection in reasonable detail, and proposed changes within thirty (30) days of the receipt of the Allocation Schedule, and the parties shall negotiate in good faith and shall use reasonable efforts to resolve any such dispute. If Seller and the Buyer are unable to resolve any dispute with respect to the Allocation Schedule within fifteen (15) days after the delivery of the written objections to the Allocation Schedule to the Buyer, such dispute shall be resolved by the Independent Accountant. The fees and expenses of the Independent Accountant shall be borne equally by the Seller and the Buyer.
(ii)Notwithstanding Section 6.15(j)(i), the parties agree that the allocation pursuant to the Allocation Schedule shall be further adjusted to reflect any indemnification payments made pursuant to Article VIII that are treated as additional purchase price pursuant to Section 8.10, in a manner consistent with the allocation agreed upon pursuant to Section 6.15(j)(i) and Section 1060 of the Code and the Treasury Regulations thereunder.
(iii)Each of the parties and their respective Affiliates shall, unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code), (A) prepare and file all Tax Returns, including all IRS Forms 8594, in a manner consistent with the Allocation Schedule, as finally determined pursuant to this Section 6.15(j) and (B) take no position in any Tax Return, Tax Claim, proceeding or otherwise that is inconsistent with the

Allocation Schedule, as finally determined pursuant to this Section 6.15(j). In the event that any of the allocations set forth in the Allocation Schedule are disputed by any Governmental Authority, the party receiving notice of such dispute shall promptly notify and consult with the other parties concerning the resolution of such dispute.
Section 6.16    Dividends; Minimum Cash at Closing. Immediately prior to the Closing, the Company shall be permitted to make a one-time cash dividend payable to Seller in an amount equal to the Cash in excess of the Estimated Closing Date Cash; provided, however, that the (x) Company shall deliver at Closing an amount of Estimated Closing Date Cash of at least $2,500,000, and (y) amount of such dividend will in no event be in excess of an amount such that the Estimated Closing Date Cash would be less than $2,500,000. To the extent that, prior to such cash dividend, the Company receives a distribution or upstreaming of cash from a Company Subsidiary resulting in withholding Tax being imposed on such Company Subsidiary under applicable Tax Law, such Company Subsidiary shall withhold and timely remit any such withholding Tax due and owing to the applicable Governmental Authority.
Section 6.17.    Environmental Remediation. Selling Parties shall use reasonable best efforts to cause the Company Group and their respective Representatives to complete the remediation work plan with respect to the property leased by the Company Group located at 7-9 Brayton Court, Commack, NY (the “Remediation Plan”) to the reasonable satisfaction of Buyer prior to the Closing. To the extent the Remediation Plan is not completed to the satisfaction of Buyer prior to Closing, Selling Parties shall cause the applicable third party services providers that are performing the Remediation Plan prior to the date hereof to complete the Remediation Plan to the reasonable satisfaction of Buyer as soon as practicable following the Closing. All costs and expenses incurred in connection with the Remediation Plan shall be borne solely by the Selling Parties.
Section 6.18    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
Section 6.19    Notification of Certain Matters. The Sellers’ Representative shall give prompt written notice to Buyer of (a) an Occurrence or non-occurrence which has rendered, or would reasonably be expected to render, any representation or warranty of Selling Parties or the Company Group contained in this Agreement or any agreement contemplated hereby, if made on or immediately following the date of such event, untrue or inaccurate, (b) an Occurrence or non-occurrence that has had or is reasonably likely to have a Material Adverse Effect, (c) any failure of Selling Parties, the Company Group, or any of their respective Affiliates to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or under any agreement contemplated hereby or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to Buyer’s obligations hereunder, and (d) any action pending or to Stockholders’ Knowledge threatened relating to the transaction contemplated by this Agreement and the agreements contemplated hereby. Any updates to the Disclosure Schedules following the date hereof shall be for informational purposes only and shall not otherwise impact the indemnification obligations of the parties hereto; provided, that if such disclosure would give rise to the right of Buyer to terminate this Agreement based on a failure of condition as at the Closing, then, if Buyer does not elect to terminate this Agreement within fifteen (15) Business Days of its receipt of any such update, Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter; provided further such fifteen (15) Business Days period shall be automatically extended in five (5) day increments in the event that either Buyer and Sellers’ Representative are actively discussing in good faith any such update.
Section 6.20    Release. Effective upon the Closing, each Selling Party, on behalf of itself and its administrators, executors, trustees, beneficiaries, successors and assigns (collectively, the “Releasing Parties”), hereby releases, forever discharges and covenants not to sue each of the Company Group and its successors and assigns (collectively, “Releasees”) from and with respect to any and all claims, dues and demands, Proceedings, causes of action, orders, obligations, Contracts and agreements, debts and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at Law and in equity, which the Releasing Parties now have, have ever had or may hereafter have against the respective Releasees on account of or arising out of any matter, cause or Occurrence occurring contemporaneously with or prior to the Closing including those pertaining to the Releasing Parties’ relationships, direct and indirect, with the Company Group (including with respect to equity ownership rights in the Company Group, the operations of the Business by the Company Group, or rights arising by virtue of their status as directors, officers, partners, members, equityholders, employees or similar capacities of the Company); provided, however, that this release shall not apply to any rights or claims of the Releasing Parties which are set forth in this Agreement or any other Transaction Documents. EACH RELEASING PARTY FURTHER ACKNOWLEDGES AND AGREES THAT IT IS AWARE THAT IT MAY HEREAFTER DISCOVER CLAIMS OR FACTS IN ADDITION TO OR DIFFERENT FROM THOSE IT NOW KNOWS OR BELIEVES TO BE TRUE WITH RESPECT TO THE MATTERS RELEASED HEREIN. NEVERTHELESS, IT INTENDS TO FULLY, FINALLY AND FOREVER RELEASE ALL SUCH MATTERS, AND ALL CLAIMS RELATIVE THERETO, WHICH DO NOW EXIST, MAY EXIST, OR HERETOFORE HAVE EXISTED BETWEEN SUCH PARTY, ON THE ONE HAND, AND THE RELEASEES, ON THE OTHER HAND. IN FURTHERANCE OF SUCH INTENTION, THE RELEASES GIVEN HEREIN SHALL BE AND REMAIN IN EFFECT AS FULL AND COMPLETE RELEASES OF ALL SUCH COVERED MATTERS, NOTWITHSTANDING THE DISCOVERY OR EXISTENCE OF ANY ADDITIONAL OR DIFFERENT CLAIMS OR FACTS RELATIVE THERETO.
Section 6.21    Reorganization. The Stockholders and Sellers’ Representative shall commence the Reorganization as soon as practical after the date hereof, but in no event later than seven (7) Business Days after the date hereof. The Stockholders and Sellers’ Representative shall provide Buyer with drafts of all documents required in connection with the Reorganization prior to the execution and/or filing of such documents with any Governmental Authority, and shall consider in good faith any reasonable comments of Buyer thereto. Prior to the Closing, the Stockholders shall take all action reasonably necessary to effect the Reorganization pursuant to documentation in form and substance reasonably satisfactory to Buyer. Promptly following the Reorganization, and in any event no later than at least ten (10) days prior to the Closing, the Stockholders shall cause Seller and Merger Sub to each execute and deliver to the Buyer a Joinder Agreement.

Section 6.22    Exclusive Dealing. From the date hereof until the earlier of the Closing and the termination of this Agreement, each Selling Party shall not, and shall cause the Company Group, their respective Affiliates and each of their respective Representatives not to, directly or indirectly, take, or direct any other Person to take on its behalf, any action to solicit, encourage or enter into any negotiation, discussion, Contract or instrument, with, or provide any information to, any Person other than Buyer and its Affiliates and their respective Representatives, that relates to, or would reasonably be expected to lead to, (a) any sale of any Company Equity or any Equity Interests of the Company Group, (b) any lease, sale, transfer or other disposition of the assets of the Company Group outside of the ordinary course of business, (c) any merger, recapitalization or similar transaction with respect to the Company Group, or (d) any other transaction that does or would reasonably be expected to impede or otherwise delay the transaction contemplated hereby (collectively, an “Alternative Transaction”). Each Selling Party shall not, and shall cause the Company Group, their respective Affiliates, and shall advise each of the Company Group Representatives, not to assist any third party in preparing or soliciting an offer relating in any way to an Alternative Transaction (in each case other than with respect to the transactions contemplated by this Agreement). Each Selling Party shall, and shall cause the Company Group, their respective Affiliates and each of their respective Representatives to, promptly following the date hereof, terminate any and all negotiations or discussions with any third party regarding any proposal concerning any Alternative Transaction. In the event that any Selling Party or the Company Group receives any inquiry, proposal or offer from any third party concerning an Alternative Transaction, such Selling Party shall promptly notify Buyer in writing of the receipt of any such correspondence as well as the material terms thereof.

ARTICLE VII
CONDITIONS TO CLOSING
Section 7.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)HSR Act. The filings of Buyer and Selling Parties pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b)No Orders. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
Section 7.02    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s written waiver, at or prior to the Closing, of each of the following conditions:
(a)Representations and Warranties. (i) The Fundamental Representations, without giving effect to any qualifications or exceptions as to “materiality” or “Material Adverse Effect” set forth therein, shall be true and correct in all respects (other than de minimis inaccuracies) as of the date hereof and (after giving effect to Authorized Updates) at and as of the Closing with the same effect as though made at and as of such time (except for Fundamental Representations that are made expressly as of a specific date, which Fundamental Representations shall be true and correct as of such date); (ii) the representations and warranties of Selling Parties and the Company Group (other than the Fundamental Representations) contained in Article III and Article IV, without giving effect to any qualifications or exceptions as to “materiality” or “Material Adverse Effect” set forth therein, shall be true and correct as of the date hereof and at and as of the Closing Date with the same effect as though made at and as of such time (except for representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct as of such date), except for such failures in the case of (i) and (ii) to be so true and correct as shall not have had, and would not reasonably be expected to have, a Material Adverse Effect.
(b)Performance of Obligations. Selling Parties and the Company Group shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.
(c)No Material Adverse Effect. Since the date of this Agreement, there has not been any Occurrence which has had or would reasonably be expected to have a Material Adverse Effect.
(d)Closing Certificate. Buyer shall have received a certificate, dated the Closing Date and signed on behalf of Selling Parties, that each of the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied.
(e)Secretary Certificate. The Company will have delivered to Buyer a certificate, dated as of the Closing Date, of the Secretary or executive officer of the Company certifying that (i) the Company has previously made available to Buyer a complete and correct copy of the organizational documents of each of the entities in the

Company Group, as amended to date, (ii) attached thereto is a complete and correct copy of the resolutions adopted by the board of directors (or similar governing body) of the Company authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company Group is a party and the consummation of the transactions contemplated by this Agreement, and (iii) such organizational documents, resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the Closing Date.
(f)Good Standing Certificates. The Company will have delivered to Buyer a good standing certificate for each member of the Company Group from the Secretary of State (or equivalent Governmental Authority) of its jurisdiction of its organization, dated no earlier than ten (10) Business Days prior to the Closing Date.
(g)Reorganization. Stockholders will have delivered to Buyer (i) evidence of the consummation of the Reorganization, and (ii) Joinder Agreements, duly executed by Seller and Merger Sub, in each case, in form and substance reasonably acceptable to Buyer;
(h)Third Party Notices and Consents. The Company shall have (i) delivered all notices and (ii) obtained and delivered to Buyer, in form and substance reasonably acceptable to Buyer consents, in each case from each of the third parties set forth on Section 7.02(g) of the Disclosure Schedules.
(i)Trust Consents. The Company shall have obtained and delivered to Buyer, in form and substance reasonably acceptable to Buyer, consents (including releases) from each Stockholder.
(j)Payoff Letters. The Company will have delivered to Buyer the Payoff Letters, duly executed by the applicable holders of Closing Date Debt to be paid at Closing, in form and substance reasonably satisfactory to Buyer, which fully release and terminate any and all Encumbrances (other than Permitted Encumbrances) or otherwise permit that applicable releases, termination statements or other similar documentation (to the extent not included in the Payoff Letters) may be filed promptly following the Closing.
(k)D&O Resignations. The Company will have delivered to Buyer evidence, in form and substance reasonably satisfactory to Buyer, of the resignations or removal of the board of directors (or similar governing body)), advisory board and officers of each Company Group requested in writing by Buyer not less than five (5) Business Days prior to Closing, such resignations or removal to be effective concurrently with the Closing.
(l)Termination of Affiliate Agreements. The Company will have delivered to Buyer duly executed and delivered termination agreements, in form and substance reasonably acceptable to Buyer, with respect to those Affiliate Agreements identified on

Section 4.24 of the Disclosure Schedules as being subject to termination, providing for the complete and full termination of such Affiliate Agreements at or prior to the Closing with no Liabilities to Buyer and/or the Company Group from and after the Closing.
(m)Escrow Agreement. Buyer will have received a copy of the Escrow Agreement, duly executed by the Sellers’ Representative and the Escrow Agent.
(n)Transition Notices. All Transition Notices shall be in full force and effect as of the Closing.
(o)Termination and Release Letters. All Termination and Release Letters shall be in full force and effect as of the Closing.
(p)Lhuissier Employment Documents. All Lhuissier Employment Documents shall be in full force and effect as of the Closing.
(q)Separation Agreements. The Separation Agreements shall be in full force and effect as of the Closing.
(r)Transition Agreement. The Transition Agreement shall be in full force and effect as of the Closing.
(s)Stock Certificates; Stock Powers. Seller shall have delivered, or caused to be delivered, to Buyer membership interest certificates evidencing the Units, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.
(t)Form W-9. Each Selling Party shall have delivered, or caused to be delivered, to Buyer a duly executed and valid Internal Revenue Service Form W-9.
(u)D&O Tail Policy. Evidence of a fully-paid directors and officers liability tail insurance policy, sufficient to cover the Company Group’s obligations during the six (6) year period following the Closing Date for the indemnification of directors, managers and officers for any occurrence prior to the Closing Date.
(v)French FIR Authorization. Evidence that the French Ministry of the Economy has either (i) issued a Governmental Order that authorizes Buyer to indirectly acquire BT International pursuant to articles L. 151-3 1 et seq. and articles R. 153-1 et seq. of the French Monetary and Financial Code (Code monétaire et financier) or (ii) provided a written confirmation that the acquisition of BT International by Buyer does not fall within the scope of articles L. 151-3 1 et seq. and articles R. 153-1 et seq. of the French Monetary and Financial Code.

(w)Real Property PSA. The transactions contemplated by the Real Property PSA shall be completed simultaneously with the Closing hereunder.
(x)    W-8 BENs. Each Person set forth on Section 7.02(x) of the Disclosure Schedule shall have delivered, or caused to be delivered, to Buyer a duly executed and valid Internal Revenue Service Form W-8 BEN including an affidavits of unchanged status.

Section 7.03    Conditions to Obligations of Selling Parties. The obligations of Selling Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s written waiver, at or prior to the Closing, of each of the following conditions:
(a)Representations and Warranties. The representations and warranties of Buyer contained in Article V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.
(b)Performance of Obligations. Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
(c)Closing Certificate. Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.
(d)Secretary Certificate. Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.
(e)R&W Policy. The Sellers’ Representative shall have received evidence, in form and substance reasonably satisfactory to the Sellers’ Representative, that the R&W Policy is in effect or will automatically be in effect simultaneous with Closing.
(f)Escrow Agreement. The Sellers’ Representative shall have received a copy of the Escrow Agreement, duly executed by Buyer and the Escrow Agent.

ARTICLE VIII
INDEMNIFICATION
Section 8.01    Survival. The representations and warranties contained in Article III, Article IV and Article V of this Agreement shall survive the Closing and terminate on the date that is fifteen (15) months following the Closing Date. The parties, intending to modify any applicable statute of limitations, agree that the covenants and agreements of the parties herein shall survive the Closing in accordance with their respective terms until the date that the party required to perform under such covenant or agreement (or such portion thereof) has fully completed the performance and in the absence of any specified time period, for the applicable statute of limitations; and (d) this Article VIII and Article X and any right to seek specific performance or other equitable remedies to the extent otherwise available pursuant to Section 10.12 shall survive the Closing indefinitely. Notwithstanding the foregoing, any claims for indemnification properly set forth in a Claim Notice delivered prior to the expiration of the applicable survival date will not thereafter be barred by such expiration and such claims will survive until finally resolved. Notwithstanding the foregoing, nothing in this Section 8.01 or otherwise in this Agreement shall (x) inhibit the ability of Buyer to recover under the R&W Policy or (y) prevent or limit any claim based upon Fraud. The R&W Policy shall be governed by its terms and shall not be limited by the survival or nonsurvival of terms herein.
Section 8.02    Indemnification by Selling Parties. Subject to the limitations expressly set forth in Section 8.04, from and after the Closing, each Selling Party shall (jointly and severally), defend, indemnify and hold harmless Buyer and its Affiliates (collectively, the “Buyer Indemnified Parties”) from and against, and will pay and reimburse them for, any and all Losses incurred or suffered by any Buyer Indemnified Party directly or indirectly arising out of, relating to, in connection with, based upon or resulting from any of the following:
(a) breach or inaccuracy of any representation or warranty made by Selling Parties or the Company contained in Article III or Article IV or in any certificate delivered hereto or the Real Property PSA;

(b)any breach or nonfulfillment of any covenant or agreement of Selling Parties or the Company Group that is required to be performed pursuant to this Agreement or the Real Property PSA; or
(c)Excluded Liabilities.
Section 8.03    Indemnification by Buyer. Subject to the limitations expressly set forth in Section 8.04, from and after the Closing, Buyer shall defend, indemnify and hold harmless Selling Parties and their Affiliates (collectively, the “Seller Indemnified Parties”), from and against, and will pay and reimburse them for, any and all Losses incurred or suffered by any Seller Indemnified Party directly or indirectly arising out of, relating to, in connection with, based upon or resulting from any of the following:

(a)     any breach or inaccuracy of any representation or warranty made by Buyer contained in Article V or in any certificate delivered hereto or the Real Property PSA; or
(b)    breach of any covenant or agreement of Buyer contained in this Agreement or the Real Property PSA.
Section 8.04    Limitations on Liability. Notwithstanding anything to the contrary contained in this Agreement:
(a)    Except in the case Fraud, the applicable Indemnifying Parties shall not have any obligation to indemnify the applicable Indemnified Parties pursuant to Section 8.02(a) or Section 8.03(a), as applicable, until the aggregate amount of Losses that would otherwise be subject to indemnification pursuant to Section 8.02(a) or Section 8.03(a), as applicable exceeds $520,000 (the “Deductible”), whereupon (i) the Seller Indemnified Parties shall be entitled to receive amounts for only those Losses in excess of the Deductible and (ii) the Buyer Indemnified Parties shall be entitled to receive amounts for only those Losses in excess of the Deductible and otherwise not in excess of $520,000.
(b)    The aggregate amount of Losses for which (i) the Buyer Indemnified Parties shall be entitled to indemnification pursuant to Section 8.02(c) will not exceed $10,400,000 (the “Indemnity Cap”); provided, however, that the foregoing limitation shall not apply to (x) Section 8.02(b) for which the Buyer Indemnified Parties shall be entitled to indemnification up to (but not to exceed) the Final Purchase Price, or (y) Fraud, and (ii) the Seller Indemnified Parties shall be entitled to indemnification pursuant to Section 8.03(a) will not exceed the Indemnity Cap and (y) Section 8.3(b) will not exceed the Final Purchase Price.
(c)    The Buyer Indemnified Parties will not be entitled to indemnification for such portion of any Loss or alleged Loss to the extent such portion of such Loss or alleged Loss has been specifically and fully taken into account in the final determination of the Final Purchase Price.
(d)    Notwithstanding the fact that any Indemnified Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement or another agreement entered into in connection herewith in respect of any fact, event, condition or circumstance, (i) the Buyer Indemnified Parties shall be required to seek first to recover from the R&W Policy (to the extent available and actually recoverable under the R&W Policy), and (ii) no Indemnified Party shall be entitled to recover the amount of any damages or Losses suffered by such Indemnified Party more than once under all such agreements in respect of such fact, event, condition or circumstance.
(e)    For purposes of determining the failure of any representations or warranties to be true and correct and for calculating the amount of any Losses under this

Article VIII, each such representation and warranty shall be read without regard to any qualification or reference to “materiality”, “material”, “Material Adverse Effect” or other similar materiality qualifications or references contained in or otherwise applicable to such representation or warranty or covenant.
(f)    Subject to the limitations and procedures of this Article VIII, any indemnification claims under Section 8.02(c) for the items set forth on Section 1.1(b) of the Disclosure Schedules shall be payable only as follows: (i) first, from the R&W Policy (to the extent available and actually recovered under the R&W Policy) provided that, if it is apparent that the R&W Policy does not cover Losses in respect of indemnification under Section 8.02(c), Buyer shall not be required to first seek recovery for such Losses from the R&W Policy, (ii) second, to the extent that the R&W Policy does not cover all Losses resulting therefrom, from the Indemnity Escrow Account, and (iii) thereafter, to the extent that the Indemnity Escrow Account does not cover applicable Losses resulting therefrom, then from the Selling Parties (jointly and severally).

Section 8.05    Direct Claim Procedure.
(a)Any Buyer Indemnified Party or Seller Indemnified Party that seeks indemnity under this Article VIII (an “Indemnified Party”) on account of a Loss which does not result from a Third Party Claim will give written notice (any notice in respect of an indemnification claim given under this Section 8.05(a) or Section 8.05(b), a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”). A Claim Notice under this Section 8.05(a) shall contain (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, and (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party; provided, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability under this Agreement, except to the extent such delay or deficiency actually prejudices the Indemnifying Party.
(b)Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response to such Claim Notice. If the Indemnifying Party fails to so respond within thirty (30) days after delivery of the Claim Notice, then the Indemnifying Party will be deemed to have irrevocably accepted the Claim Notice and agreed to pay the Losses at issue in the Claim Notice.
(c)If, within thirty (30) days after delivery of the Claim Notice, the Indemnifying Party delivers a written notice disputing the Indemnified Party’s entitlement to indemnification for the Losses described in the Claim Notice and specifying in reasonable detail the Indemnifying Party’s basis therefor, then the dispute may be resolved by any legally available means consistent with the provisions of Section 10.11 and Section 10.12

Section 8.06     Third Party Claims Procedure.
(a)If the Indemnified Party seeks indemnity under this Article VIII in response to a claim or Proceeding by another Person that is not a party hereto (a “Third Party Claim”), then the Indemnified Party will give a Claim Notice to the Indemnifying Party within thirty (30) days after the Indemnified Party has received notice of the assertion of such Third Party Claim (and becomes aware that such Indemnified Party may be entitled to indemnification therefor hereunder) and will include in the Claim Notice (i) the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party, accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party), and (ii) the assertion of the claim or the notice of the commencement of any Proceeding relating to such Third Party Claim; provided, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability under this Agreement except to the extent such delay or deficiency prejudices the defense of such Proceeding.
(b)In the event of a Third Party Claim, the Indemnifying Party will be entitled to participate in the defense thereof, and may assume control of such defense if: (i) such Third Party Claim involves only monetary damages and does not seek (A) an injunction or other equitable relief against the Indemnified Party, or (B) a finding or admission of a violation of any criminal Law by the Indemnified Party; (ii) such Third Party Claim is reasonably likely to result in Losses that, taken with any other then existing claims under this Article VIII, would be fully indemnified hereunder; (iii) in the reasonable opinion of counsel to the Indemnified Party there is no actual or potential nonwaivable conflict that exists between the Indemnified Party and the Indemnifying Party in connection with the defense of such Third Party Claim; (iv) such Third Party Claim does not relate to a Material Customer or Material Supplier; (v) such Third Party Claim does not relate to Taxes (in which case the defense of such Third Party Claim shall be subject to Section 6.15(d)); and (vi) the Indemnifying Party (x) elects in writing to assume control of such defense within thirty (30) days after the delivery of the Claim Notice and (y) acknowledges in writing that it would be required to indemnify the Indemnified Party for all Losses in connection with such Third Party Claim. Notwithstanding any such assumption of the defense of a Third Party Claim by the Indemnifying Party, the Indemnified Party shall be entitled to participate in such defense at its own cost and expense. The Indemnifying Party will not agree to any settlement of, or consent to the entry of any Governmental Order (other than an Governmental Order of dismissal on the merits without costs) arising from, any Third Party Claim without the prior written consent of the Indemnified Party; provided, that the consent of the Indemnified Party will not be required if (x) the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or Governmental Order, (y) such settlement or Governmental Order includes a full, complete and unconditional release of the Indemnified Party from any further Liability related to such Third Party Claim, and (z) such settlement or Governmental Order does not impose any injunctive relief or other restrictions of any kind or nature on any Indemnified Party.
(c)If the Indemnifying Party does not, within thirty (30) days after its receipt of a Claim Notice with respect to a Third Party Claim, elect in writing to the Indemnified Party to assume control of the defense of such Third Party Claim and acknowledge in writing that it would be required to indemnify the Indemnified Party for all Losses in connection with such Third Party Claim, then the Indemnified Party shall have the right to retain separate counsel of its choosing, defend such Third Party Claim and have the sole power to direct and control such defense (all at the cost and expense of the Indemnifying Party if it is ultimately determined that the Indemnified Party is entitled to indemnification hereunder); provided, that the Indemnified Party will not agree to any settlement of, or the entry of any Governmental Order (other than an Governmental Order of dismissal on the merits without costs) arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).
(d)The Indemnified Party and the Indemnifying Party shall reasonably cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing reasonable access to each other’s relevant books and records and employees, in each case, upon reasonable advance notice on a mutually convenient basis during normal business hours. The Indemnified Party and the Indemnifying Party shall use reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.
(e)Notwithstanding this Section 8.06, Section 6.15(d) shall exclusively govern any and all Tax Claims (and not this Section 8.06).
Section 8.07    Order and Manner of Payment. Subject in all respects to the terms of Section 8.04 above, any indemnification payment pursuant to this Article VIII will be effected by wire transfer of immediately available funds from the Indemnifying Party pursuant to this Section 8.07, to an account designated by the Indemnified Party, and will be made within five (5) Business Days after the date on which (i) the amount of such payments are determined by mutual agreement of the Indemnifying Party and the Indemnified Party, (ii) the amount of such payments are determined pursuant to Section 8.06 if a written response has not been timely delivered in accordance with Section 8.06(b), or (iii) both such amount and the Indemnifying Party’s obligation to pay such amount have been finally determined by a final Governmental Order of a court having jurisdiction over such matter as permitted by Section 10.11 if a written response has been timely delivered in accordance with Section 8.06(b).

Section 8.08    Effect of Investigation. The right of an Indemnified Party to indemnification or to assert or recover on any claim shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy of or compliance with any of the representations, warranties, covenants, or agreements set forth in this Agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants or agreements.
Section 8.09    Exclusive Remedy. From and after the Closing, the sole and exclusive remedy of the parties hereto for any breach of any representation, warranty, agreement or covenant under this Agreement (other than claims or causes of action arising from Fraud) will be pursuant to (i) the indemnification obligations set forth in this Article VIII for agreements for covenants and (ii) the R&W Policy for representations and warranties (other than breaches for Fraud). Notwithstanding the foregoing, nothing herein will limit the right of any party hereto to seek specific performance, injunctive or equitable relief for any breach of any covenant or agreement in this Agreement in accordance with Section 10.12. Notwithstanding anything to the contrary contained in this Agreement or otherwise, no breach of any representation, warranty, covenant or agreement contained in this Agreement shall give rise to any right on the part of any party hereto, after the Closing, to rescind this Agreement or any of the transactions contemplated hereby.
Section 8.10    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Final Purchase Price for Tax purposes, unless otherwise required by Law.
Section 8.11    Escrow Release     Promptly following the date that is thirty-six (36) months after the Closing Date (the “Release Date”), the Buyer and the Sellers’ Representative shall cause the Escrow Agent to pay to Seller any remaining portion of the Indemnity Escrow Amount, less any amounts that are subject to pending claims made by any Buyer Indemnified Party under this Article VIII prior to 11:59 p.m. on the Release Date. If any claim made by any Buyer Indemnified Party under this Article VIII is still pending as of the Release Date, the Escrow Agent, pursuant to the terms of the Escrow Agreement, will retain a portion of the Escrow Amount in an amount equal to the Losses identified in any unresolved notice delivered pursuant to the Escrow Agreement until such claim has been satisfied or otherwise resolved, at which point Buyer and the Sellers’ Representative shall jointly instruct the Escrow Agent to pay to Seller any remaining balance of the Indemnity Escrow Amount not used to satisfy the indemnification rights of the Buyer Indemnified Party under this Article VIII.

ARTICLE IX
TERMINATION

Section 9.01    Termination. This parties may not terminate this Agreement other than as follows:
(a)by the mutual written consent of the Sellers’ Representative and Buyer;
(b)by Buyer by written notice to Sellers’ Representative if Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Selling Parties pursuant to this Agreement that would be reasonably likely to give rise to the failure of any of the conditions specified in Section 7.02(a) or Section 7.02(b), as applicable, to be satisfied at Closing, and such breach, inaccuracy or failure cannot be cured by Selling Parties prior to the earlier of (x) thirty (30) days after delivery of such notice of such breach and (y) ninety (90) days following the date hereof, provided that the Outside Date shall automatically extend for an additional thirty (30) days if at such time, and for so long as, the parties remain in active discussions with an applicable Governmental Authority with respect to obtaining clearance under the HSR Act or by the French Ministry of the Economy (the “Outside Date”);
(c)by Seller by written notice from the Sellers’ Representative to Buyer if Selling Parties are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would be reasonably likely to give rise to the failure of any of the conditions specified in Section 7.03(a) or Section 7.03(b) as applicable, to be satisfied at Closing, and such breach, inaccuracy or failure cannot be cured by Buyer prior to the earlier of (x) thirty (30) days after delivery of such notice of such breach and (y) the Outside Date; or
(d)by Buyer or the Sellers’ Representative in the event that:
(i)the Closing is not consummated on or before the Outside Date for any reason; provided, however, that the right to terminate this Agreement under this Section 9.01(d)(i) will not be available to any party hereto if the failure of the Closing to occur by the Outside Date is the result of a breach of this Agreement by such party.
(ii)if any Governmental Authority issues an order, decree, ruling or other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the Person seeking to terminate this Agreement pursuant to this Section 9.01(d)(ii) (or, in the case where Seller is seeking to terminate, the Company Group) has fully complied with its obligations under Section 6.09.
Section 9.02    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:
(a)the rights and obligations of the parties under this Article IX, Section 6.07 and Article X hereof will survive termination of this Agreement; and
(b)that nothing herein shall relieve any party hereto from liability for any Fraud or intentional breach of any provision hereof prior to such termination.
ARTICLE X
MISCELLANEOUS
Section 10.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Buyer shall be responsible for all filing and other similar fees payable in connection with filings under the HSR Act.
Section 10.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Selling Parties, Sellers’ Representative, or the Company (prior to the Closing):	Barbara Dworkin c/o Bren-Tronics, Inc. 10 Brayton Court Commack, NY 11725 E-mail: Attention: Barbara Dworkin with copies to:
Meister Seelig & Fein PLLC
125 Park Ave, 7th Floor
New York, New York 10017
E-mails:
Attention: Denis A. Dufresne and Agatha D. Rysinski
Moritt Hock & Hamroff LLP
400 Garden City Plaza, 2nd Floor
Garden City, New York 11530
E-mail:
Attention: Dennis C. O’Rourke

If to Buyer or the Company (following the Closing):	Enersys Advanced Systems Inc. c/o EnerSys 2366 Bernville Road Reading, PA 19605 E-mail: Attention: General Counsel
with a copy to:	Reed Smith LLP 599 Lexington Avenue New York, NY 10022 Attention: Christopher M. Sheaffer and Anatoliy Rozental Email: Facsimile:
Section 10.03    Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (e) the words “party” or “parties” or “parties hereto” shall refer to the parties to this Agreement, (f) references herein to any gender shall include each other gender, (g) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa and (h) the term “Company” shall refer to (i) Bren-Tronics, Inc. as well as (ii) following the Reorganization and its execution of a Joinder Agreement, Bren-Tronics, LLC, a Delaware limited liability company. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time, and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. All amounts payable pursuant to this Agreement shall be paid in U.S. dollars, and all references to “$” or “dollars” shall mean the lawful currency of the United States of America. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and any such period shall exclude the date specified as the beginning of the period and shall conclude at 5:00 pm (Eastern Time) on the final day of such period. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. The phrases “provided to Buyer” or “made available to Buyer” or words of similar import, mean providing or making available the referenced materials to Buyer or any of its Representatives, in the Data Room at least two (2) Business Days prior to the date hereof or such other date as is expressly provided for herein.
Section 10.04    Disclosure Schedules.
(a)The Disclosure Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.
(b)All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement where such information is relevant, whether or not cross references are expressly set forth in the Disclosure Schedule in one or more instances, so long as the applicability of such qualification is reasonably apparent from such disclosure. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Selling Parties that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.
Section 10.05    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 10.06    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 10.07        Entire Agreement. This Agreement, together with its Exhibits and the Disclosure Schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 10.08    Binding Effect; Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that Buyer may assign its rights under this Agreement to any Affiliate of Buyer or at or following Closing to any lender or lenders (including any agent or other representative thereof) as collateral security for the Buyer’s obligations to such lender or lenders under any of the Buyer’s secured debt financing arrangements and any refinancing, extensions, refunding or renewals thereof, without the consent of Seller or the Sellers’ Representative. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 10.09    No Third-Party Beneficiaries. Except as provided in Section 6.06 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 10.10    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Sellers’ Representative on behalf of Seller and Buyer. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 10.11    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE CHANCERY COURT OF THE STATE OF DELAWARE, AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER

THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(c).
Section 10.12    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 10.13    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 10.14    Conflict Waiver; Attorney-Client Privilege.
(a)Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that:
(i)Meister Seelig & Fein LLP has acted as counsel to (A) the Company Group and (B) Selling Parties and their Affiliates (collectively, the “Seller Group”), in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Buyer agrees, and shall cause the Company to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company Group by Meister Seelig & Fein PLLC (or any successor) (“Seller Group Law Firm”) shall not preclude Seller Group Law Firm from serving as counsel to the Seller Group or any director, member, shareholder, partner, officer or employee of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.
(ii)Buyer shall not, and shall cause the Company Group not to, seek or have Seller Group Law Firm disqualified from any such representation based on the prior representation of the Company Group by Seller Group Law Firm. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 10.14(a)

shall not be deemed exclusive of any other rights to which Seller Group Law Firm is entitled whether pursuant to Law, Contract or otherwise.
(b)All communications between the Seller Group or the Company Group, on the one hand, and Seller Group Law Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Seller Group and shall not pass to or be claimed by Buyer or the Company Group. Accordingly, Buyer and the Company shall not have access to any Privileged Communications or to the files of Seller Group Law Firm relating to such engagement from and after Closing and may not use or rely on any Privileged Communications in any Proceeding against or involving any of the Seller Group. Without limiting the generality of the foregoing, from and after the Closing, (i) the Seller Group (and not Buyer or the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Buyer or the Company shall be a holder thereof, (ii) to the extent that files of Seller Group Law Firm in respect of such engagement constitute property of the client, only the Seller Group (and not Buyer nor the Company) shall hold such property rights and (iii) Seller Group Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Company Group by reason of any attorney-client relationship between Seller Group Law Firm and the Company Group or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or its Affiliates (including the Company), on the one hand, and a third party other than any of the Seller Group, on the other hand, Buyer and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Buyer nor any of its Affiliates (including the Company) may waive such privilege without the prior written consent of the Seller Group, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Buyer or any of its Affiliates (including the Company) is legally required by Governmental Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Buyer’s counsel, then Buyer shall promptly (and, in any event, within two (2) Business Days notify Seller in writing so that Selling Parties can seek a protective order.
(c)This Section 10.14 is intended for the benefit of, and shall be enforceable by, Seller Group Law Firm. This Section 10.14 shall be irrevocable, and no term of this Section 10.14 may be amended, waived or modified, without the prior written consent of Seller Group Law Firm.

Section 10.15    Sellers’ Representative.
(a)Each Selling Party hereby designates Barbara Dworkin, as the Sellers’ Representative and agrees that the Sellers’ Representative is hereby constituted, appointed, authorized and empowered to act as the Sellers’ Representative for the benefit of the Selling Parties, as the exclusive agent and attorney-in-fact to act on behalf of the Selling Parties, in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority to (i) execute, deliver, acknowledge, certify and file on behalf of Sellers (in the name of Sellers or otherwise) any instruments, agreements or documents related hereto (including any amendments to this Agreement or any other agreements, documents, instruments or certificates required to be delivered pursuant hereto, but excluding employment, consulting or other personal services agreements), in such forms and containing such provisions as the Sellers’ Representative may, in her sole discretion, determine to be appropriate, (ii) give and receive notices and other communications relating to this Agreement and the transactions contemplated hereby (except to the extent that this Agreement contemplates that such notice or communication shall be given or received by a Selling Party individually), (iii) take or refrain from taking any actions (whether by negotiation, settlement, litigation or otherwise) to resolve or settle all matters and disputes arising out of or related to this Agreement or the transactions contemplated hereby,, and (iv) engage attorneys, accountants, financial and other advisors, paying agents, and other Persons necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing.
(b)The Sellers’ Representative shall be entitled to receive reimbursement from, and be indemnified by, Selling Parties for certain expenses, charges and liabilities as provided below. In connection with this Agreement and any other instruments, agreements or documents relating hereto, and in exercising or failing to exercise all or any of the powers conferred upon the Sellers’ Representative hereunder, (i) the Sellers’ Representative shall incur no responsibility whatsoever to Selling Parties by reason of any error or lapse in judgment or any act or omission performed or omitted under this Agreement or any other instruments, agreements or documents relating hereto or thereto, excepting only responsibility for any act or failure to act which represents gross negligence or willful misconduct, and (ii) the Sellers’ Representative shall be entitled to rely on the advice of counsel, accountants or other independent experts experienced in the matter at issue, and any act or omission of the Sellers’ Representative pursuant to such advice shall in no event subject the Sellers’ Representative to liability to Selling Parties. Selling Parties shall indemnify, jointly and severally, the Sellers’ Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’, and other experts’ fees and the amount of any judgment against them, of any nature whatsoever, arising out of or relating to any acts or omissions of the Sellers’ Representative hereunder or otherwise in its capacity as the Sellers’ Representative. The foregoing indemnification shall not apply in the event of any

Proceeding which finally adjudicates the liability of the Sellers’ Representative hereunder for its fraud, gross negligence or willful misconduct.
(c)All of the indemnities, immunities and powers granted to the Sellers’ Representative under this Agreement shall survive the Closing and/or any termination of this Agreement.
(d)Buyer (and its Affiliates and Representatives) and the Company shall have the right to rely upon all actions taken or omitted to be taken by the Sellers’ Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon Selling Parties.
(e)The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of Selling Parties and (ii) shall survive the consummation of the transactions contemplated by this Agreement. The Sellers’ Representative may resign from her position as Sellers’ Representative at any time by written notice delivered to Buyer and Selling Parties. If there is a vacancy at any time in the position of the Sellers’ Representative for any reason, such vacancy shall be filled by vote of Selling Parties holding a majority of the Shares immediately prior the Closing and Selling Parties shall provide prompt written notice thereof to Buyer.
(f)Each of the Company and Buyer acknowledges and agrees that the Sellers’ Representative is a party to this Agreement solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby. Accordingly, the Company and Buyer acknowledge and agree that the Sellers’ Representative, in her capacity as the Sellers’ Representative, shall have no liability to, and shall not be liable for any losses of, any of the members of the Company Group or Buyer in connection with any obligations of the Sellers’ Representative under this Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby, except to the extent such losses shall be proven to be the direct result of the fraud, gross negligence or willful misconduct by the Sellers’ Representative in connection with the performance of its obligations hereunder.
Section 10.16    Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal Proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or Proceeding based on, in respect of or by reason of the transactions contemplated hereby.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.
COMPANY:

BREN-TRONICS, INC.

By: /s/ Sai Fung
Name: Sai Fung
Title: Cheif Executive Officer

STOCKHOLDERS:

The Michael Brenna 2015 Irrevocable Trust Dated 08/17/15

By: /s/ Barbara Dworkin
Name: Barbara Dworkin
Title: Trustee

The Trust U/A Third (E) of the Leo A. Brenna Revocable Trust Dated 02/07/2014 GST Exempt Trust F/B/O Michael Brenna

By: /s/ Barbara Dworkin
Name: Barbara Dworkin
Title: Trustee

The Trust U/A Third (E) of the Leo A. Brenna Revocable Trust Dated 02/07/2014 Non GST Exempt Trust F/B/O Michael Brenna

By: /s/ Barbara Dworkin
Name: Barbara Dworkin
Title: Trustee

SELLERS’ REPRESENTATIVE:

/s/ Barbara Dworkin
Barbara Dworkin
[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

BUYER:
ENERSYS ADVANCED SYSTEMS INC.
By /s/ Mark Matthews Name: Mark Matthews Title: President
[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Exhibit A
Reorganization
1.Step 1- Stockholders will form each of Seller and Bren-Tronics, LLC, a Delaware limited liability company (“Merger Sub”). The initial capitalization and ownership of each of Seller and Merger Sub will be the same as the capitalization and ownership of Bren-Tronics, Inc. Stockholders will cause Merger Sub to file an IRS Form 8832 effective as of the date of its formation to elect to be treated as an association taxable as a corporation for U.S. federal Income Tax purposes.

2.Step 2- At least one (1) day following Step 1, Stockholders will cause the Company (i.e., Bren-Tronics, Inc.) to merge with and into Merger Sub, with Merger Sub continuing as the surviving entity. Stockholders will cause Merger Sub to file a protective IRS Form 2553 effective as of the date of its formation (collectively, the “Merger”).

3.Step 3- At least one (1) day following the effective date of the Merger, each Stockholder will contribute one hundred percent (100%) of its Shares to Seller in exchange for all of the issued and outstanding capital stock of Seller. Effective as of the date of such contribution and exchange, Stockholders will cause Seller to file an IRS Form 8869 (Qualified Subchapter S Subsidiary Election) electing to treat the Company as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code of Seller (collectively, the “F-Reorganization”).

4.Step 4- Following the F-Reorganization, and effective as of at least two (2) days following the F-Reorganization, Stockholders will cause Merger Sub to file an IRS Form 8832 to elect to be treated as an entity disregarded as separate from its owner for U.S. federal Income Tax purposes (the “CTB Election”).

5.Step 5- At least one (1) day following the effective date of the CTB Election, Seller and the Company will cause all of the Equity Interests of IC-DISC to be distributed to Seller (the “IC-DISC Distribution”).

Exhibit B
Form of Escrow Agreement
THIS ESCROW AGREEMENT, dated effective as of May __, 2024 (“Agreement”), is by and among ENERSYS ADVANCED SYSTEMS INC., a Delaware corporation (“Buyer”), BARBARA DWORKIN (“Sellers’ Representative”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as escrow agent hereunder (“Escrow Agent”). As between Buyer and Sellers’ Representative, capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

BACKGROUND

A.    Buyer, Sellers’ Representative, Michael Brenna 2015 Irrevocable Trust Dated 08/17/15 (the “2015 Trust”), the Trust U/A Third (E) of the Leo A. Brenna Revocable Trust Dated 02/07/2014 GST Exempt Trust F/B/O Michael Brenna (the “2014 GST Trust”), and the Trust U/A Third (E) of the Leo A. Brenna Revocable Trust Dated 02/07/2014 Non GST Exempt Trust F/B/O Michael Brenna (the “2014 Non-GST Trust,” and together with the 2015 Trust and the 2014 GST Trust, collectively, “Stockholders,” and each, a “Stockholder”) and Bren-Tronics, Inc., a New York corporation (the “Company”) have entered into a Stock Purchase Agreement (the “Purchase Agreement”), dated as of May 2, 2024, pursuant to which, among other things, Buyer is purchasing from Seller (as defined in the Purchase Agreement, and as successor to Stockholders) all of the issued and outstanding equity interests of Merger Sub (as defined in the Purchase Agreement, and as successor by merger of the Company). The Purchase Agreement provides that Buyer shall deposit on behalf of the Selling Parties (as defined in the Purchase Agreement) the Escrow Amounts (defined below) in two (2) segregated escrow accounts to be held by Escrow Agent for the purpose of amounts that may become due to Buyer pursuant to the Purchase Agreement.

B.    Sections 2.03(a)(iii) and (iv) of the Purchase Agreement provide that Buyer shall deposit $ (the “Escrow Amounts”) to be held by Escrow Agent, constituting the following amounts: (i) (the “Indemnity Escrow Amount”), which shall be held in a sub-account designated by Escrow Agent (such account, the “Indemnity Escrow Account”); and (ii) $ (the “Adjustment Escrow Amount”), which shall be held in a sub-account designated by Escrow Agent (such account, the “Adjustment Escrow Account”).

C.    Escrow Agent has agreed to accept, hold, and disburse the Escrow Funds (as defined below) in accordance with the terms of this Agreement.

D.    Buyer and Sellers’ Representative acknowledge that (i) Escrow Agent is not a party to and has no duties or obligations under the Purchase Agreement, (ii) all references in this Agreement to the Purchase Agreement are solely for the convenience of Buyer and Sellers’ Representative, and (iii) Escrow Agent shall have no implied duties beyond the express duties set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.    Definitions. The following terms shall have the following meanings when used herein:

“Business Day” means any day, other than a Saturday, Sunday or legal holiday, on which Escrow Agent at its location identified in Section 14 is open to the public for general banking purposes.

“Buyer Representative” means the person(s) so designated on Schedule C hereto or any other person designated in a writing signed by Buyer and delivered to Escrow Agent and a Seller Representative in accordance with the notice provisions of this Agreement, to act as its representative under this Agreement.

“Escrow Funds” means the Escrow Amounts deposited with Escrow Agent pursuant to Section 3 of this Agreement, together with any interest and other income thereon.

“Final Order” means (a) a final and nonappealable judgment, order, award or determination of a court of competent jurisdiction or (b) with respect to the Adjustment Escrow Amount only, a final decision of the Independent Accountant with respect to any items included in the final determination of the Final Purchase Price, as the case may be, which order, judgment, award, determination or decision (an “Order”) is delivered to Escrow Agent and each other party by Seller Representative or Buyer Representative accompanied by a written instruction from Buyer Representative or Seller Representative given to effectuate such Order and confirming that such Order is final, nonappealable and issued by a court of competent jurisdiction or the Independent Accountant and Escrow Agent shall be entitled to conclusively rely upon any such confirmation and instruction and shall have no responsibility to review the Order to which such confirmation and instruction refers.
“Indemnified Party” has the meaning set forth in Section 10.

“Joint Written Direction” means a written direction executed by both a Buyer Representative and a Seller Representative, substantially in the form of Attachment 1 hereto, delivered to Escrow Agent in accordance with Section 14 and directing Escrow Agent to disburse all or a portion of the Escrow Funds or to take or refrain from taking any other action pursuant to this Agreement.

“Representatives” means a Buyer Representative and a Seller Representative.

“Seller Representative” means Sellers’ Representative or any other person designated in a writing signed by Sellers’ Representative and delivered to Escrow Agent and a Buyer Representative in accordance with the notice provisions of this Agreement, to act as its representative under this Agreement.

2.    Appointment of and Acceptance by Escrow Agent. Buyer and Sellers’ Representative hereby appoint Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment and, upon receipt by wire transfer of the Escrow Funds in accordance with Section 3, shall hold, invest and disburse the Escrow Funds in accordance with this Agreement.
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3.    Deposit of Escrow Funds. Simultaneously with the execution and delivery of this Agreement, Buyer shall deliver to Escrow Agent (a) the Indemnity Escrow Amount, to be held by Escrow Agent in the Indemnity Escrow Account, and (b) the Adjustment Escrow Amount, to be held by Escrow Agent in the Adjustment Escrow Account. Escrow Agent shall confirm receipt of and hold the Escrow Amounts for release in accordance with the terms of this Agreement. Escrow Funds will remain uninvested except as provided in Section 6.

4.    Disbursements of Escrow Funds.

(a)     Generally. Except as otherwise provided below, within two (2) Business Days of receipt of a Joint Written Direction, Escrow Agent shall disburse Escrow Funds as provided in such Joint Written Direction and this Section 4. The Joint Written Direction shall include the amount to be disbursed and shall identify the identity of the party to whom the disbursement shall be made, which shall be Buyer or Sellers’ Representative (on behalf of Selling Parties), as applicable. Escrow Agent may conclusively rely on any Joint Written Direction which it believes in good faith to be genuine and duly executed, and shall have no responsibility to verify or determine compliance with the Purchase Agreement. Prior to any disbursement, Escrow Agent shall have received reasonable identifying information regarding the recipient as requested by Escrow Agent such that Escrow Agent may comply with its regulatory obligations and reasonable business practices, including without limitation a completed United States Internal Revenue Service (“IRS”) Form W-9 or Form W-8, as applicable. All disbursements of funds from the Escrow Funds shall be subject to the fees and claims of Escrow Agent and the Indemnified Parties pursuant to Section 10 and Section 11. Escrow Agent shall comply with any Final Order, including without limitation any attachment, levy or garnishment, without any obligation to determine such court’s or the Independent Accountant’s jurisdiction in the matter and in accordance with its normal business practices.

(b)    Disbursement of Escrow Funds from Adjustment Escrow Account. Buyer and Sellers’ Representative shall provide a Joint Written Direction to Escrow Agent to release and disburse amounts from the Adjustment Escrow Account in accordance with the terms of Section 2.04(d) of the Purchase Agreement.

(c)    Disbursement of Escrow Funds from Indemnity Escrow Account. Promptly upon receipt of a Joint Written Direction from Buyer and Sellers’ Representative with respect to all or any portion of the Indemnity Escrow Funds (as hereinafter defined), Escrow Agent shall disburse and deliver to Buyer (or its designee, as specified in the Joint Written Direction) or the Sellers’ Representative (on behalf of Selling Parties or to Selling Parties’ designee, as specified in the Joint Written Direction) such amounts from the Indemnity Escrow Account as specified in such Joint Written Direction. Each Joint Written Direction executed and delivered pursuant to this Section 4(c) shall be executed and delivered by the parties in accordance with Section 8.11 of the Purchase Agreement with respect to the Indemnity Escrow Funds. If any claim made by Buyer or any Buyer Indemnified Party under Article 8 of the Purchase Agreement remains pending, Escrow Agent will retain a portion of the Indemnity Escrow Funds in an amount equal to claimed amounts identified in such Joint Written Direction (the “Disputed Amount”) delivered to Escrow Agent until such claim has been satisfied pursuant to a Final Order or otherwise
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resolved by the mutual written agreement of Buyer and the Sellers’ Representative, and reflected in a Joint Written Direction delivered to Escrow Agent. For the avoidance of doubt, no later than one (1) Business Day following the Release Date (as defined in the Purchase Agreement), Buyer and the Sellers’ Representative shall deliver to Escrow Agent a Joint Written Direction instructing Escrow Agent to release to the Sellers’ Representative (on behalf of the Selling Parties) any remaining balance of the Indemnity Escrow Funds that is not a Disputed Amount, and Escrow Agent shall promptly disburse and deliver such amounts to Sellers’ Representative.

5.    Suspension of Performance; Disbursement into Court. If, at any time, (a) a dispute exists with respect to any obligation of Escrow Agent under this Agreement, (b) Escrow Agent is unable to determine, to Escrow Agent’s sole satisfaction, Escrow Agent’s proper actions with respect to its obligations hereunder, or (c) the Representatives have not, within twenty (20) days of receipt of a notice of resignation, jointly appointed a successor escrow agent to act under this Agreement, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

(i)    suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Agreement until such dispute or uncertainty is resolved to the sole satisfaction of Escrow Agent or until a successor escrow agent is appointed.

(ii)    petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction, in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty and, to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Escrow Funds, after deduction and payment to Escrow Agent of all fees and expenses (including court costs and reasonable attorneys’ fees of one outside legal counsel of Escrow Agent’s choosing) payable to, incurred by, or reasonably expected to be incurred by Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.

Absent gross negligence or willful misconduct, Escrow Agent will have no liability to Buyer or Sellers’ Representative for any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise due to any delay in any other action required or requested of Escrow Agent.

6.    Investment of Funds.

(a) In the absence of further specific written direction of Sellers' Representative at any time that an investment decision must be made, Escrow Agent is directed to hold the Adjustment Escrow Amount in a non-interest-bearing deposit account insured by the Federal Deposit Insurance Corporation to the applicable limits. Receipt of the Adjustment Escrow Amount will be confirmed by Escrow Agent by an account statement. Unless otherwise agreed to in writing by Escrow Agent, account statements will be effectively delivered when made available through Escrow Agent’s online portal system (“Pivot”). Failure to inform Escrow Agent in writing of any error or omission in any such account statement within 90 days after receipt will conclusively be
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deemed confirmation and approval by Buyer and Sellers’ Representative of such account statement.
(b) Based upon Sellers’ Representative’s prior review of investment alternatives, in the absence of further specific written direction to the contrary at any time that an investment decision must be made, Escrow Agent is directed to invest and reinvest the Indemnity Escrow Amount, together with any interest or other income thereon (collectively, the Indemnity Escrow Funds”) in the investment identified in Schedule A. If applicable, Sellers’ Representative acknowledges receipt from Escrow Agent of a current copy of the prospectus for the investment identified in Schedule A. Sellers’ Representative may deliver to Escrow Agent a written direction changing the investment of the Indemnity Escrow Funds, upon which direction Escrow Agent may conclusively rely without inquiry or investigation; provided, however, that Sellers’ Representative warrants that no investment or reinvestment direction will be given except in the following: (a) direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America; (b) U.S. dollar denominated deposit accounts and certificates of deposit issued by any bank, bank and trust company, or national banking association (including Escrow Agent and its affiliates), which are either (i) insured by the Federal Deposit Insurance Corporation (“FDIC”) up to FDIC limits, or (ii) with domestic commercial banks which have a rating on their short-term deposits on the date of purchase of at least “A-1” by S&P or “P-1” by Moody’s (ratings on holding companies are not considered as the rating of the bank); or (c) money market funds, including funds managed by Escrow Agent or any of its affiliates; provided further, however, that Escrow Agent will not be required to invest in investments that Escrow Agent determines are not consistent with Escrow Agent’s policies or practices. Buyer and Sellers’ Representative recognize and agree that Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of Indemnity Escrow Funds or the purchase or disposition of any investment and Escrow Agent will not have any liability for any loss in an investment made pursuant to the terms of this Agreement. Escrow Agent has no responsibility whatsoever to determine the market or other value of any investment and makes no representation or warranty as to the accuracy of any such valuations. To the extent applicable regulations grant rights to receive brokerage confirmations for certain security transactions, Buyer and Sellers’ Representative waive receipt of such confirmations.

(c)    All investments will be made in the name of Escrow Agent. Escrow Agent may, without notice to Buyer and Sellers’ Representative, sell or liquidate any of the foregoing investments at any time for any disbursement of Indemnity Escrow Funds as required hereunder and will not be liable for any loss, cost or penalty resulting from any sale or liquidation of any such investment. All investment earnings will become part of the Indemnity Escrow Funds and investment losses will be charged against the Indemnity Escrow Funds. With respect to any Indemnity Escrow Funds or investment instruction received by Escrow Agent after 11:00 a.m., U.S. Eastern Time, Escrow Agent will not be required to invest applicable funds until the next Business Day. Receipt of the Indemnity Escrow Funds and investment and reinvestment of the Indemnity Escrow Funds will be confirmed by Escrow Agent by an account statement. Unless otherwise agreed to in writing by Escrow Agent, account statements will be effectively delivered when made available through Pivot. Failure to inform Escrow Agent in writing of any error or omission in any such account statement within 90 days after receipt will conclusively be deemed confirmation and approval by Sellers’ Representative and Buyer of such account statement.
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7.    Tax Reporting.

(a)    Escrow Agent has no responsibility for the tax consequences of this Agreement and Buyer and Sellers’ Representative shall consult with independent counsel concerning any and all tax matters. Buyer and Sellers’ Representative jointly and severally agree to (i) assume all obligations imposed now or hereafter by any applicable tax law or regulation with respect to payments or performance under this Agreement and (ii) request and direct Escrow Agent in writing with respect to withholding and other taxes, assessments or other governmental charges, and advise Escrow Agent in writing with respect to any certifications and governmental reporting that may be required under any applicable laws or regulations. Except as otherwise agreed by Escrow Agent in writing, Escrow Agent has no tax reporting or withholding obligation except to the Internal Revenue Service with respect to Form 1099-B reporting on payments of gross proceeds under Internal Revenue Code Section 6045 and Form 1099 and Form 1042-S reporting with respect to investment income earned on the Indemnity Escrow Funds, if any. Escrow Agent shall have no responsibility for Form 1099-MISC reporting with respect to disbursements that Escrow Agent makes in an administrative or ministerial function to vendors or other service providers and shall have no tax reporting or withholding duties with respect to the Foreign Investment in Real Property Tax Act (FIRPTA).

(b)    To the extent that U.S. federal imputed interest regulations apply, Sellers’ Representative and Buyer shall so inform Escrow Agent, provide Escrow Agent with all imputed interest calculations and direct Escrow Agent to disburse imputed interest amounts as Sellers’ Representative deems appropriate. Escrow Agent will rely solely on such provided calculations and information and will have no responsibility for the accuracy or completeness of any such calculations or information. Buyer and Sellers’ Representative shall provide Escrow Agent a properly completed IRS Form W-9 or Form W-8, as applicable, for each payee. If requested tax documentation is not so provided, Escrow Agent is authorized to withhold taxes as required by the United States Internal Revenue Code and related regulations.

(c)     The Sellers’ Representative (on behalf of the Selling Parties) shall be treated as the owner of the Escrow Funds for all U.S. federal income tax purposes until the Escrow Funds are fully distributed pursuant to the terms hereof, and shall be responsible for and the taxpayer on all taxes due on the interest or income earned, if any, on the Indemnity Escrow Funds for the calendar year in which such interest or income is earned; provided that the Escrow Agent shall promptly disburse to the Sellers’ Representative (on behalf of the Selling Parties) from the Escrow Funds for any tax payment made by Sellers’ Representative (on behalf of the Selling Parties) on interest or income earned under this Agreement upon receipt of written direction from Sellers' Representative; provided, further, that any such reimbursement shall not reduce the principal amount of the Escrow Funds. Escrow Agent will report, on an accrual basis, all interest or income on the Escrow Funds as being owned by Selling Parties for federal income tax purposes. Notwithstanding the foregoing, Buyer and Sellers’ Representative (on behalf of the Selling Parties) agree between themselves that (i) Sellers’ Representative (on behalf of the Selling Parties) will prepare and file all required tax filings with the IRS and other applicable taxing authorities relating to the Indemnity Escrow Fund (the “Filings”), and (ii) Buyer will reasonably cooperate with Sellers’ Representative in connection with the preparation of the Filings.
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8.    Resignation or Removal of Escrow Agent. Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving twenty (20) days’ prior written notice to Buyer and Sellers’ Representative specifying a date when such resignation will take effect and, after the date of such resignation notice, notwithstanding any other provision of this Agreement, Escrow Agent’s sole obligation will be to hold the Escrow Funds pending appointment of a successor Escrow Agent. Similarly, Escrow Agent may be removed at any time by Buyer and Sellers’ Representative giving at least thirty (30) days’ prior written notice to Escrow Agent specifying the date when such removal will take effect. If Buyer and Sellers’ Representative fail to jointly appoint a successor Escrow Agent prior to the effective date of such resignation or removal, Escrow Agent may petition a court of competent jurisdiction to appoint a successor escrow agent, and all costs and expenses related to such petition shall be paid jointly and severally by Buyer and Sellers’ Representative (on behalf of the Selling Parties); provided that, as between themselves, Buyer and Sellers' Representative (on behalf of the Selling Parties) each agree to be responsible for one-half of any such costs and expenses. The retiring Escrow Agent shall transmit all records pertaining to the Escrow Funds and shall pay all Escrow Funds to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment to the retiring Escrow Agent of all fees and expenses (including court costs and reasonable attorneys’ fees of one outside legal counsel of Escrow Agent’s choosing) payable to or incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. After any retiring Escrow Agent’s resignation or removal, the provisions of this Agreement will inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement.

9.    Duties and Liability of Escrow Agent.

(a)    Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no other duties will be implied. Escrow Agent has no fiduciary or discretionary duties of any kind. Escrow Agent’s permissive rights will not be construed as duties. Escrow Agent has no liability under and no duty to inquire as to the provisions of any document other than this Agreement, including without limitation any other agreement between any or all of the parties hereto or any other persons even though reference thereto may be made herein and whether or not a copy of such document has been provided to Escrow Agent. Escrow Agent’s sole responsibility is to hold, safekeep and disburse the Escrow Funds in accordance with Escrow Agent’s customary practices and disbursement thereof in accordance with the terms of this Agreement. Escrow Agent shall not be responsible for or have any duty to make any calculations under this Agreement, or to determine when any calculation required under the provisions of this Agreement should be made, how it should be made or what it should be, or to confirm or verify any such calculation. Escrow Agent will not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. This Agreement will terminate upon the distribution of all the Escrow Funds pursuant to any applicable provision of this Agreement, and Escrow Agent will thereafter have no further obligation or liability whatsoever with respect to this Agreement or the Escrow Funds.

(b)    Escrow Agent will not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines, which
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determination is not subject to appeal, that Escrow Agent’s gross negligence or willful misconduct in connection with its material breach of this Agreement was the sole cause of any loss to Buyer or Sellers’ Representative.

(c)    Escrow Agent may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent believes in good faith to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event will Escrow Agent be liable for (i) acting in accordance with or conclusively relying upon any instruction, notice, demand, certificate or document believed in good faith by Escrow Agent to have been created by or on behalf of Buyer or Sellers’ Representative, (ii) incidental, indirect, special, consequential or punitive damages or penalties of any kind (including, but not limited to lost profits), even if Escrow Agent has been advised of the likelihood of such damages or penalty and regardless of the form of action or (iii) any amount greater than the value of the Escrow Funds as valued upon deposit with Escrow Agent.

(d)    Escrow Agent will not be responsible for delays or failures in performance resulting from acts of God, strikes, lockouts, riots, acts of war or terror, epidemics, governmental regulations, fire, communication line failures, computer viruses, attacks or intrusions, power failures, earthquakes or any other circumstance beyond its control. Escrow Agent will not be obligated to take any legal action in connection with the Escrow Funds, this Agreement or the Purchase Agreement or to appear in, prosecute or defend any such legal action or to take any other action that in Escrow Agent’s sole, good faith judgment may expose it to potential expense or liability. Buyer and Sellers’ Representative are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. Escrow Agent will have no liability to Buyer or Sellers’ Representative, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Funds escheat by operation of law.

(e)    Escrow Agent may consult, at Buyer’s and Sellers’ Representative’s cost (which Buyer and Sellers’ Representative agree between themselves shall be split equally between Buyer, on one hand, and Sellers, on the other hand), one outside legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of its duties hereunder, or relating to any dispute involving this Agreement, and will incur no liability and must be fully indemnified from any liability whatsoever in acting in accordance with the advice of such counsel. Buyer and Sellers’ Representative agree to perform or procure the performance of all further acts and things, and execute and deliver such further documents, as may be required by law or as Escrow Agent may reasonably request in connection with its duties hereunder. When any action is provided for herein to be done on or by a specified date that falls on a day other than a Business Day, such action may be performed on the following Business Day.

(f)    If any portion of the Escrow Funds is at any time attached, garnished or levied upon, or otherwise subject to any writ, order, decree or process of any court, or in case disbursement of Escrow Funds is stayed or enjoined by any court order, Escrow Agent is authorized, in its sole discretion, to respond as it deems appropriate or to comply with all
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writs, orders, decrees or process so entered or issued, including but not limited to those which it is advised by legal counsel of its own choosing is binding on it, whether with or without jurisdiction; and if Escrow Agent relies upon or complies with any such writ, order, decree or process, it will not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even if such order is reversed, modified, annulled, set aside or vacated.

(g)    Escrow Agent and any stockholder, director, officer or employee of Escrow Agent may buy, sell and deal in any of the securities of any other party hereto and contract and lend money to any other party hereto and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein will preclude Escrow Agent from acting in any other capacity for any other party hereto or for any other person or entity.

(h)    In the event instructions, including funds transfer instructions, address change or change in contact information are given to Escrow Agent (other than in writing at the time of execution of this Agreement), whether in writing, by electronic delivery or otherwise, Escrow Agent is authorized, but not required, to seek confirmation of such instructions by telephone call-back to any person designated by the instructing party on Schedule C hereto, and Escrow Agent may rely in good faith upon the confirmation of anyone purporting to be the person so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by Escrow Agent and will be effective only after Escrow Agent has a reasonable opportunity to act on such changes. Buyer and Sellers’ Representative agree that Escrow Agent may at its option record any telephone calls made pursuant to this Section. Escrow Agent in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Buyer or Sellers’ Representative to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank, even when its use may result in a transfer of funds to a person other than the intended beneficiary or to a bank other than the intended beneficiary’s bank or intermediary bank. Buyer and Sellers’ Representative acknowledge that these optional security procedures are commercially reasonable.

10.    Indemnification of Escrow Agent. Buyer and Sellers’ Representative, jointly and severally, shall indemnify and hold harmless Escrow Agent and each director, officer, employee and affiliate of Escrow Agent (each, an “Indemnified Party”) upon demand against any and all claims, actions and proceedings (whether asserted or commenced by Buyer, Sellers’ Representative or any other person or entity relating to the subject matter of this Agreement and whether or not valid), losses, damages, liabilities, penalties, costs and expenses of any kind or nature (including without limitation reasonable attorneys’ fees, costs and expenses) (collectively, “Losses”) arising from this Agreement or Escrow Agent’s actions hereunder, except to the extent such Losses are finally determined by a court of competent jurisdiction, which determination is not subject to appeal, to have been directly caused solely by the gross negligence or willful misconduct of such Indemnified Party in connection with Escrow Agent’s material breach of this Agreement. Buyer and Sellers’ Representative further agree, jointly and severally, to indemnify each Indemnified Party for all costs, including without limitation reasonable attorneys’ fees, incurred by such Indemnified Party in connection with the enforcement of Buyer’s and Sellers’ Representative’s obligations hereunder. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or
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asserted against it, and the reasonable fees of such counsel shall be paid upon demand by Buyer and Sellers’ Representative, jointly and severally. The obligations of Buyer and Sellers’ Representative under this Section shall survive any termination of this Agreement and the resignation or removal of Escrow Agent. Without limiting the joint and several nature of their obligations to Escrow Agent, Buyer and Sellers’ Representative (on behalf of the Selling Parties) agree between themselves that each will be responsible to the other for one-half of the amounts owed to Escrow Agent under this Section. Buyer and Sellers’ Representative agree that neither the payment by Buyer or Sellers’ Representative of any claim by Escrow Agent for indemnification hereunder shall impair, limit, modify or affect, as between Buyer and Sellers, the respective rights and obligations of the parties under the Purchase Agreement.

11.    Compensation of Escrow Agent.

(a)     Fees and Expenses. Sellers’ Representative and Buyer agree, jointly and severally, to compensate Escrow Agent for its services hereunder in accordance with Schedule B attached hereto, provided that Buyer and Sellers’ Representative agree solely between themselves that each will be responsible for fifty percent (50%) of such amounts. The foregoing obligations of Sellers’ Representative and Buyer under this Section 11 shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.

(b)     Security, Offset and Deduction. Buyer and Sellers’ Representative hereby grant to Escrow Agent and the other Indemnified Parties right of offset against the Escrow Funds with respect to any compensation or reimbursement due any of them hereunder (including any claim for indemnification hereunder). Escrow Agent is authorized to, and may deduct such amounts from the Escrow Funds, from time to time. For the avoidance of doubt, as between themselves, Buyer and Sellers' Representative (on behalf of the Selling Parties) each agree to be responsible for one-half of any such costs and expense.

12.    Representations and Warranties. Buyer and Sellers’ Representative each respectively make the following representations and warranties to Escrow Agent:

(a)    it/she has full power and authority to execute and deliver this Agreement and to perform its/her obligations hereunder; and this Agreement has been duly approved by all necessary action and constitutes its/her valid and binding agreement enforceable in accordance with its terms;

(b)    each of the applicable persons designated (i) on Schedule C attached hereto has been duly appointed to act as authorized representative hereunder and individually has full power and authority on its/her behalf to execute and deliver any instruction or direction, to amend, modify or waive any provision of this Agreement and to take any and all other actions as its/her authorized representative under this Agreement and (ii) on Schedule C-1 attached hereto has been granted access to Pivot on its/her behalf. No change to such designations will be effective until, in the case of Schedule C, written notice of such change is delivered to each other party to this Agreement pursuant to Section 14 and Escrow Agent has had reasonable time to act upon it and, in the case of Schedule C-1, written notice of such change is delivered by the respective party requesting the change to Escrow Agent pursuant to Section 14 and Escrow Agent has had reasonable time to act upon it;
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(c)    the execution, delivery and performance of this Agreement by such party does not and will not violate any applicable law or regulation and no printed or other material in any language, including any prospectus, notice, report, and promotional material that mentions “U.S. Bank” or any of its affiliates by name or the rights, powers, or duties of Escrow Agent under this Agreement will be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of Escrow Agent;

(d)    it/she will not claim any immunity from jurisdiction of any court, suit or legal process, whether from service of notice, injunction, attachment, execution or enforcement of any judgment or otherwise, that conforms to Section 16 of this Agreement; and

(e)    there is no security interest in the Escrow Funds or any part thereof and no financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof.

In addition, Sellers’ Representative represents and warrants to Escrow Agent that she has the irrevocable right, power and authority (i) to enter into and perform this Agreement on behalf of the Selling Parties and to bind all of the Selling Parties to its terms; (ii) to give and receive directions and notices hereunder; and (iii) to make all determinations that may be required or that it deems appropriate under this Agreement.

13.    Identifying Information. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity, Escrow Agent requires documentation to verify its formation and existence as a legal entity. Escrow Agent may require financial statements, licenses or identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. Buyer and Sellers’ Representative agree to provide all information requested by Escrow Agent in connection with any legislation or regulation to which Escrow Agent is subject, in a timely manner. Escrow Agent’s appointment and acceptance of its duties under this Agreement is contingent upon verification of all regulatory requirements applicable to Buyer, Sellers’ Representative and any of their permitted assigns, including successful completion of a final background check. These conditions include, without limitation, requirements under the USA PATRIOT Act, the USA FREEDOM Act, the Bank Secrecy Act, and the U.S. Department of the Treasury Office of Foreign Assets Control. If these conditions are not met, Escrow Agent may at its option promptly terminate this Agreement in whole or in part and refuse any otherwise permitted assignment by Buyer or Sellers’ Representative, without any liability or incurring any additional costs.

14.    Notices. All notices, approvals, consents, requests and other communications hereunder (each, a “Notice”) must be in writing, in English, and may only be delivered (a) by personal delivery, or (b) by national overnight courier service, or (c) by certified or registered mail, return receipt requested, or (d) by Pivot or (e) by email. Notice will be effective upon receipt except for notice via email, which will be effective only when the recipient, by return email or notice delivered by other method provided for in this Section 14, acknowledges having received that email (with an automatically generated receipt or similar notice not constituting an
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acknowledgement of an email receipt for purposes of this Section 14). Notices may only be sent to the applicable party or parties at the address specified below:

If to Buyer or Buyer Representative, at:

E-mail:
Attention:

and a copy (which shall not constitute a Notice) to:

Reed Smith LLP
599 Lexington Avenue
New York, NY 10022
Attention: Christopher M. Sheaffer and Anatoliy Rozental
Email:
Facsimile:

If to Sellers’ Representative or Seller Representative, at:

Barbara Dworkin
c/o Bren-Tronics, Inc.
10 Brayton Court
Commack, NY 11725
E-mail:
Attention: Barbara Dworkin

and copies (which shall not constitute a Notice) to:

Meister Seelig & Fein PLLC
125 Park Ave, 7th Floor
New York, New York 10017
E-mails:
Attention: Denis A. Dufresne and Agatha D. Rysinski

Moritt Hock & Hamroff LLP
400 Garden City Plaza, 2nd Floor
Garden City, New York 11530
E-mail:
Attention: Dennis C. O’Rourke

If to Escrow Agent, at: U.S. Bank National Association, as Escrow Agent
Attention: Global Corporate Trust Services
Address: 333 Thornall St., Edison, NJ 08837
Telephone:
E-mail:

and to:

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U.S. Bank National Association
Attention: Trust Finance Management
Address: 60 Livingston Ave., St. Paul, MN 55107
Telephone:
E-mail:

or to such other address as each party may designate for itself by like notice and unless otherwise provided herein will be deemed to have been given on the date received. All notices given to the Escrow Agent must also be given to all other parties. Escrow Agent shall not have any duty to confirm that the person sending any Notice by electronic transmission (including by e-mail, Pivot or other electronic methods) is, in fact, a person authorized to do so. Electronic signatures believed by Escrow Agent to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider acceptable to Escrow Agent) shall be deemed original signatures for all purposes. Notwithstanding the foregoing, Escrow Agent may in any instance and in its sole discretion require that an original document bearing a manual signature be delivered to Escrow Agent in lieu of, or in addition to, any such electronic Notice. Buyer and Sellers’ Representative agree to assume all risks arising out of the use of electronic signatures and electronic methods to submit Notices to Escrow Agent, including without limitation the risk of Escrow Agent acting on unauthorized Notice, and the risk of interception and misuse by third parties.

15.    Amendment and Assignment. None of the terms or conditions of this Agreement may be changed, waived, modified, terminated or varied in any manner whatsoever unless in writing duly signed by each party to this Agreement. No course of conduct will constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. No party may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other parties, provided that if Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the escrow contemplated by this Agreement) to another entity, the successor or transferee entity without any further act will be the successor Escrow Agent.

16.    Governing Law, Jurisdiction and Venue. This Agreement must be construed and interpreted in accordance with the internal laws of the State of Delaware without giving effect to the conflict of laws principles thereof that would require the application of any other laws. Each of the parties hereto irrevocably (a) consents to the exclusive jurisdiction and venue of the state and federal courts in the State of Delaware in connection with any matter arising out of this Agreement, (b) waives any objection to such jurisdiction or venue (c) agrees not to commence any legal proceedings related hereto except in such courts (d) consents to and agrees to accept service of process to vest personal jurisdiction over it in any such courts made as set forth in Section 14 and (e) waives any right to trial by jury in any action in connection with this Agreement.

17.    Entire Agreement, No Third-Party Beneficiaries. This Agreement constitutes the entire agreement between the signatory parties hereto relating to the holding, investment and disbursement of Escrow Funds and sets forth in their entirety the obligations and duties of Escrow Agent with respect to Escrow Funds. This Agreement and any Joint Written Direction may be executed in two or more counterparts, which when so executed will constitute one and
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the same agreement or direction. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. The Section headings have been inserted for convenience only and will be given no substantive meaning or significance whatsoever in construing the terms and conditions of this Agreement. Nothing in this Agreement, express or implied, is intended to or will confer upon any person other than the signatory parties hereto and the Indemnified Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[signature page follows]

The parties hereto have caused this Escrow Agreement to be executed effective as of the date first above written.

BUYER:

ENERSYS ADVANCED SYSTEMS INC.

By: _____________________________
Name: _____________________________
Title: _____________________________

SELLERS’ REPRESENTATIVE:

_____________________________
Barbara Dworkin

ESCROW AGENT:

U.S. BANK NATIONAL ASSOCIATION
By: _____________________________
Name: _____________________________
Title: _____________________________

SCHEDULE A

Schedule of Fees for Services as Escrow Agent

MONEY MARKET DEPOSIT ACCOUNT AUTHORIZATION FORM
DESCRIPTION AND TERMS

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The U.S. Bank Money Market Deposit Account is a U.S. Bank National Association (“U.S. Bank”) interest-bearing money market deposit account designed to meet the needs of its customers. Selection of this investment includes authorization to place funds on deposit and invest with U.S. Bank.

U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366). This method applies a daily periodic rate to the principal balance in the account each day. Interest is accrued daily and credited monthly to the account. Interest rates are determined at U.S. Bank’s discretion, and may be tiered by customer deposit amount.

The owner of the account is U.S. Bank, U.S. Bank Trust National Association, or U.S. Bank Trust Company National Association (as applicable) (the “U.S. Bank Entities”) as agent for Global Corporate Trust customers. The U.S. Bank Entities perform all account deposits and withdrawals. Deposit accounts are FDIC-insured per depositor, as determined under FDIC Regulations, up to applicable FDIC limits.
THE U.S. BANK ENTITIES, WHEN ACTING AS AN INDENTURE TRUSTEE OR IN A SIMILAR CAPACITY, ARE NOT REQUIRED TO REGISTER AS A MUNICIPAL ADVISOR WITH THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF COMPLYING WITH THE DODD-FRANK WALL STREET REFORM & CONSUMER PROTECTION ACT. INVESTMENT ADVICE, IF NEEDED, SHOULD BE OBTAINED FROM YOUR INVESTMENT ADVISOR.

AUTOMATIC AUTHORIZATION

In the absence of specific written direction to the contrary as may be authorized under the governing agreement, the applicable U.S. Bank Entity is hereby directed to invest and reinvest proceeds and other available moneys in the U.S. Bank Money Market Deposit Account. Customer confirms that the U.S. Bank Money Market Deposit Account is a permitted investment under the governing agreement and this authorization is the permanent direction for investment of the moneys until the applicable U.S. Bank Entity is notified in writing of alternate instructions.

SCHEDULE B

Schedule of Fees for Services as Escrow Agent

Initial acceptance fee:
Includes:
•Documents •Liaison with parties to governing document	•Setup of accounts and facilitation of client due diligence
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One-Time Escrow agent fee:
Includes:
•Escrow agent duties •Ongoing account administration

Out-of-pocket expenses:
Includes (but is not limited to):	•Postage •Disbursements and advances
•Counsel fees •Travel
Additional terms:
Extraordinary fees shall be payable to the Agent for duties, responsibilities or activities not expected by the Agent at the outset of the transaction, not routine or customary, or not incurred in the ordinary course of business. Payment of extraordinary fees is appropriate where particular inquiries, events or developments are unexpected by the Agent, even if the possibility of such things could have been identified at the inception of the transaction. We reserve the right to amend our fees following a review of final documents if any material additional responsibilities are identified. All amounts shall be due within 30 days after receipt of invoice and amounts nor paid within 30 days shall bear interest at the highest rate allowable under applicable law.

Account approval is subject to review and qualification. Fees are subject to change at our discretion and upon written notice. Fees paid in advance will not be prorated. The fees set forth above and any subsequent modifications thereof are part of your agreement. Finalization of the transaction constitutes agreement to the above fee schedule, including agreement to any subsequent changes upon proper written notice. In the event your transaction is not finalized, any related out-of-pocket expenses will be billed to you directly. Absent your written instructions to sweep or otherwise invest, all sums in your account will remain uninvested and no accrued interest or other compensation will be credited to the account. Payment of fees constitutes acceptance of these terms and conditions.

To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity, we ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

SCHEDULE C

Each of the following person(s) is a Buyer Representative authorized to execute documents and direct Escrow Agent as to all matters, including fund transfers, address changes and contact information changes, on Buyer’s behalf (only one representative required). Check box to indicate Pivot access (unless otherwise agreed to in writing by Escrow Agent, full access* will be granted).

__________________ ____________ ____________
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Name Specimen signature Email Telephone No.

__________________ ____________ ____________
Name Specimen signature Email Telephone No.

__________________ __________________ ____________ ____________
Name Specimen signature Email Telephone No.

If only one person is identified above, the following person is authorized for call-back confirmations:

______________ _______________________
Name Telephone Number

Each of the following person(s) is a Seller Representative authorized to execute documents and direct Escrow Agent as to all matters, including fund transfers, address changes and contact information changes, on Sellers’ Representative’s behalf (only one representative required). Check box to indicate Pivot access (unless otherwise agreed to in writing by Escrow Agent, full access* will be granted).

__________________ ____________ ____________
Name Specimen signature Email Telephone No.

__________________ ____________ ____________
Name Specimen signature Email Telephone No.

__________________ ____________ ____________
Name Specimen signature Email Telephone No.

If only one person is identified above, the following person is authorized for call-back confirmations:

______________ _______________________
Name Telephone Number

*Full access includes debt details, documents, reports, statements, cash and holdings.

SCHEDULE C-1

In addition to any applicable authorized persons on Schedule C, Pivot access may be granted to other parties (e.g. attorneys, financial advisors, accountants, etc.).
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Buyer hereby grants the following person(s) access to Pivot on its behalf (unless otherwise agreed to in writing by Escrow Agent, full access* will be granted).

__________________ ____________
Name Email Telephone No.

__________________ ____________
Name Email Telephone No.

__________________ __________________ ____________
Name Email Telephone No.

Sellers’ Representative hereby grants the following person(s) access to Pivot on its behalf (unless otherwise agreed to in writing by Escrow Agent, full access* will be granted).

__________________ ____________
Name Email Telephone No.

__________________ ____________
Name Email Telephone No.

__________________ __________________ ____________
Name Email Telephone No.

*Full access includes debt details, documents, reports, statements, cash and holdings.

FORM OF JOINT WRITTEN DIRECTION

[To be completed on closing]

U.S. Bank National Association, as Escrow Agent
Attention: Global Corporate Trust Services
Address:

RE: ESCROW AGREEMENT made and entered into as of May __, 2024 by and among Enersys Advanced Systems Inc., a Delaware corporation (“Buyer”), Barbara Dworkin (“Sellers’ Representative”), and U.S. Bank National Association, in its capacity as escrow agent (the
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“Escrow Agent”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Escrow Agreement.

Pursuant to Section 4 of the above-referenced Escrow Agreement, Buyer and Sellers’ Representative hereby instruct Escrow Agent to disburse the amount of $_____ from the [Adjustment Escrow Account][Indemnity Escrow Account] to [Buyer][Sellers’ Representative], as provided below:

Buyer

Bank Name: ____________________
Bank Address: ____________________
ABA No.: ____________________
Account Name: ___________________
Account No.: ____________________

Sellers:

Michael Brenna 2015 Irrevocable Trust Dated 08/17/15

Amount: ____________________
Bank Name: ____________________
Bank Address: ____________________
ABA No.: ____________________
Account Name: ___________________
Account No.: ____________________

The Trust U/A Third (E) of the Leo. A. Brenna Revocable Trust Dated 02/07/2014 GST Exempt Trust F/B/O Michael Brenna

Amount: ____________________
Bank Name: ____________________
Bank Address: ____________________
ABA No.: ____________________
Account Name: ___________________
Account No.: ____________________

The Trust U/A Third (E) of the Leo. A. Brenna Revocable Trust Dated 02/07/2014 Non GST Exempt Trust F/B/O Michael Brenna

Amount: ____________________
Bank Name: ____________________
Bank Address: ____________________
ABA No.: ____________________
Account Name: ___________________
Account No.: ____________________

[signature page follows]
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The parties hereto have caused this Joint Written Direction to be executed effective as of the date first above written.

BUYER:

ENERSYS ADVANCED SYSTEMS INC.

By: _____________________________
Name: _____________________________
Title: _____________________________

SELLERS’ REPRESENTATIVE:

_____________________________
Barbara Dworkin

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Exhibit C
Form of Joinder Agreement
The undersigned, ________, a ______ corporation (“Seller”), hereby executes this Joinder Agreement (this “Joinder”) pursuant to that certain Stock Purchase Agreement, dated as of May __, 2024 (as may be amended, restated, or otherwise modified from time to time to the date hereof, the “Purchase Agreement”), by and among the Michael Brenna 2015 Irrevocable Trust Dated 08/17/15, the Trust U/A Third (E) of the Leo A. Brenna Revocable Trust Dated 02/07/2014 GST Exempt Trust F/B/O Michael Brenna, and the Trust U/A Third (E) of the Leo A. Brenna Revocable Trust Dated 02/07/2014 Non GST Exempt Trust F/B/O Michael Brenna, Bren-Tronics, Inc., a New York corporation, Enersys Advanced Systems Inc., a Delaware corporation, and Barbara Dworkin, as Sellers’ Representative. All capitalized terms not defined herein shall have the meanings assigned in the Purchase Agreement.
By executing and delivering this Joinder, the undersigned hereby agrees, effective as of the date written below and without any further action by any person or entity, that it is a party to, bound by, and subject to the terms and conditions of, the Purchase Agreement as “Seller” and as a “Selling Party” thereunder in the same manner as if the undersigned were an original signatory to the Purchase Agreement.
Accordingly, the undersigned has executed and delivered this Joinder as of the ___ day of ______________, 2024.

[SELLER]

------------------------------------------------------------------------------------------------------------------

The undersigned, Bren-Tronics, LLC, a Delaware limited liability company (“Merger Sub”), hereby executes this Joinder Agreement (this “Joinder”) pursuant to that certain Stock Purchase Agreement, dated as of May __, 2024 (as may be amended, restated, or otherwise modified from time to time to the date hereof, the “Purchase Agreement”), by and among the Michael Brenna 2015 Irrevocable Trust Dated 08/17/15, the Trust U/A Third (E) of the Leo A. Brenna Revocable Trust Dated 02/07/2014 GST Exempt Trust F/B/O Michael Brenna, the Trust U/A Third (E) of the Leo A. Brenna Revocable Trust Dated 02/07/2014 Non GST Exempt Trust F/B/O Michael Brenna, Bren-Tronics, Inc., a New York corporation (“Bren-Tronics”), Enersys Advanced Systems Inc., a Delaware corporation, and Barbara Dworkin, as Sellers’ Representative. All capitalized terms not defined herein shall have the meanings assigned in the Purchase Agreement.
By executing and delivering this Joinder, the undersigned hereby agrees, effective as of the date written below and without any further action by any person or entity, that it is a party to, bound by, and subject to the terms and conditions of, the Purchase Agreement as “Merger Sub” and as the “Company” (as the successor-in-interest to Bren-Tronics) thereunder in the same manner as if the undersigned were an original signatory to the Purchase Agreement.
Accordingly, the undersigned has executed and delivered this Joinder as of the ___ day of ______________, 2024.

[BREN-TRONICS, LLC]

Exhibit D
Real Property PSA

PURCHASE AND SALE AGREEMENT

Purchase and Sale Agreement (the “Agreement”) made this 2 day of May, 2024 (the “Effective Date”) by and among (i) 8 Brayton Court LLC, a New York limited liability company, and 10 Brayton Court LLC, a New York limited liability company, each having an address at c/o Bren-Tronics, Inc., 10 Brayton Court, Commack, NY 11725 (each a “Seller” and hereinafter referred to together as the “Sellers”), and (ii) Enersys Advanced Systems Inc., a Delaware corporation (hereinafter referred to as the “Buyer”).
1.SALE OF PROPERTY.
Sellers agrees to sell and convey and Buyer agrees to purchase, subject to the terms and conditions of this Agreement, all of the following (collectively, the “Property”):
(a) Those certain pieces, parcels or tracts of land located in the County of Suffolk and State of New York, as more fully described on Exhibit “A” annexed hereto, and known as (i) 8 Brayton Court, Commack, NY 11725 Town of Huntington’s Assessors Office Tax Map # 0400-220.00-01.00-045.000, which is being sold by 8 Brayton Court LLC, and (ii) 10 Brayton Court, Commack, NY 11725 Town of Huntington’s Assessors Office, Tax Map #0400-220.00-01.00-046.000, which is being sold by 10 Brayton Court LLC, together with any and all of the applicable Seller’s right, title and interest in and to all easements, rights-of-way, licenses, privileges and other rights appurtenant to such real property, including, to the extent appurtenant to such real property and owned by the applicable Seller, any development rights, water rights and mineral rights, and any right or interest of the applicable Seller in any open or proposed highways, streets, roads, avenues, alleys, strips, gores and rights-of-way in, across, in front of, contiguous to, abutting or adjoining the Land, and other rights and benefits running with such real property and/or the owner of such real property (collectively, the “Land”);

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(b)    All buildings, improvements and other structures located on the Land (collectively, the “Improvements”);
(c) Applicable Seller’s right, title and interest in and to all tangible personal property, fixtures, building systems and equipment located upon or within the Land or Improvements (collectively, “Fixtures and Personal Property” which, together with the Land and Improvements are collectively referred to as the “Subject Premises”);
(d) All of the applicable Seller’s right, title and interest in and to all Leases (as hereinafter defined), licenses or other occupancy agreements, including all amendments thereto, for space in the Land and Improvements thereon, if any, and all guarantees thereof, any New Leases (as hereinafter defined) and any and all security deposits under the Leases;
(e) All of the applicable Seller’s right, title and interest in and to all service agreements, equipment leases, maintenance agreements, construction contracts, architects agreements, brokerage agreements, parking agreements, consultant’s agreements, management contracts, bonds, and other contracts or agreements relating to the Subject Premises, together with all supplements, amendments and modifications thereto, listed on Exhibit “C” attached hereto and any New Service Agreements (as hereinafter defined) (collectively, the “Service Agreements”), in each case, to the extent such Service Agreements constitute Assumed Service Agreements pursuant to this Agreement; and
(f) All of the applicable Seller’s right, title and interest, if any, in and to all of the following items, to the extent related to the Subject Premises, and to the extent assignable: (i) all, preliminary, final and proposed building plans, specifications (including “as-built” drawings), architectural and engineering drawings, prints, surveys, soil and substrata studies, structural reviews, seismic, geologic, environmental and architectural reports, studies and certificates and other documents relating to the Land and the Improvements in each Seller’s possession or control, (ii) all operating manuals and books, data and records regarding the Land and the Improvements and its component/building systems in each Seller’s possession or control,
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including, without limitation, all financial and other books and records (including leasing files); (iv) all licenses, permits, consents, development rights, entitlements issued, certificates of occupancy and other approvals issued by any state, federal or local authority relating to the use, maintenance or operation of the Land and the Improvements; (v) all warranties or guaranties, if any, applicable to the Improvements; and (vi) websites and trademarks, copyrights, logos, designs, trade names and service marks and all goodwill associated with such items, if any (collectively, the “Intangible Property”).
2.    PURCHASE PRICE. The purchase price (“Purchase Price”) for the Property is ELEVEN MILLION DOLLARS ($11,000,000), (i) FIVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($5,500,000) of which represents the portion of the Purchase Price payable in respect of the portion of the Subject Premises located at 8 Brayton Court, Commack, NY 11725 and (ii) FIVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($5,500,000) of which represents the portion of the Purchase Price payable in respect of the portion of the Subject Premises located at 8 Brayton Court, Commack, NY 11725, which shall be paid by federal fund wire transfer of immediately available federal funds to Escrow Agent.
3.    ESCROW PROVISIONS.

The any sums (including any interest earned thereon) which the parties agree shall be held in escrow (collectively “Escrow Funds”), shall be held by Escrow Agent, in trust and disposed of only in accordance with the following provisions:
(a)    Escrow Agent hereby agrees to hold, administer, and disburse the Escrow Funds pursuant to this Agreement. The Escrow Funds shall, unless otherwise expressly set forth herein, be held at such banking institution until disbursed as provided herein, and all such disbursements shall be made to the appropriate payees directly from such banking institution. In the event any interest or other income shall be earned on such Escrow Funds, such interest or other income shall become a part of the Escrow Funds. Buyer’s and Seller’s Federal Identification Numbers are set forth below.
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(b)    At such time as Escrow Agent receives written notice from either Buyer or Seller, or both, setting forth the identity of the party to whom such Escrow Funds (or portions thereof) are to be disbursed and further setting forth the specific section or paragraph of the Agreement pursuant to which the disbursement of such Escrow Funds (or portions thereof) is being requested, Escrow Agent shall disburse such Escrow Funds pursuant to such notice; provided, however, that if such notice is given by either Buyer or Seller but not both, Escrow Agent shall (i) promptly notify the other party (either Buyer or Seller as the case may be) that Escrow Agent has received a request for disbursement, and (ii) withhold disbursement of such Escrow Funds for a period of ten (10) days after receipt of such notice of disbursement and if Escrow Agent receives written notice from either Buyer or Seller within said ten (10) day period which notice countermands the earlier notice of disbursement, then Escrow Agent shall withhold such disbursement until both Buyer and Seller can agree upon a disbursement of such Escrow Funds. Buyer and Seller hereby agree to send to the other, pursuant to Section 18, a duplicate copy of any written notice sent to Escrow Agent and requesting any such disbursement or countermanding a request for disbursement.
(c)    In performing any of its duties hereunder, Escrow Agent shall not incur any liability to anyone for any damages, losses, or expenses, except for willful default, gross negligence or breach of trust, and it shall accordingly not incur any such liability with respect to (i) any action taken or omitted in good faith upon advice of its legal counsel given with respect to any questions relating to the duties and responsibilities of Escrow Agent under this Agreement, or (ii) any action taken or omitted in reliance upon any instrument, including any written notice or instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement.
(d)     In the event of a dispute between Buyer and Seller sufficient, in the sole discretion of Escrow Agent to justify its doing so or in the event that Escrow Agent has not disbursed the
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Escrow Funds on or before ten (10) days after the Closing Date, Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction the Escrow Funds, together with such legal pleadings as it may deem appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement. Any such legal action may be brought in a federal or state court in New York County, New York or, if such courts do not have jurisdiction as to the parties or matters involved, then such court as Escrow Agent shall determine to have jurisdiction thereof.
(e)    Escrow Agent has executed this Agreement in the place indicated on the signature page hereof to confirm its obligations and agreements under this Agreement.
4.    TITLE AND CONVEYANCE.
(a)    On the Closing Date, each of the Subject Premises shall be conveyed by Bargain and Sale Deed Without Covenant Against Grantor’s Acts in form and substance as set forth in Exhibit “D” attached hereto, subject to Buyer’s approval (which approval shall not be unreasonably withheld, conditioned or delayed) (the “Deed”), which shall be properly executed and acknowledged by the applicable Seller so as to convey to Buyer a good, marketable and insurable fee simple title to the Subject Premises, such title to be free, clear and unencumbered subject to the following (the “Permitted Encumbrances”): (i) the title exceptions set forth in the pro forma title policies for the Subject Premises attached hereto as Exhibit “F” (the “Pro Forma Title Policies”); and (ii) any matter (including any lien, encumbrance or easement) voluntarily imposed or consented to in writing by Buyer prior to or as of Closing, or created by, through or under Buyer.
(b)    Title to the Subject Premises shall be such as will be insured by Chicago Title Insurance Company, 711 Third Avenue, 8th Floor, New York, NY 10017 (the “Title Company” and “Escrow Agent”) in the form of the Pro Forma Title Policies, together with the endorsement(s) set forth on the Pro Forma Title Policies, subject only to the Permitted Encumbrances (the “Title Policy” or collectively, the “Title Policies”).
(c)    Unpaid franchise taxes of any corporation in the chain of title shall not constitute an objection to title, provided, that on closing of title, Seller makes such deposit or guarantee as
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might be reasonably required by the Title Company and the policy of title insurance issued by the Title Company insures against the collection thereof out of the Subject Premises.
(d)    Prior to the Effective Date, Buyer, at its sole cost, made application to the Title Company for its commitment to insure the Buyer’s title to the Subject Premises (the “Commitment”). Prior to the Effective Date, Seller has ordered and delivered a new survey of the Subject Premises to Buyer (the “Survey”).
(e)    Seller agrees to cause to be removed on or prior to Closing any title exception (i) that may be eliminated by delivery of an affidavit reasonably requested by the Title Company and in a form reasonably acceptable to Seller and Buyer, that can be delivered by Seller or by reference to the title policy insuring Seller’s interest in the Subject Premises, (ii) that Seller placed, or consented to be placed, of record, unless permitted pursuant to the terms of this Agreement, including any mortgages, deeds of trust or other security interests for any financing incurred by Seller, (iii) that constitutes (x) judgment liens against Seller, any affiliate of Seller or tenant (or caused by Seller or any affiliate of Seller or tenant), (y) tax liens (other than liens for ad valorem taxes and assessments not yet due (subject to apportionments)) including, but not limited to, estate tax liens against Seller’s predecessor-in-interest or Seller, any affiliate of Seller or tenant (or caused by Seller’s predecessor-in-interest, Seller or any affiliate of Seller or tenant), and (z) mechanics’ liens and other similar liens or encumbrances encumbering the Subject Premises due to work performed by or on behalf of Seller, any affiliate of Seller, or tenant, or (iv) fines or penalties for violations against the Subject Premises which are in a fixed sum as of the Closing Date (the foregoing matters described in clauses (i) through (iv), inclusive, are each, a “Seller Removal Obligation”).
(f)    If any supplemental title commitment or update issued subsequent to the date of the Commitment contains exceptions (the “New Exceptions”) other than those in the Commitment, Buyer will be entitled to object to the New Exceptions by delivery of a notice of objections to Seller on or before the date that is five (5) business days following Buyer’s receipt of such supplement or update (time being of the essence) (and, if necessary, Buyer may extend the
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Closing Date to provide for such five (5) business day period), except that Buyer shall in all events be deemed to have objected to any Seller Removal Obligations without necessity of the delivery of any notice. If Buyer fails to deliver to Seller a notice of objections on or before such date (time being of the essence), Buyer will be deemed to have waived any objection to the New Exceptions, and the New Exceptions will be included as Permitted Encumbrances (except those matters Seller and/or the Title Company has removed or insured over or agreed to remove or insure over and except the Seller Removal Obligations). Seller will have not less than thirty (30) days from the receipt of Buyer’s notice (and, if necessary, Seller may extend the Closing Date to provide for such thirty (30) day period and for ten (10) days following such period for Buyer’s response), within which time Seller may, but is under no obligation to remove or insure over the objectionable New Exceptions (except that Seller shall in all events be obligated to cure and remove the Seller Removal Obligations). If, within the thirty (30) day period, Seller or Title Company does not (or does not agree to) remove or insure over the objectionable New Exceptions, then Buyer may terminate this Agreement upon notice to Seller no later than five (5) days following expiration of the thirty (30) day cure period. If Buyer terminates this Agreement, the parties shall be released from all further obligations under this Agreement (except those that expressly survive termination of this Agreement). If Buyer fails to terminate this Agreement in the manner set forth above, the New Exceptions (except those Seller and/or Title Company has removed or insured over or agreed to remove or insure over, and except the Seller Removal Obligations) will be included as Permitted Encumbrances.
(g)    This Agreement shall not be deemed to require either Seller (1) to institute any legal action or proceeding to remove any defects in or objections to title or to fulfill any condition of the performance of this Agreement or (2) except for the Seller Removal Obligations, to expend any moneys to remove any defects or objections to title. Notwithstanding the foregoing, each Seller shall be obligated to remove all Seller Removal Obligations.
(h)    If Seller fails on or before Closing to remove any objectionable exception, New Exception or Seller Removal Obligation that Seller agreed in accordance with the terms of this
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Article to remove, subject to any applicable notice and cure periods set forth in this Agreement, then Buyer may elect either to close with no adjustment to the Purchase Price or to terminate this Agreement.
(i)    The acceptance of the Deeds by Buyer at the Closing shall be deemed to be full performance of, and discharge of, every agreement and obligation on the part of Sellers to be performed hereunder as a condition precedent to Buyer’s obligations except for matters that are expressly provided herein to survive the Closing.
(j)    Each party shall deliver or cause to be delivered to the other parties or to the Title Company such duly executed and acknowledged or verified certificates and other instruments respecting its power and authority to perform the obligations hereunder, the due authorization thereof by appropriate proceedings and the authority of the officer or other representatives acting for it at the Closing, as the Title Company may reasonably request.
(k)    If either Subject Premises shall, at the time of Closing, be subject to any liens, such as for judgments or transfer, franchise, license or other similar taxes, or any encumbrances or other title exceptions which would be grounds for Buyer to reject title hereunder, the same shall not be deemed an objection to title provided that, at the time of Closing, the Title Company will issue or bind itself to issue a policy which will insure Buyer against collection thereof from or enforcement thereof against the Subject Premises for a premium computed at regular rates. The existence of any such liens or other defects at the Closing shall not be deemed defects in or objections to title if Sellers shall deliver at the Closing instruments in form sufficient to satisfy the same which are acceptable to Buyer and to the Title Company to provide the insurance coverage pursuant to the preceding sentence.
5.    APPORTIONMENTS AND ADJUSTMENTS
(a)    The following apportionments shall be made for each Subject Premises between the Buyer and the respective Seller of such Subject Premises parties at the Closing as of 11:59 pm (EST) of the day preceding the Closing Date:
(i)    collected rents and additional rents (as more particularly set forth in Section 5(c));
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(ii)    real estate taxes, sewer taxes and vault charges, if any, on an accrued basis. If the Closing shall occur before a new tax rate is fixed, the apportionment of taxes at the Closing shall be upon the basis of the old tax rate for the preceding period applied to the latest assessed valuation. Promptly after the new tax rate is fixed, the apportionment of taxes shall be recomputed. Any discrepancy resulting from such recomputation as well as any errors or omissions in computing all other apportionments at Closing shall be promptly corrected, which obligations shall survive the Closing for a period of twelve (12) months;
(iii)    payments due under any Assumed Service Agreements;
(iv)    utility charges pursuant to readings obtained not more than thirty (30) days prior to Closing;
(v)    Tax and utility company deposits, if any;
(vi)    Fees for any assignable permits or licenses; and
(vii)    All other adjustments as are usual in a real estate closing in accordance with the customs and practice for title closings established by the Real Estate Board of New York, except if specifically set forth to the contrary in this Agreement or the SPA.
(b)    At Closing, each Seller shall pay to Buyer (or credit against the Purchase Price) the amount of any security deposits held by such Seller (and interest thereon if the relevant Lease provides that interest accrues to the tenant).
(c)    If any tenant is in arrears in the payment of rent on the Closing Date, all rents received from such tenant after the Closing shall be applied in the following order of priority: first to the month in which the Closing occurs; next to any month or months following the month in which the Closing occurs for which rent is due and owing; next to the month preceding the month in which the Closing occurs; and next to the period prior to the month preceding the month in which the Closing occurs. Unpaid rent payable by former tenants for any period prior to the Closing Date shall be paid to the applicable Seller when received.
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(d)    If, on the Closing Date, a Subject Premises or any part thereof is affected by any assessment which is payable in installments, then applicable Seller shall be responsible for any installments that shall become due and payable prior to the Closing Date, and all unpaid installments of such assessment which become due and payable on or after the Closing Date shall be the obligation of the Buyer.
(e)    Notwithstanding anything to the contrary contained in this Agreement, Sellers shall attempt to obtain readings of the water meters affecting the Subject Premises to a date no earlier than thirty (30) days prior to the Closing (unless such water meter measures charges which are paid by a tenant of the Subject Premises directly). At or prior to Closing, Sellers shall pay all charges based upon such meter readings (unless such water meter measures charges which are paid by a tenant of the Subject Premises directly), adjusted to include a reasonable estimate of the additional charges due for the period from the dates of the respective readings until the Closing Date. However, if Sellers are unable to obtain readings of any meters prior to Closing, Closing shall be completed without such readings and upon the obtaining thereof after Closing, Sellers shall pay the charges incurred prior to the Closing as reasonably determined by Sellers based upon such readings; and at Closing, Sellers shall deposit with the Title Company an amount reasonably estimated by Sellers (subject to Title Company’s and Buyer’s approval) to represent the anticipated obligation of Sellers under this sentence and Sellers will be responsible to pay all such charges in full through the Closing Date. This Section 5 shall survive the Closing.
6.    REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SELLERS.
Each Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date with respect to itself and the Subject Premises owned by such Seller:
(a)    The Seller is a limited liability company duly organized and validly existing under the laws of the State of New York. The execution, delivery and performance of this Agreement on behalf of the Seller has been (or will be by the Closing Date) duly authorized and no approval, consent, order or authorization by any third party is required in connection with the execution
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and delivery of and compliance with this Agreement by Seller. Seller is the record owner of the Subject Premises. This Agreement constitutes, and each document and instrument contemplated hereby to be executed and delivered by Seller, when executed and delivered, shall constitute the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its respective terms.
(b)    Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited by, or requires Seller to obtain any consent, authorization, approval or registration under any law, statute, rule, regulation, judgment, order, writ, injunction or decree which is binding upon Seller, except as to any required consents of the members and/or managers of Seller.
(c)    There are no judgments, orders, or decrees of any kind against Seller unpaid or unsatisfied of record, nor any investigations, actions, suits or other legal, arbitration, mediation or administrative proceedings pending or, to the best of Seller's actual knowledge, threatened against Seller, which would have any adverse effect on the Subject Premises, business or assets or the condition, financial or otherwise, of Seller or the ability of Seller to consummate the transactions contemplated by this Agreement.
(d)    Seller is not a person and/or entity with whom Buyer is restricted from doing business under the Internal Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq.; the Trading With The Enemy Act, 50 U.S.C. App. Section 5; the U.S.A. Patriot Act of 2001; any executive orders promulgated thereunder, any implementing regulations promulgated thereunder by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) (including those persons and/or entities named on OFAC’s List of Specially Designated Nationals and Blocked Persons); or any other applicable law of the United States of America.
(e)    Seller has not received written notice of any pending or proposed condemnation or taking of the Subject Premises.
(f)    Seller is solvent and is not in receivership, nor is any petition therefor pending; no proceedings are pending or contemplated by or against Seller pursuant to the Federal Bankruptcy
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Act or similar state statute, nor has Seller committed any act of bankruptcy or made or suffered a fraudulent conveyance.
7.    REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF BUYER.
Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date:
(a)    The Buyer has the requisite power and authority to enter into and to perform the terms of this Agreement. Buyer is not subject to any law, order, decree, restriction, or agreement which prohibits or would be violated by this Agreement or the consummation of the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of Buyer. This Agreement constitutes, and each document and instrument contemplated hereby to be executed and delivered by Buyer, when executed and delivered, shall constitute the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its respective terms.
(b)    Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited by, or requires Buyer to obtain any consent, authorization, approval or registration under any law, statute, rule, regulation, judgment, order, writ, injunction or decree which is binding upon Buyer.
(c)    There are no judgments, orders, or decrees of any kind against Buyer unpaid or unsatisfied of record, nor any actions, suits or other legal or administrative proceedings pending or, to the best of Buyer's actual knowledge, threatened against Buyer, which would have any material adverse effect on the business or assets or the condition, financial or otherwise, of Buyer or the ability of Buyer to consummate the transactions contemplated by this Agreement.
(d)    Buyer is not a person and/or entity with whom Seller is restricted from doing business under the Internal Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq.; the Trading With The Enemy Act, 50 U.S.C. App. Section 5; the U.S.A. Patriot Act of 2001; any executive orders promulgated thereunder, any implementing regulations promulgated thereunder by OFAC
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(including those persons and/or entities named on OFAC’s List of Specially Designated Nationals and Blocked Persons); or any other applicable law of the United States of America.
The Buyer acknowledges that, except as specifically provided for herein, Seller has made no representations or warranties other than those set forth in this Agreement or in any closing document hereunder, or the SPA or in any closing document thereunder. Without limiting the generality of the foregoing, Buyer has not relied on any representations or warranties, and Seller has not made any representations or warranties in either case express or implied, except as herein expressly provided in this Agreement or in any closing document hereunder, or the SPA or in any closing document thereunder, as to (i) the valuation of the Subject Premises; (ii) the compliance of the Subject Premises, in any future state with applicable zoning ordinances and the ability to obtain a variance in respect of the Subject Premises’ noncompliance, if any, with said zoning ordinances; (iii) the availability of any refinancing for the purchase, alteration, rehabilitation or operation of the Subject Premises from any source, including but not limited to state, city or federal government or any institutional lender; or (iv) the future condition and operating state of any and all machinery or equipment on the Subject Premises except as herein set forth, and the future structural and physical condition of the building or its suitability for rehabilitation or renovation; and is thoroughly acquainted with their condition and agrees to purchase them “as is” as of the date hereof, subject to ordinary wear and tear. The Seller is not liable or bound in any manner by any verbal or written statements, pertaining to the Subject Premises or the operation, layout, expenses, condition, income, leases or rents furnished by any real estate broker, agent, employee, or other person, unless the same are specifically set forth in this Agreement. This Section shall survive the Closing.
8.    OPERATIONS PENDING CLOSING.
Seller agrees, with respect to itself and the Subject Premises owned by such Seller, that between the date hereof and the Closing:
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(a) Seller shall operate, manage and maintain the Subject Premises or cause same to be operated, managed and maintained in substantially the same general manner as it is being operated on the date hereof.
(b) Seller shall not, without Buyer’s prior written consent amend, renew or extend any Lease in any material respect, unless required by law or the terms of the Lease.
(c) Seller shall not permit occupancy of, or enter into any new lease for, space which is presently vacant or which may hereafter become vacant (each, a “New Lease”), or any lease renewal (unless required by law or the terms of the Lease), without first obtaining Buyer’s prior written consent thereto.
(d) Seller shall not enter into any service agreements (each, a “New Service Agreement”) which would be binding on Buyer after the Closing or modify any Service Agreement without obtaining Buyer’s written consent. Not later than five (5) Business Days prior to the Closing Date, Buyer shall determine and advise Seller in writing as to which Service Agreements Buyer shall elect to have Seller terminate (such “Service Agreements” assumed by Buyer are referred to herein as collectively, the “Assumed Service Agreements”), whereupon Seller shall deliver notices of termination at Closing canceling such Service Agreements and Seller shall be solely responsible for any termination fees or penalties.
(e) Between the Effective Date and the Closing Date, Seller shall not, without Buyer’s prior written consent, create, allow or permit any liens, easements, restrictions, covenants, or encumbrances on the Subject Premises.
(f) Between the Effective Date and the Closing Date, Seller shall not file any application for any change of the present zoning classification of the Subject Premises.
(g) Between the Effective Date and the Closing Date, Seller shall perform no alterations or improvements in the condition of the Subject Premises except routine maintenance in the ordinary course of Seller’s business or as may be required by law or the Leases.
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(h) Seller shall not solicit, market, negotiate, grant, or enter into any agreements of sale, options to purchase or rights of first refusal or first offer for all or any portion of the Subject Premises while this Agreement is in effect.
(i) Seller shall allow Buyer or Buyer’s representatives reasonable access to the Subject Premises in accordance with the terms and conditions of Section 16 below.
9.    CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.
Buyer’s obligation to purchase the Subject Premises is subject to satisfaction on or before the Closing Date (as such date may be extended as expressly provided herein) of the following conditions, any of which may be waived in writing by Buyer in Buyer’s sole and absolute discretion.
(a)    A final examination of the title to the Land and Improvements shall disclose no title exceptions except for the Permitted Encumbrances.
(b)    The Title Company shall be irrevocably committed to issuing to Buyer (or Buyer’s designee) the Title Policies.
(c)    Seller shall have delivered each of Seller’s Closing Documents (as defined below) required to be delivered under Section 12 of this Agreement.
(d)    Seller shall have performed and observed, in all material respects, all obligations, agreements or covenants of Seller under this Agreement.
(e)    All representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.
(f)    The transaction contemplated under the SPA shall close concurrently with the transaction contemplated under this Agreement, as further described in Section 10(a) below.
10.    CLOSING.
(a)     The closing of the transactions which are the subject of this Agreement (the “Closing”) shall take place simultaneous with, and shall be conditioned upon, the closing of the transactions contemplated by that certain Stock Purchase Agreement dated even date hereof between Buyer, on the one hand, and THE MICHAEL BRENNA 2015 IRREVOCABLE TRUST DATED
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08/17/15, THE TRUST U/A THIRD (E) OF THE LEO. A. BRENNA REVOCABLE TRUST DATED 02/07/2014 GST EXEMPT TRUST F/B/O MICHAEL BRENNA, AND THE TRUST U/A THIRD (E) OF THE LEO. A. BRENNA REVOCABLE TRUST DATED 02/07/2014 NON GST EXEMPT TRUST F/B/O MICHAEL BRENNA (the “SPA”), on the other hand (which date is referred to throughout this Agreement as the “Closing Date”) at 10:00 a.m. through escrow with the Title Company. There shall be no requirement that Buyer and Sellers physically attend the Closing, and all funds and documents to be delivered at the Closing shall be delivered to the Escrow Agent unless the parties hereto mutually agree otherwise.
(b) On or prior to the Closing Date, Buyer shall execute the Buyer Closing Statement and Seller shall execute the Seller Closing Statement, each of which shall be generated by Escrow Agent. Subject to satisfaction of the conditions to Closing set forth in Article 9, on the Closing Date, Escrow Agent will not later than 3:30 P.M. (EST) (i) deliver the Purchase Price (as adjusted pursuant to the executed Seller Closing Statement and Buyer Closing Statement) to Seller in the form of a wire transfer of immediately available funds, (ii) release for recordation the Deed and such other Closing Documents as are to be recorded, (iii) otherwise distribute the other Closing Documents to Seller and Buyer, as applicable, and (iv) otherwise close the transaction contemplated by this Agreement in accordance with any this Agreement and any separate written escrow instructions with Escrow Agent not inconsistent with the terms of this Agreement (including, without limitation, the disbursement of funds in accordance with the Seller’s Closing Statement and the Buyer’s Closing Statement, and causing the Title Company to issue the Title Policy to Buyer).
(c) Title Company will cause the Deeds to be recorded in the office of the recorder of deeds and other real estate records in the jurisdiction in which the Subject Premises is located, and all other conveyance documents deposited with Title Company released from escrow and delivered when Title Company (i) is prepared to issue each Title Policy to Buyer as contemplated in this Agreement, and (ii) holds for the account of Seller and Buyer, and has received authorization from each of Seller and Buyer to release, deliver and disburse, all items and funds to be delivered
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to Seller and Buyer through the Closing, after payment of costs, expenses, disbursements and prorations chargeable to Seller or Buyer pursuant to the provisions of this Agreement.
11.    BROKERAGE.
Sellers and Buyer represent and warrant to each other that they have dealt only with Bigelow LLC, as broker (“Broker”), in connection with this Agreement and that they know of no broker who has claimed or may have the right to claim a commission or other compensation, in connection with this transaction. Sellers and Buyer shall indemnify, defend and hold harmless each other against any costs, claims or expenses, including reasonable attorneys’ fees, arising out of the breach on their part of any representations, warranties or agreements contained in this Section. Sellers shall pay any commissions due to Broker in accordance with a separate agreement between Sellers and Broker. The representations and obligations under this Section shall survive the Closing or, if Closing does not occur, the termination of this Agreement.
12.    SELLERS’ CLOSING OBLIGATIONS.
At the Closing, each Seller shall deliver or cause to be delivered the following to Buyer (through Escrow Agent to extent required) with respect to such Seller’s Subject Premises (collectively, “Seller’s Closing Documents”):
(a)    A Deed, in the form annexed hereto as Exhibit “D”, properly executed in recordable form so as to convey the title to the applicable Subject Premises as required by this Agreement;
(b)    Originals, or copies if no originals are available, of all Leases to the extent same are in Seller’s possession or control (which may be delivered at the Subject Property);
(c)    A certified rent roll for each Subject Premises dated as of the Closing Date;
(d)    To the extent that they are then in Seller’s possession or control, copies or originals of all certificates, licenses, permits, authorizations and approvals issued for or with respect to the Subject Premises by governmental and quasi-governmental authorities having jurisdiction;
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(e)    A certificate stating that Seller effective as of the Closing Date has terminated all Service Agreements related to the Subject Premises that are required to be terminated in accordance with Section 8(d);
(f)    A credit against the Purchase Price, in the amount of the security deposits held by Seller (together with interest thereon (less any portion to which Seller is entitled as an administrative fee) if the term of the Lease provides that interest accrues to the benefit of the tenant);
(g)    A Termination of all Leases in the form annexed hereto as Exhibit “G”;
(h)    A Bill of Sale with respect to the personal property, if any, included herein in the form annexed hereto as Exhibit “E”;
(i)    A New York State Form TP-584 Real Estate Transfer Tax Return, together with any other transfer tax declarations or forms, together the payment of the applicable transfer taxes;
(j)    A New York Form 5217 Equalization and Assessment Report;
(k)    A Certification of Non-Foreign Status in accordance with the provisions of Section 1445 of the Internal Revenue Code of 1986, as amended (“Section 1445”);
(l)    An owner’s and such other affidavits (including, mechanic lien indemnity and non-imputation indemnity and affidavit) as Buyer's title company shall reasonably require in order to effect the sale of the Subject Premises, issue the Title Policies, and the other obligations of the parties as contemplated herein, in form and substance reasonably acceptable to Seller;
(m)    If applicable, to the extent they are then in Seller's possession or control, copies of all Building and tenant files and records (which may be delivered at the Subject Property);
(n)    To the extent in Seller’s possession or control, all keys/access codes to the Subject Premises (which may be delivered at the Subject Property);
(o)    A resolution/membership consent of Seller’s managers and/or members authorizing the sale and delivery of the Subject Premises and transaction contemplated as herein described;
(p)    Such other documents (including affidavits, indemnities and transfer tax declarations) as may be reasonably required by Buyer or the Buyer’s lender and/or Title Company to consummate the transaction contemplated by this Agreement;
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(q)    Such evidence as the Title Company shall reasonably require, to the effect that the execution and performance of this Agreement has been duly authorized by Seller, and evidencing the authority of the signatory acting on behalf of Seller;
(r)    Each Seller shall execute and deliver to Buyer a settlement sheet (the “Settlement Sheet”) that shall, among other things, set forth the Purchase Price for the applicable Subject Premises, all credits against such Purchase Price, the amounts of all prorations and other adjustments to such Purchase Price and all disbursements made at Closing on behalf of Buyer and Seller.
13.    BUYER’S CLOSING OBLIGATIONS.
At the Closing, Buyer shall:
(a)    Pay the applicable portion of the Purchase Price to each Seller, as provided in Section 2(b);
(b)    Execute and deliver to each Seller the Settlement Sheet for the applicable Subject Premises; and
(c)    Execute and deliver any other documents required by this Agreement or reasonably requested by the Title Company and/or Escrow Agent to be executed and delivered by Buyer.
14.    CLOSING COSTS.
Each Seller shall pay the recording fees of any document necessary to satisfy any lien against its Subject Premises which Seller is obligated to remove or elects to remove under this Agreement, all transfer taxes, all other costs or expenses incident to execution or recordation of documents required in order to transfer title to the Subject Premises and record any document given in connection with the conveyance of the Subject Premises and one-half (1/2) of the escrow fees.
Buyer shall pay the costs of examination of title, any owner’s policy of title insurance to be issued insuring Buyer’s title to the Subject Premises, any mortgagee’s policy of title insurance to be issued insuring any mortgage encumbering the Subject Premises (if any), and as one-half (1/2) of the escrow fees.
15.    DESTRUCTION, DAMAGE OR CONDEMNATION.
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(a)    Sellers shall each keep in effect until the Closing its present hazard insurance. The risk of any loss by fire or other casualty or by the taking of the Subject Premises or any part thereof by eminent domain shall be assumed solely by applicable Seller until the Closing; provided, however, that in the event of damage to or destruction of the Subject Premises, this Agreement shall remain in full force and effect, and Sellers shall pay over to Buyer the amount of the insurance proceeds collected to the extent not applied to the restoration or repair of the Subject Premises or, if any proceeds have not been collected, Sellers shall assign to Buyer all its right, title and interest in and to the same to the extent not applied by Sellers to the restoration or repair of the Subject Premises. Sellers retain the right to make, compromise and settle any claims against the insurance company arising out of any such casualty.
(b)    If on or prior to the Closing Date, (A)(i) there is a total destruction of a Subject Premises, or (ii) a portion of a Subject Premises is destroyed and the estimated cost of repair or restoration exceeds $500,000.00, as determined by an architect or engineer designated by the parties, or (B) a portion of a Subject Premises is destroyed and materially changes or decreases any access to or parking for such Subject Premises such that the Subject Premises can no longer comply with applicable law or otherwise causes such Subject Premises to no longer be in compliance with applicable law, which non-compliance cannot be remedied by the restoration of such Subject Premises, then, in such event, Buyer or the applicable Seller shall have the option of canceling this Agreement within ten (10) business days after notice of said destruction, whereupon neither party shall have any liability to the other except as may be otherwise set forth herein to the contrary. In the event of an occurrence as set forth in the preceding sentence, if Buyer or Sellers do not so elect to cancel this Agreement, or in the event that the cost of repair or restoration of a Subject Premises is $500,000.00 or less, then Buyer and Sellers shall consummate the transaction contemplated by this Agreement without any reduction or abatement in the Purchase Price and Sellers upon the Closing shall assign to Buyer all of its rights in and to any insurance proceeds in connection with such fire or casualty less Sellers’ costs of collection which shall be refunded to
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Sellers. Sellers will execute and deliver to Buyer at the Closing all proper or necessary instruments for the assignment of all Sellers’ right, title, and interest in and to such proceeds.
(c)    If on or prior to the Closing Date, there is a condemnation or taking of the Subject Premises, or any portion thereof, other than a temporary taking not materially restricting access to or use of the Subject Premises, either Buyer or Seller shall have the option of canceling this Agreement within ten (10) business days of the party’s receipt of notice of said condemnation or taking by the governing authority, whereupon such cancellation neither party shall have any further liability to the other except as may be otherwise set forth herein to the contrary. In the event of an occurrence as set forth in the preceding sentence, if Buyer or Seller do not so elect to cancel this Agreement, then Buyer and Seller shall consummate the transaction contemplated by this Agreement without any reduction or abatement in the Purchase Price and Seller at the Closing shall assign to Buyer all of its rights in and to any condemnation awards in connection with such condemnation or taking. Seller will execute and deliver to Buyer at the Closing all proper or necessary instruments for the assignment of all Seller’s right, title, and interest in and to such awards.

16.    INSPECTIONS.

(a)    Subject to the limitations set forth in this Agreement, Buyer, at its sole cost and expense, shall have reasonable access to the Subject Premises, with prior written notice to Seller, and subject to the other terms of this paragraph and subject to the rights of the tenants under the Leases for the purpose of conducting such surveys, soil analyses, engineering tests and studies, environmental tests and studies, economic and/or topographic tests, studies, and/or investigations and any other tests, studies and/or investigations with respect to the Subject Premises (referred to collectively as the “Studies”) as Buyer may deem reasonably necessary.
(b)    Buyer shall, at Buyer’s sole cost and expense, repair any damage to the Subject Premises caused in connection with the Studies. Buyer shall not perform any invasive testing or Phase II environmental testing without the prior written consent of Seller, acting in Seller’s sole
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discretion. Buyer shall not materially alter or disturb the Subject Premises in any manner whatsoever. Buyer shall not permit any mechanics’ liens to be filed against the Subject Premises or any part thereof. If any such lien should be filed, Buyer shall discharge or bond off the lien in accordance with applicable law to the reasonable satisfaction of Seller within thirty (30) days after filing. Buyer shall not materially interfere with or disturb the enjoyment, use and operation the Subject Premises. Prior to exercising its right of entry under this Agreement, Buyer shall cause any contractor or person performing any Studies to obtain a policy of commercial general liability insurance providing coverage of at least One Million Dollars ($1,000,000.00), combined single limit, against death, bodily injury, and property damage arising out of the activities upon the Subject Premises by such person entering the Subject Premises at Buyer’s request pursuant to this Agreement. The policy shall be issued by an insurance company authorized to do business in the State of New York, shall provide coverage on an “occurrence basis,” and shall name Seller as an additional insured. Seller shall have the right to be present during any entry by Buyer.
(c)    Buyer shall indemnify, defend and hold Seller harmless from and against all costs, expenses, and liabilities incurred by Seller in connection with the tests and studies conducted by Buyer and Buyer's entry upon the Subject Premises pursuant to this Section 16, except such costs, expenses and liabilities caused by Seller’s breach of this Agreement, negligence or willful misconduct and provided that Buyer’s obligations under the foregoing indemnity shall not apply to the mere discovery of a pre-existing environmental or physical condition at the Subject Premises.

17.    REMEDIES. From and after the Closing, Sellers shall (jointly and severally), defend, indemnify and hold harmless Buyer and its Affiliates (collectively, the “Buyer Indemnified Parties”) from and against, and will pay and reimburse them for, any and all Losses (as defined in the SPA) incurred or suffered by any Buyer Indemnified Party directly or indirectly arising out of, relating to, in connection with, based upon or resulting from any (a) breach or nonfulfillment of any covenant or agreement of Sellers that is required to be performed pursuant to this Agreement, or (b) breach or inaccuracy of any representation or warranty made by Buyer
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contained in Section 6 or in any certificate delivered hereto. The terms set forth in Article 8 of the SPA with respect to the indemnification by the Selling Parties (as defined in the SPA) pursuant to Section 8.02(a) thereof is hereby incorporated herein by this reference to apply to this Agreement and disputes between the Seller and Buyer mutatis mutandis. Article 18 shall survive the Closing.
18.    NOTICES.

All written notices provided for or contemplated by this Agreement shall be addressed to (a) the party to whom such notice is directed at the address hereinafter specified, unless written notice of a change of address shall have been furnished to the other party and (b) to such party’s attorney at the address hereinafter specified for such attorney. All notices shall be in writing and sent by either (i) Certified Mail, Return Receipt Requested, (ii) a nationally recognized overnight courier such as Federal Express or UPS for next business day delivery or (iii) electronic mail:
To Sellers:

Barbara Dworkin c/o Bren-Tronics, Inc.
10 Brayton Court
Commack, New York 11725
E-mail:

With a copy to:

Meister Seelig & Fein PLLC
125 Park Avenue, 7th Floor
New York, New York 10017
Attn: Jesse H. Young, Esq.
E-mail:

And to:

Moritt Hock & Hamroff LLP
400 Garden City Plaza
Garden City, New York 11530
Attn: David H. Cohen, Esq.
Email:

To Buyer:

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c/o EnerSys
2366 Bernville Rd.
Reading, PA 19605
E-mail:
Attention:

With a copy to:

Reed Smith LLP
599 Lexington Avenue
New York, NY 10022
Attention: Christopher M. Sheaffer and Anatoliy Rozental
Email:

Any notice may be given on behalf of any party by its counsel. Notices given in the manner aforesaid shall be deemed sufficiently served or given for all purposes under this Agreement upon the earliest of (i) actual receipt or refusal by the addressee, (ii) three (3) business days following the date such notices, demands or requests shall be deposited in any Post Office, or branch Post Office regularly maintained by the United States Government, (iii) one (1) business day after delivered to the nationally recognized overnight courier service, or (iv) on the date sent by e-mail (with confirmation of transmission or without notice of rejection of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, as the case may be.
19.    PENDING TAX REDUCTION PROCEEDINGS.

Each Seller represents that there are no proceedings now pending for the reduction of the assessed valuation of its Subject Premises and Sellers shall not commence any proceeding for the reduction of the assessed value of its Subject Premises during the pendency of this Agreement or after the Closing of the transaction contemplated under this Agreement.

20.    NO FINANCING CONTINGENCY.

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This Agreement is not contingent upon the Buyer obtaining financing or any commitment for financing. Buyer is not prevented from obtaining financing for the subject transaction.
21.    MISCELLANEOUS PROVISIONS.
(a)    This Agreement embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged, or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.
(b)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York in all respects including the validity, interpretation and performance thereof and without giving effect to principles of conflict of laws.
(c)    The captions in this agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement.
(d)    This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the parties.
(e)    The submission of this Agreement by Seller to Buyer shall in no manner bind Seller nor shall the same constitute an offer by Seller to Buyer. This Agreement shall be binding on Seller only when duly executed by Seller and Buyer and upon delivery of a copy of such fully executed agreement by Seller to Buyer.
(f)    If the provisions of any Exhibit or schedule to this Agreement are inconsistent with the provisions of this Agreement, the provisions of such Exhibit or schedule shall prevail.
(g)    The parties agree that neither this Agreement nor any memorandum or notice thereof shall be recorded in any public record and that, unless otherwise agreed to by Seller or otherwise
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required by law, this Agreement and the transaction contemplated herein shall be kept confidential by the parties.
(h)    Any time period provided herein which shall end on a Saturday, Sunday or legal holiday shall extend to 5:00 p.m. of the next full business day.
(i)    This Agreement may be executed in any number of counterparts and transmitted by facsimile or by email in .pdf or similar format, each of which shall be deemed an original and all of which constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
(j)    Seller and Buyer have each been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by both Seller and Buyer, and no rule of construction will be invoked respecting the authorship of this Agreement.
(k)    In the event that any one or more of the provisions contained in this Agreement (except the provisions relating to Seller’s obligations to convey the Subject Premises and Buyer’s obligation to pay the Purchase Price, the invalidity of either of which shall cause this Agreement to be null and void) are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein; provided, however, that the parties hereto shall endeavor in good faith to rewrite the affected provision to make it (a) valid and (b) consistent with the intent of the original provision.
(l)    Buyer may not assign this Agreement to any person or to any entity without the prior written consent of Seller. Notwithstanding anything to the contrary contained in this Section 21(l), without Seller’s consent, Buyer may assign its rights and delegate its obligations hereunder to (i) Bren-Tronics, Inc., a New York corporation or (ii) any Affiliate (as hereinafter defined). Any such assignee shall be entitled to the benefit of and may enforce Seller’s covenants,
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representations and warranties hereunder as if such assignee were the original Buyer hereunder, and shall assume all obligations and liabilities of Buyer hereunder, subject to any limitations of such liabilities and obligations hereunder. For purposes of this Section 21(l), the capitalized term (a) "Affiliate" means any corporation, partnership or limited liability company controlled by Buyer or under common control with Buyer, and (b) "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the entity in question, whether through the ownership of voting stock, by contract or otherwise. No consent given by Seller to any transfer or assignment of Buyer's rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Buyer's rights or obligations hereunder.
(m)    Buyer acknowledges that Seller makes no warranties or representations regarding the adequacy, accuracy or completeness of Seller’s environmental and/or engineering reports or other plans and materials relating to the Subject Premises made available to Buyer, if any (collectively, the “Reports”), or other documents relating to the Subject Premises, and Buyer shall have no claim against Seller based upon the Reports.
(n)    Intentionally Omitted.
(o)    Each of the parties will pay its own attorneys’ fees except as otherwise specifically provided for herein. In any dispute or action between the parties arising out of this Agreement, or in connection with the Subject Premises, the prevailing party shall be entitled to have and recover from the other party all losses, damages, costs and expenses (including without limitation court costs and reasonable attorneys’ fees) related thereto, whether by final judgment or by out-of-court settlement.
(p)    Prior to the Closing, each of Seller and Buyer agrees to treat all information received with respect to the Subject Premises, whether such information is obtained from Seller or from Buyer’s own studies, in a confidential manner. Each of Seller and Buyer shall not disclose any such information to any third parties, other than such disclosure to each party’s applicable counsel, investors, partners, lenders, insurers, property managers, mortgage brokers, consultants,
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accountants and advisors as may be required in connection with the transactions contemplated hereby. In each of the aforementioned cases, such disclosure is to be made expressly subject to this confidentiality requirement. Each and Seller and Buyer agrees to keep the terms and conditions of this Agreement confidential and not make any public announcements or disclosures with respect to the subject matter of this Agreement prior to Closing without the written consent of the other party.
(q)    EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF SELLER AND BUYER HEREUNDER, BUYER’S OWNERSHIP OR USE OF THE SUBJECT PREMISES, AND/OR ANY CLAIMS OF INJURY OR DAMAGE.
(r)    The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Buyer only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.
(s)    Each party agrees that it will, without further consideration, execute and deliver such other documents and take such other action, whether prior or subsequent to the Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement, including the transfer of the security deposits or letter of credit deposits under the Leases (if any) and until transferred to Buyer, Seller agrees to exercise on such security deposit letters of credit in the name of Buyer if requested by Buyer; provided, however, that the execution and delivery of such documents by such party (including, without limitation, any exercise by Seller on a security deposit or a letter of credit at Buyer’s request) shall not result in any additional liability or cost to such party.
(t)    Each Seller hereunder shall be jointly and severally liable for all liabilities and obligations of each and every Seller under the terms and conditions of this Agreement.
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(u)    Neither Seller nor Buyer shall have the right to “cherry pick” or exclude any one or more of the Subject Premises.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
SELLERS:
8 BRAYTON COURT LLC

By:______________________________
Name:
Title:

10 BRAYTON COURT LLC

By:______________________________
Name:
Title:

[Buyer’s signature page follows next]

BUYER:
ENERSYS ADVANCED SYSTEMS INC., a Delaware corporation

By:______________________________
Name:
Title:

[End of signature pages]

Title Company has executed this Agreement in order to agree to the terms and conditions of the Agreement as applicable to Title Company.
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CHICAGO TITLE INSURANCE COMPANY By: Name: Title:

31

JOINDER BY STOCKHOLDERS
The undersigned (each a “Seller Credit Party”, collectively, the “Seller Credit Parties”) have a direct financial interest in Sellers, and therefore will benefit from the Closing of the transactions contemplated by this Agreement, and in consideration of such benefits, Seller Credit Parties hereby agree to and do hereby irrevocably and unconditionally guaranty, Seller’s agreements and obligations under this Agreement, including without limitation any liability relating prorations or post-closing adjustments.

Seller Credit Parties do hereby waive each of the following: (a) any and all notices and demands of every kind which may be required to be given by any statute, rule or law; (b) any failure by Buyer to inform Seller Credit Parties of any facts Buyer may know or hereafter know about Seller, the Property or this Agreement, it being understood and agreed that Buyer has no duty so to inform and that Seller Credit Parties are fully responsible for being and remaining informed by Seller of all circumstances bearing on the risk of nonperformance of Seller’s obligations under this Agreement; (c) any defense Seller Credit Parties have to performance hereunder, and any right Seller Credit Parties have to be exonerated arising by reason of any alteration of the obligations by Seller and Buyer or any acceptance by Buyer of anything in partial satisfaction of such obligations or any course of dealing between Seller and Buyer; (d) notice of any adverse change in the financial condition of Seller or of any fact that might increase Seller Credit Parties’ risk hereunder; (e) any and all subrogation, contribution, indemnity and reimbursement rights against Seller until the obligations have been paid, performed and fully satisfied in full; (f) any assignment, conveyance, extinguishment, merger or other transfer, voluntary or involuntary (whether by operation of law or otherwise) of all or any part of the interest of Seller in this Agreement; (g) any right to require Buyer to proceed against Seller or any other person or to proceed against or exhaust any security held by Buyer at any time or to pursue any other remedy in Buyer’s power or under any other agreement before proceeding against Seller Credit Parties hereunder; (h) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other person or persons or the failure of Buyer to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other person or persons; (i) demand, presentment for payment, notice of nonpayment, protest, notice of protest and all other notices of any kind, or the lack of any thereof, including, without limiting the generality of the foregoing, notice of the existence, creation or incurrence of any new or additional obligation or of any action or non-action on the part of Seller, Buyer, any endorser or creditor of Seller or of Seller Credit Parties or on the part of any other person whomsoever under this or any other instrument in connection with any obligation or evidence of indebtedness held by Buyer, except for any notices required in accordance with this Agreement; (j) any defense based upon an election of remedies by Buyer; (k) any right or claim of right to cause a marshalling of the assets of Seller Credit Parties; (l) any principle or provision of law, statutory or otherwise, which is or might be in conflict with the terms and provisions of this Agreement; (m) an assertion or claim that the automatic stay provided by 11 U.S.C. §362 (arising upon the voluntary or involuntary bankruptcy proceeding of Seller) or any other stay provided under any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Buyer to enforce any of its rights, whether now or hereafter required, which Buyer may have against Seller Credit Parties or any collateral held by Buyer pursuant to this Agreement; (n) any action, occurrence, event or matter consented
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to by Seller Credit Parties under other provision hereof, or otherwise; and (o) any other defense available to a surety under applicable law. Seller Credit Parties further waive any right to require Buyer to join Seller in any action brought under this joinder by Seller Credit Parties or to pursue any other remedy or enforce any other right. Seller Credit Parties further waive any rights, defenses and benefits that may be derived under any suretyship defenses under the laws of New York or any other jurisdiction.

This joinder shall continue to be effective or be reinstated, as the case may be, if at any time any payment of all or any part of the guaranteed obligations is rescinded or must otherwise be returned by Buyer upon the insolvency, bankruptcy or reorganization of Seller or Seller Credit Parties, or otherwise, all as though such payment had not been made. Seller Credit Parties’ liability shall not be impaired, modified, changed, released or limited in any manner whatsoever by any impairment, modification, change, release or limitation of liability of Seller or of any remedy for the enforcement thereof, resulting from the operation of any present or future provision of the Federal Bankruptcy Code, or any similar law or statute of the United States or any state thereof covering insolvency, bankruptcy, rehabilitation, liquidation or reorganization (collectively, “Bankruptcy Laws”), it being the intention of Seller Credit Parties that Seller Credit Parties’ liability hereunder shall be determined without regard to any Bankruptcy Laws which may relieve Seller of any obligations.

By signing below, each Seller Credit Party represents and warrants that it has the full power, authority and legal right to execute this joinder and to perform all its obligations described hereunder.

SELLER CREDIT PARTIES:

THE MICHAEL BRENNA 2015 IRREVOCABLE TRUST DATED 08/17/15
By:______________________
Name:
Title: THE TRUST U/A THIRD (E) OF THE LEO. A. BRENNA REVOCABLE TRUST DATED 02/07/2014 GST EXEMPT TRUST F/B/O MICHAEL BRENNA

By:______________________
Name:
Title: THE TRUST U/A THIRD (E) OF THE LEO. A. BRENNA REVOCABLE TRUST DATED 02/07/2014 NON GST EXEMPT TRUST F/B/O MICHAEL BRENNA

By:______________________
Name:
Title:

EXHIBIT “A”

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Legal Description of Subject Premises

EXHIBIT “B”

Rent Roll/List of Leases EXHIBIT “C”

List of Service Agreements

EXHIBIT “D”

Form of Deed

BARGAIN AND SALE DEED WITHOUT COVENANT AGAINST GRANTOR’S ACTS

THIS INDENTURE, made as of the ___ day of ____, 2024 between __________ a __________, having an address c/o __________ (“Grantor”), and __________, a __________, having an address c/o __________ (“Grantee”).

W I T N E S S E T H :

WITNESSETH, That Grantor, in consideration of TEN DOLLARS ($10.00) and other valuable consideration paid by Grantee, does hereby grant and release unto Grantee, the heirs or successors and assigns of Grantee forever

ALL that plot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the County of Suffolk and State of New York (the “Property”), as more particularly described on Exhibit A annexed hereto and made a part hereof.

TOGETHER with all right, title and interest, if any, of Grantor in and to any streets and roads abutting the Property to the center lines thereof;

TOGETHER with the appurtenances and all the estate and rights, title and interest of Grantor in and to the Property;

TO HAVE AND TO HOLD the Property herein granted unto Grantee, the heirs or successors and assigns of Grantee, forever;

SUBJECT TO the matters set forth on Exhibit “B” attached hereto and made a part hereof;

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AND Grantor, in compliance with Section 13 of the Lien Law, covenants that Grantor will receive the consideration for this conveyance and will hold the right to receive such consideration as a trust fund to be applied first for the purpose of paying the cost of the improvements at the Property and will apply the same first to the payment of the cost of the improvements before using any part of the total of the same for any other purpose.

AND the party of the first part will forever warrant specially the title to said premises, subject as aforesaid. The word "party" shall be construed as if read "Parties" whenever the sense of this indenture so requires.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, Grantor has duly executed this deed as of the day and year first above written.

GRANTOR:

__________

By:____________________________
Name:
Title:

STATE OF NEW YORK	)
: ss.:
COUNTY OF _________	)

On the ____ day of ___________, in the year 2024, before me, the undersigned personally appeared _________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

______________________________ Notary Public

Exhibit A
LEGAL DESCRIPTION OF THE LAND
35

[to be attached]

Exhibit B
PERMITTED ENCUMBRANCES

[to be attached]

EXHIBIT “E”

Form Bill of Sale

THIS BILL OF SALE (“Bill of Sale”), effective as of this ____ day of __________, 2024, is made by and among __________, a __________, having an address c/o __________ (“Seller”), and __________, a __________ (“Buyer”) having an address __________.

A. Seller and Buyer have entered into that certain Purchase and Sale Agreement, dated as of ___, 2024 (the “PSA”; capitalized terms used herein but not otherwise defined herein have the meanings ascribed to them in the PSA), providing for, among other things, the sale of certain personal property (the “Personal Property”) held by Seller in connection with the real property located at __________ (but specifically excluding any personal property of tenants).
B. In order to consummate the transfer of the Personal Property to Buyer pursuant to the PSA, Seller and Buyer are executing and delivering this Bill of Sale.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the PSA, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
i.Conveyance of Personal Property. Seller hereby absolutely and unconditionally sells, conveys, transfers, assigns and delivers unto Buyer and its successors and assigns, forever, all of Seller’s right, title and interest in and to the Personal Property, without any recourse and without representation or warranty of any kind, express or implied.

i.CONDITION OF PERSONAL PROPERTY. BUYER ACKNOWLEDGES BY ITS ACCEPTANCE HEREOF THAT THE PERSONAL PROPERTY IS BEING SOLD BY SELLER AND PURCHASED BY BUYER “AS IS”, “WHERE IS”, AND “WITH ALL FAULTS”. EXCEPT AS OTHERWISE SET FORTH IN THE
36

PSA OR SPA, SELLER HEREBY DISCLAIMS AND EXCLUDES ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THERE ARE NO WARRANTIES WITH RESPECT TO THE PERSONALTY OTHER THAN AS SET FORTH IN SECTION 2 OF THIS BILL OF SALE AND EXCEPT AS OTHERWISE SET FORTH IN THE PSA.

i.Value of Personal Property. Buyer and Seller agree that no part of the Purchase Price is allocable to the Personal Property and the parties hereto acknowledge and agree that the value of the Personal Property is de minimis.

i.Applicable Law. This Bill of Sale shall be governed by, and construed and enforced in accordance with, the internal substantive laws of the State of New York which would be applicable to transactions to be wholly performed in the State of New York.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed as of the date set forth above.
SELLER:
__________
By:__________________________ Name: Title:

EXHIBIT “F”

Pro Forma Title Polices
37

[Attached]

EXHIBIT “G”

Form Termination of Leases

TERMINATION OF LEASE

This TERMINATION OF LEASE (this “Termination”) is made and entered into as of ____________, 2024, by and between __ (“Tenant”) and __ (“Landlord”).
RECITALS
1.WHEREAS, Landlord and Tenant are the current parties to that certain __ (collectively, the “Lease”) pursuant to which Tenant leases from Landlord the premises located at __ (the “Premises”),

1.WHEREAS, Tenant is a party to that certain Stock Purchase Agreement dated ___, 2024 (the “Effective Date”), and

1.WHEREAS, Landlord and Tenant wish terminate the Lease as of the Effective Date.
NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.Termination of Lease. Effective as of the Effective Date, the Lease shall be deemed terminated and neither Landlord nor Tenant shall have any further rights or obligations under the Lease. From and after the Effective Date, Landlord, for itself and its successors and assigns, hereby accepts the termination of the Lease and the surrender of the Premises.

1.Release. Effective as of the Effective Date, each of Landlord and Tenant discharges, acquits, and hereby fully, finally, and forever releases and acquits the other from any and all claims, demands, debts, damages, liabilities, duties, promises, claims for attorney’s fees, and causes of action of any kind whatsoever, in law or in equity, civil or criminal, known or unknown, whether or not previously asserted, which it ever had, now has, or hereafter may have that in any way relate to the Lease, the Premises or the termination of the Lease.

1.Authority. The undersigned are authorized to enter into and execute this Termination on behalf of the Landlord and Tenant respectively.

1.Governing Law. This Termination shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of New York, without regard to the conflicts of laws principles thereof.

1.Severability. If any clause, provision, or term of this Termination is declared illegal, invalid, or unenforceable under applicable present or future laws, the remainder of this Termination is not to be affected.

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1.Counterparts. This Termination may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one agreement. Signature pages may be detached from the counterparts and attached to a single copy of this Termination to physically form one document. A copy of a signature to this Termination, in any format, electronic or otherwise, shall have the same force and effect as an original signature.

[The rest of the page is intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Termination to be executed as of the day and year first written above.

LANDLORD:

By:_________________________
Name:
Title:

TENANT:
By:_________________________
Name:
Title:

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